Exhibit 10.20

EXECUTION VERSION

CONFIDENTIAL

AMENDED AND RESTATED SECOND LIEN CREDIT AGREEMENT

originally dated as of October 3, 2017

as amended and restated as of April 10, 2018

among

SHINE HOLDCO III LIMITED,

as Holdings,

SHINE ACQUISITION CO LIMITED,

as Bidco,

SHINE ACQUISITION CO. S.À R.L.,

as Lux Borrower,

BOING US HOLDCO, INC.,

as US Borrower,

THE LENDERS PARTY HERETO,

GOLDMAN SACHS BANK USA,

as Administrative Agent,

GOLDMAN SACHS BANK USA,

JEFFERIES FINANCE LLC,

BARCLAYS BANK PLC,

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Permitted Loan Purchase Assignment and Acceptance
Exhibit F	Form of Mortgages
Exhibit G	[Reserved]
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J	Form of Non-Bank Tax Certificate
Exhibit K	Form of Subordination Agreement

Schedule 1.01(A)	Certain Excluded Equity Interests
Schedule 1.01(B)	Closing Date Immaterial Subsidiaries
Schedule 1.01(C)	[Reserved]
Schedule 1.01(D)	Closing Date Unrestricted Subsidiaries
Schedule 1.01(E)	Closing Date Mortgaged Properties
Schedule 1.01(F)	[Reserved]
Schedule 1.01(G)	Certain Collateral Agreements
Schedule 1.10	Agreed Guaranty and Security Principles
Schedule 2.01	Commitments
Schedule 2.17	U.K. Non-Bank Lenders
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.05	Financial Statements
Schedule 3.07(c)	Notices of Condemnation
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.09	Litigation
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.21	Insurance
Schedule 3.23	Intellectual Property
Schedule 5.12	Post-Closing Items
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

v

AMENDED AND RESTATED SECOND LIEN CREDIT AGREEMENT, dated as of April 10, 2018 (this “Agreement”), among SHINE HOLDCO III LIMITED, a private limited company incorporated under the laws of England and Wales with registered number 10872806 (“Holdings”), SHINE ACQUISITION CO LIMITED, a private limited company incorporated under the laws of England and Wales with registered number 10871280 (“Bidco”), SHINE ACQUISITION CO. S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, with registered office at 46A avenue J.F. Kennedy, L-1855, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B271458 (the “Lux Borrower”), BOING US HOLDCO, INC., a corporation incorporated under the laws of Delaware (the “US Borrower”), the LENDERS party hereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders and Collateral Agent for the Secured Parties.

WHEREAS, Bidco and the Sellers (as defined below) entered into the Acquisition Agreement (as defined below), pursuant to which, on the Closing Date Bidco acquired (the “Acquisition”) (i) all of the issued and outstanding equity interests of International Car Wash Group Ltd., a private limited company incorporated under the laws of England and Wales with registered number 09077935 (the “Company”) and (ii) the minority equity interests of the US Borrower that are not held by the Company prior to the Acquisition;

WHEREAS, to facilitate the consummation of the financing contemplated by the Original Credit Agreement, the Lux Borrower was incorporated as a wholly owned subsidiary of Bidco in order to act as a Borrower under the Original Credit Agreement and, immediately upon the Lux Borrower borrowing any Term Loans hereunder or any “Term Loans” under and as defined in the First Lien Credit Agreement, in each case, on the Closing Date, it transferred the proceeds thereof to Bidco in exchange for the issuance by Bidco of loan notes (the “Bidco Loan Notes”) expected to be listed on a recognized stock exchange;

WHEREAS, Holdings, Bidco, the Lux Borrower, the US Borrower, the Lenders party thereto and the Administrative Agent entered into that certain Second Lien Credit Agreement dated as of the Closing Date (the “Original Credit Agreement”):

WHEREAS, the Borrowers have entered into that certain Amendment No. 1 (the “2018 Amendment”), dated as of the date hereof (the “2018 Amendment Effective Date”), by and among Holdings, Bidco, the Lux Borrower, the US Borrower, the Subsidiary Loan Parties party thereto, the Lenders thereto and the Administrative Agent; and

WHEREAS, the Administrative Agent, Holdings, Bidco, the Lux Borrower, the US Borrower and the other Lenders party to the Amendment have agreed to amend and restate the Original Credit Agreement as provided in this Agreement.

NOW, THEREFORE, the Original Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:

ARTICLE I

Definitions

Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day and (c) the Adjusted LIBO Rate applicable to Dollar borrowings for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided, that for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available) as an authorized vendor for the purpose of displaying such rates). Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate applicable to Dollars shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate applicable to Dollars, as the case may be.

“2018 Amendment” shall have the meaning assigned to such term in the recitals hereto.

“2018 Amendment Effective Date” shall have the meaning assigned to such term in the recitals hereto.

“2018 First Lien Amendment” shall mean the Incremental Assumption Agreement and Amendment No. 1 dated as the date hereof among Holdings, Bidco, Lux Borrower and US Borrower, the Subsidiary Loan Parties party thereto, the Lenders thereto and Goldman Sachs Bank USA, as administrative agent.

“2018 First Lien Incremental Term Loans” shall mean the term loans made by the 2018 Incremental Term Lenders (as defined in the First Lien Credit Agreement) to the Borrowers.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Acquisition Agreement” shall mean the Agreement for the Sale and Purchase of International Car Wash Group Ltd., dated as of August 11, 2017, by and among Bidco, Boing Group S.à r.l. (the “Institutional Seller”), the persons set forth in Part 1 of Schedule 1 thereto (the “Management Sellers”), the persons set forth in Part 2 of Schedule 1 thereto (the “Castle Hill Sellers”), the persons set forth in Part 3 of Schedule 1 thereto (the “US Sellers”), Estera Trust (Jersey) Limited (the “Trustee” and, together with the Institutional Seller, the Management Sellers, the Castle Hill Sellers and the US Sellers, the “Sellers”), and any other agreements or instruments contemplated thereby, in each case, as may be amended, restated, supplemented or otherwise modified from time to time.

“Adjusted LIBO Rate” shall mean, (i) with respect to any Eurocurrency Borrowing denominated in a currency other than Pounds Sterling and Euros for any Interest Period, an interest rate per annum equal to the greater of (x) (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any; provided that if the Adjusted LIBO Rate shall be less than zero pursuant to this clause (x), such interest rate shall be deemed to be zero and (y) 1.00%, (ii) with respect to any Eurocurrency Borrowing denominated in Pounds Sterling for any Interest Period, an interest rate per annum equal to the Sterling LIBO Rate in effect for such Interest Period, and (iii) with respect to any Eurocurrency Borrowing denominated in Euros, the EURIBO Rate in effect for such Interest Period; provided that if the Adjusted LIBO Rate shall be less than zero pursuant to this clause (iii), such interest rate shall be deemed to be zero.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B to the Original Credit Agreement or such other form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance Europe, SCSp and its Affiliates.

“Affiliate Lender” shall have the meaning assigned to such term in Section 9.21(a).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Guaranty and Security Principles” shall mean the principles set forth on Schedule 1.10 to the Original Credit Agreement.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“All-in Yield” shall mean, as to any Loans (or Pari Term Loans, if applicable), the yield thereon payable to all Lenders (or other lenders, as applicable) providing such Loans (or Pari Term Loans, if applicable) in the primary syndication thereof, as reasonably determined by the Administrative Agent in consultation with the Borrower Representative, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans (or Pari Term Loans, if applicable)); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees and customary consent fees for an amendment paid generally to consenting lenders.

“Alternate Currency” shall mean, with respect to any Incremental Term Loans, Euros, Pounds Sterling and any other currency other than Dollars that is approved by the Incremental Term Lenders providing such Incremental Term Loans.

“Alternate Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Alternate Currency Loan” shall mean any Loan denominated in an Alternate Currency.

“Ancillary Document” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.26.

“Applicable Collateral Agent” shall mean the First-Priority Collateral Agent or, following the Discharge of First-Priority Obligations, the Collateral Agent.

“Applicable Date” shall have the meaning assigned to such term in Section 9.08(f).

“Applicable Margin” shall mean for any day (i) with respect to any Term B Loan, 7.50% per annum in the case of any Eurocurrency Loan and 6.50% per annum in the case of any ABR Loan; and (ii) with respect to any Other Term Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement relating thereto.

“Applicable Period” shall mean an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein and which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 8.15.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arrangers” shall mean, collectively, Goldman Sachs Bank USA, Jefferies Finance LLC, Barclays Bank PLC and Credit Suisse Securities (USA) LLC.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any Disposition (including any sale and leaseback of assets) to any person of, any asset or assets of Bidco or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower Representative (if required by Section 9.04), in the form of Exhibit A to the Original Credit Agreement or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower Representative.

“Assignor” shall have the meaning assigned to such term in Section 9.04(i).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“balance sheet” shall mean a balance sheet or statement of financial position, as applicable.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bidco” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bidco Loan Notes” shall have the meanings assigned in the recitals of this Agreement.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall mean, as the context may require, the US Borrower and/or the Lux Borrower.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(a).

“Borrower Representative” shall have the meaning assigned to such term in Section 1.11.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility, and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of Eurocurrency Loans, $1,000,000, and (b) in the case of ABR Loans, $1,000,000.

“Borrowing Multiple” shall mean (a) in the case of Eurocurrency Loans, $500,000 and (b) in the case of ABR Loans, $250,000.

“Borrowing Request” shall mean a request by the applicable Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C to the Original Credit Agreement or another form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London or in Luxembourg are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market and (b) when used in connection with a Borrowing in Euros, the term “Business Day” shall exclude any day which is not a TARGET Day.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person.

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of Bidco or its Subsidiaries, or of a special purpose or other entity not consolidated with Bidco and its Subsidiaries, either existing on the Closing Date or created thereafter that (a) initially were not included on the consolidated balance sheet of Bidco as capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Bidco and its Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Closing Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the Closing Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.

“Cash Management Agreement” shall mean any agreement to provide to Holdings, Bidco or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, supplier financing, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

A “Change in Control” shall be deemed to occur if:

(a)    (i) at any time prior to a Qualified IPO, the Permitted Holders in the aggregate shall at any time cease to have, directly or indirectly, the power to vote or direct the voting of at least 50% of the Voting Stock of Bidco or (ii) at any time on and after a Qualified IPO, any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (or any holding company parent of Bidco owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of Bidco having more than 35% of the ordinary voting power for the election of directors of Bidco, unless in the case of either clause (i) or (ii) of this clause (a), the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect at least a majority of the members of the Board of Directors of Bidco; or

(b)    a “Change in Control” (as defined in (i) the First Lien Credit Agreement or (ii) any indenture or credit agreement in respect of Permitted Refinancing Indebtedness with respect to the First Lien Credit Agreement constituting Material Indebtedness or (iii) any indenture or credit agreement in respect of any Junior Financing constituting Material Indebtedness) shall have occurred;

(c)    Holdings shall fail to directly own, legally and beneficially, 100% of the issued and outstanding Equity Interests of Bidco (other than in connection with or after a Qualified IPO of Bidco);

(d)    Bidco shall fail to directly or indirectly own, legally and beneficially, 100% of the issued and outstanding Equity Interests of the US Borrower and of the Lux Borrower; or

(e)    Bidco shall fail to directly own, legally and beneficially, 100% of the Equity Interests in the Company or in the Lux Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law,” but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other borrowers of loans under United States of America cash flow term loan credit facilities, which, as a credit matter, are similarly situated to the applicable Borrower.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Term B Loans or Other Term Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Term B Loans or Other Term Loans. Other Term Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Term B Loans or from other Term Loans, as applicable, shall each be construed to be in separate and distinct Classes.

“Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Clean-Up Period” shall have the meaning assigned to such term in Section 7.04.

“Closing Date” shall mean October 3, 2017.

“Co-Borrowers” shall mean the US Borrower and the Lux Borrower.

“Co-Investors” shall mean (a) the Sponsor, (b) the Sellers and their Affiliates and (c) the Management Group.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Secured Parties and/or the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties, together with its successors and permitted assigns in such capacity.

“Collateral Agreements” shall mean the U.S. Collateral Agreements, the German Collateral Agreements, the UK Collateral Agreements, the Luxembourg Collateral Agreements, and each other agreement or document whereby a Loan Party grants security over its assets in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case in accordance with and subject to the Agreed Guaranty and Security Principles (with respect to foreign Loan Parties), the penultimate paragraph of Section 4.02 of the Original Credit Agreement, Sections 5.10(d) and (g) and Schedule 5.12 to the Original Credit Agreement, the Omnibus Intercreditor Agreement and any other Permitted Senior Intercreditor Agreement):

(a)    on the Closing Date, the Collateral Agent shall have received (i) from Bidco and each Subsidiary Loan Party, a counterpart of the applicable Collateral Agreement, (ii) from Bidco and each Subsidiary Loan Party, a counterpart of the Guarantee Agreement and (iii) from Holdings, a counterpart of the Holdings Guarantee and Pledge Agreements, in each case duly executed and delivered on behalf of such person;

(b)    on the Closing Date, (i)(x) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Securities, and (y) all intercompany Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged pursuant to the applicable Collateral Agreement or, in the case of Equity Interests of Bidco and intercompany receivables held by Holdings, the Holdings Pledge Agreement, as applicable, and (ii) (x) the Applicable Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests (other than certificates or instruments issued by subsidiaries of the Company that are not received from the Company on or prior to the Closing Date after using commercially reasonable efforts) and any notes or other instruments, in each case to the extent required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer (if applicable) with respect thereto endorsed in blank and (y) each Loan Party and any direct or indirect holding company of Holdings which has made available indebtedness directly to Holdings or any Subsidiary of Holdings in connection with the Equity Contribution shall have executed and delivered to the Administrative Agent the Subordination Agreement;

(c)    in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received (i) a supplement to each relevant Collateral Agreement (or, at the option of the Subsidiary Loan Party, new Collateral Agreements in substantially similar form or such other form reasonably satisfactory to the Collateral Agent), (ii) a supplement to the Guarantee Agreement (or, at the option of the Subsidiary Loan Party, a new Guarantee Agreement in substantially similar form or such other form reasonably satisfactory to the Collateral Agent), (iii) supplements to the other Security Documents (or, at the option of the Subsidiary Loan Party, new Security Documents in substantially similar form or such other form reasonably satisfactory to the Collateral Agent), if applicable, in the form specified therefor or otherwise reasonably acceptable to the Collateral Agent, (iv) an accession to the Subordination Agreement and (v) an accession to any Intercreditor Agreement (including the Omnibus Intercreditor Agreement) then existing;

(d)    after the Closing Date, (x) all outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date that are directly owned by any Loan Party and (y) subject to Section 5.10(g), all Equity Interests directly acquired by a Loan Party (including any Equity Interests of Bidco directly acquired by Holdings) after the Closing Date, other than Excluded Securities, shall have been pledged pursuant to an applicable Collateral Agreement (or the Holdings Pledge Agreement, as applicable), together with stock powers or other instruments of transfer (if applicable) with respect thereto endorsed in blank;

(e)    except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office covering United States issued patents and registered trademarks and copyrights (and pending applications for the foregoing) and all other actions reasonably requested by the Applicable Collateral Agent (including those required by applicable Requirements of Law) or otherwise required pursuant to a Security Document to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f)    within (x) 150 days after the Closing Date with respect to each Mortgaged Property set forth on Schedule 1.01(E) to the Original Credit Agreement (or on such later date as the Applicable Collateral Agent may agree in its reasonable discretion) and (y) the time periods set forth in Section 5.10 with respect to each Mortgaged Property to be encumbered pursuant to said Section 5.10, the Collateral Agent shall have received (i) counterparts of a Mortgage to be entered into with respect to such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices in the jurisdiction where the applicable Mortgaged Property is located in order to create a valid and enforceable Lien on such Mortgaged Property subject to no other Liens except Permitted Liens, at the time of recordation thereof; provided, that, in the case of Real Property located in Germany, a Mortgage in the amount of the market value of such Real Property at the time the Mortgage is entered into shall be created with the amount by which the Mortgage can be declared immediately enforceable to be reasonably acceptable to the Collateral Agent (with such amount not to exceed 20% of the market value of such Real Property at the time the Mortgage is entered into), (ii) with respect to the Mortgage encumbering each such Mortgaged Property (other than in the case of Real Property located in Germany), (A) the Flood Documentation, (B) an ALTA mortgagee title insurance policy or policies or marked up title insurance commitments with respect to Mortgaged Properties located in the United States of America, or a date-down and modification endorsement, if available, paid for by the applicable Loan Party (but in no event in an amount of insurance exceeding the fair market value of such property as reasonably determined by the Borrower Representative), issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and, with respect to customary endorsements, which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located, (C) a survey of such Mortgaged Property or such other evidence sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property and issue the customary survey-related endorsements and (D) an opinion of counsel regarding the enforceability, due authorization, execution and delivery of the applicable Mortgage and such other matters customarily covered in real estate counsel opinions as the Collateral Agent may reasonably request, in form and substance reasonably acceptable to the Collateral Agent, (iii) with respect to the Mortgage encumbering each such Mortgaged Property located outside of the United States of America, such documents as are customarily delivered to the secured party in connection with a Mortgage granted in the applicable jurisdiction as the Collateral Agent may reasonably request, and (iv) such other documents as the Collateral Agent may reasonably request that are available to the applicable Loan Party without material expense with respect to any such Mortgage or Mortgaged Property;

(g)    the Collateral Agent shall have received evidence of the insurance required by the terms of Section 5.02 hereof;

(h)    to the extent legally possible and subject to any thin capitalisation or Tax issues, any legal or corporate benefit restrictions and the Agreed Guaranty and Security Principles, (A) on the date which is 90 days (or such later date as may be agreed by the Applicable Collateral Agent) of the Closing Date and (B) thereafter when tested by reference to the date on which the annual financial statements are required to be delivered pursuant to Section 5.04(a), aggregate (without double counting) earnings before interest, Tax, depreciation and amortisation (calculated as of the last day of the Test Period most recently ended as of such date, on the same basis as EBITDA but taking each entity on an unconsolidated basis and excluding (1) all intercompany items, goodwill and investments (in each case to the extent applicable) and (2) each entity that generates negative earnings before interest, Tax, depreciation and amortization) (the “Entity EBITDA”) of the Loan Parties is equal to or exceeds 80% of the EBITDA (excluding goodwill) of Bidco and its Subsidiaries (excluding the Entity EBITDA of (x) any Subsidiary incorporated in China and (y) any Subsidiary that is unable or not required to become a Guarantor in accordance with the Agreed Guaranty and Security Principles other than where such exclusion is solely as a result of such Subsidiary not being incorporated or organized in a Security Jurisdiction) (the “Guarantor Coverage Test”); provided that, if on any relevant test date specified in clause (B) above, the Guarantor Coverage Test is not satisfied, within 90 days (or such later date as may be agreed by the Applicable Collateral Agent) of such test date, such other Subsidiaries shall accede as Guarantors to ensure that the Guarantor Coverage Test is satisfied (calculated as if such additional Guarantors had been Guarantors for the purposes of the relevant test) and provided that, if the Guarantor Coverage Test is satisfied within such time period, no Default, Event of Default or other breach of the Loan Documents shall arise in respect thereof;

(i)    after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Collateral Agreements, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Commitments” shall mean, with respect to any Lender, such Lender’s Term Facility Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” shall have the meaning assigned to such term in the recitals hereto.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made with the prior written consent of the Borrower Representative (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of “Conduit Lender” and provided that the designating Lender provides such information as the Borrower Representative reasonably requests in order for the Borrower Representative to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Indebtedness for borrowed money and Disqualified Stock of Bidco and its Subsidiaries determined on a consolidated basis on such date in accordance with GAAP; provided, that for purposes of calculating the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio and the Net Total Leverage Ratio, the amount of Consolidated Debt not denominated in Dollars shall be calculated based on the currency exchange rates that would be used either, at the option of the Borrower Representative, (i) for purposes of preparing a balance sheet or (ii) for purposes of calculating EBITDA, in each case, as of the last day of the Test Period most recently ended as of the date of determination; provided, further, that, Consolidated Debt shall be decreased or increased, as applicable, by the amount of the net cash value of all currency Hedging Agreements to the extent relating to such Consolidated Debt assuming that such Hedging Agreements were settled on the last day of such Test Period as determined by the Borrower Representative in good faith.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i)    any net after-Tax extraordinary, exceptional, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), any severance, relocation or other restructuring expenses (including any cost or expense related to employment of terminated employees), any expenses related to any New Project or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to closing costs, rebranding costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, opening costs, recruiting costs, signing, retention or completion bonuses, and expenses or charges related to any offering of Equity Interests or debt securities of Bidco, its Subsidiaries, Holdings or any Parent Entity, any Investment, acquisition, Disposition, recapitalization or incurrence, issuance, repayment, repurchase, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), any fees, expenses, charges or change in control payments related to the Transactions or the Post-Closing Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and Transaction Expenses incurred before, on or after the Closing Date), and any consideration paid or payable in relation to a Permitted Business Acquisition to the extent reflected in Net Income, in each case, shall be excluded,

(ii)    any net after-Tax income or loss from Disposed of, abandoned, closed or discontinued operations or fixed assets and any net after-Tax gain or loss on the Dispositions of Disposed of, abandoned, closed or discontinued operations or fixed assets shall be excluded,

(iii)    any net after-Tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business Dispositions or asset Dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower Representative) shall be excluded,

(iv)    any net after-Tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or buy-back of indebtedness, Hedging Agreements or other derivative instruments shall be excluded,

(v)    the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period,

(vi)    the cumulative effect of a change in accounting principles during such period shall be excluded,

(vii)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries and including the effects of adjustments to (A) deferred rent, (B) Capitalized Lease Obligations or other obligations or deferrals attributable to capital spending funds with suppliers or (C) any deferrals of revenue) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of Taxes, shall be excluded,

(viii)    any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP, shall be excluded,

(ix)    any (a) non-cash compensation charge or (b) costs or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(x)    accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(xi)    non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded,

(xii)    any gain, loss, income, expense or charge resulting from the application of any LIFO method shall be excluded,

(xiii)    any non-cash charges for deferred Tax asset valuation allowances shall be excluded,

(xiv)    any currency translation gains and losses related to currency remeasurements of Indebtedness, any currency translation gains and losses related to the translation to the presentation currency and translation of a foreign operation and any net loss or gain resulting from Hedging Agreements, shall be excluded,

(xv)    any deductions attributable to minority interests shall be excluded,

(xvi)    [reserved],

(xvii)    (A) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days following the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and (B) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period),

(xviii)    without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such person in respect of such period in accordance with Section 6.06(b)(v) shall be included as though such amounts had been paid as income Taxes directly by such person for such period, and

(xix)    Capitalized Software Expenditures and software development costs shall be excluded.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of Bidco and its consolidated Subsidiaries without giving effect to any impairment or amortization of the amount of intangible assets since the Closing Date, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of Bidco as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(g) of the Original Credit Agreement, 5.04(a) or 5.04(b), as applicable, calculated on a Pro Forma Basis after giving effect to any acquisition or Disposition of a person or assets that may have occurred on or after the last day of such fiscal quarter.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corresponding Obligations” shall have the meaning assigned to such term in Section 9.26(a).

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)    the greater of $36,000,000 and 0.31 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus

(b)    the Cumulative Retained Excess Cash Flow Amount at such time, plus

(c)    [reserved], plus

(d)    the aggregate amount of any Retained Declined Proceeds, plus

(e)    (i) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Borrower Representative) of property other than cash) from the sale of Equity Interests of Bidco, Holdings or any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options), which proceeds have been contributed as common equity to the capital of Bidco, and (ii) common Equity Interests of Bidco, Holdings or any Parent Entity issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Loan Obligations in right of payment) of Bidco or any Subsidiary owed to a person other than Bidco or a Subsidiary to the extent not increasing any other basket under Article VI; provided, that this clause (e) shall exclude Permitted Cure Securities, sales of Equity Interests financed as contemplated by Section 6.04(e) or used as described in clause (ix) of the definition of “EBITDA”, any amount used to incur Indebtedness under Section 6.01(l), and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b), plus

(f)    100% of the aggregate amount of contributions as common equity to the capital of Bidco received in cash (and the fair market value (as determined in good faith by the Borrower Representative) of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (e) above), plus

(g)    100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of Bidco or any Subsidiary issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in Bidco, Holdings or any Parent Entity, plus

(h)    100% of the aggregate amount received by Bidco or any Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower Representative) of property other than cash received by Bidco or any Subsidiary) after the Closing Date from:

(A)    the issuance or sale (other than to Bidco or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent not increasing any other basket under Section 6.04 and in an amount not to exceed the amount of any Investment in such Unrestricted Subsidiary using the Cumulative Credit, or

(B)    any dividend or other distribution by an Unrestricted Subsidiary to the extent not increasing any other basket under Section 6.04 and in an amount not to exceed the amount of any Investment in such Unrestricted Subsidiary using the Cumulative Credit, plus

(i)    in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings, Bidco or any Subsidiary, the fair market value (as determined in good faith by the Borrower Representative) of the Investments of Holdings, Bidco or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) to the extent not increasing any other basket under Section 6.04 in an amount not to exceed the amount of any Investment in such Unrestricted Subsidiary using the Cumulative Credit, plus

(j)    an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Bidco or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j)(Y) (not to exceed the amount of such Investments), minus

(k)    any amounts thereof used to make Investments pursuant to Section 6.04(j)(Y) after the Closing Date prior to such time, minus

(l)    the cumulative amount of Restricted Payments made pursuant to Section 6.06(e) prior to such time, minus

(m)    any amount thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i)(E) (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (e) above);

provided, however, the Cumulative Credit shall only be increased pursuant to clause (b) above to the extent that Excess Cash Flow for any Excess Cash Flow Period exceeds the ECF Threshold Amount (or, with respect to any Excess Cash Flow Interim Period, a pro rata portion of such amount).

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to:

(a)    the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date, plus

(b)    for each Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, minus

(c)    the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date.

“Current Assets” shall mean, with respect to Bidco and its Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Bidco and its Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, plus (b) gross accounts receivable comprising part of the Securitization Assets subject to such Permitted Securitization Financing.

“Current Liabilities” shall mean, with respect to Bidco and its Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Bidco and its Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions or the Post-Closing Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv), (a)(v), and (a)(vii) of the definition of such term.

“Debt Service” shall mean, with respect to Bidco and its Subsidiaries on a consolidated basis for any period, Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, judicial management, scheme of arrangement, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Declining Lender” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Deductible Amount” shall have the meaning assigned to such term in Section 9.26(f).

“Deemed Date” shall have the meaning assigned to such term in Section 6.01.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower Representative or the Administrative Agent in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Borrower Representative and each Lender.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower Representative) of non-cash consideration received by Bidco or any Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower Representative, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Discharge of First-Priority Obligations” shall mean the “Discharge of First-Priority Obligations” (as defined in the Omnibus Intercreditor Agreement) (or other analogous term(s) in another Permitted Senior Intercreditor Agreement, as applicable), except that for purposes of Section 2.11, “First-Priority Obligations” shall not include any First-Priority Obligations (as defined in such Intercreditor Agreement) that are in the nature of revolving loans or letters of credit or in respect of any Cash Management Agreements or Hedging Agreements.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of Bidco or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by Bidco or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, with respect to Bidco and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Bidco and its Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xiii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i)    provision for Taxes or deferred Taxes based on income, profits or capital of Bidco and its Subsidiaries for such period, including, without limitation, state, franchise and similar Taxes and foreign withholding Taxes (including penalties and interest related to Taxes or arising from Tax examinations) and the amount of distributions pursuant to Section 6.06(b)(iii) and Section 6.06(b)(v) in respect of such period,

(ii)    Interest Expense (and to the extent not included in Interest Expense, (a) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock, (b) costs of surety bonds in connection with financing activities, (c) interest charge on defined benefit liabilities and (d) unwinding of discount on restoration and onerous lease provisions) of Bidco and its Subsidiaries for such period,

(iii)    depreciation and amortization expenses of Bidco and its Subsidiaries for such period including the amortization of intangible assets, deferred financing fees, original issue discount and Capitalized Software Expenditures, amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv)    business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility, branch, office or business unit closures, facility, branch, office or business unit consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) and Pre-Opening Expenses,

(v)    any other non-cash charges; provided, that for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vi)    the amount of management, consulting, monitoring, transaction, advisory and similar fees and related expenses paid to the Co-Investors (or any accruals related to such fees and related expenses) during such period not in contravention of this Agreement,

(vii)    any expenses or charges (other than depreciation or amortization expense as described in the preceding subclause (iii)) related to any issuance of Equity Interests, Investment, acquisition, New Project, Disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the First Lien Credit Agreement, the 2018 First Lien Amendment and the 2018 Amendment and this Agreement, (y) any amendment or other modification of the Obligations or other Indebtedness and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Securitization Financing,

(viii)    the amount of loss or discount in connection with a Permitted Securitization Financing, including amortization of loan origination costs and amortization of portfolio discounts,

(ix)    any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Bidco or a Subsidiary Loan Party (other than contributions received from Bidco or another Subsidiary Loan Party) or net cash proceeds of an issuance of Equity Interests of Bidco (other than Disqualified Stock),

(x)    [reserved],

(xi)    the amount of any loss attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided, that (A) such losses are reasonably identifiable and factually supportable and certified by a Responsible Officer of the Borrower Representative and (B) losses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this subclause (xi),

(xii)    with respect to any joint venture that is not a Subsidiary and solely to the extent relating to any net income referred to in clause (v) of the definition of “Consolidated Net Income,” an amount equal to the proportion of those items described in subclauses (i) and (ii) above relating to such joint venture corresponding to Bidco’s and its Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary), and

(xiii)    one-time costs associated with commencing Public Company Compliance;

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of Bidco and its Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“ECF Threshold Amount” shall have the meaning assigned to such term in Section 2.11(c).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any hazardous material or to public or employee health and safety matters (to the extent relating to the Environment or hazardous materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Contribution” shall have the meaning assigned to such term in Section 4.02(f).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, Bidco or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by Holdings, Bidco, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by Holdings, Bidco, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Holdings, Bidco, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Holdings, Bidco, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, Bidco, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of Holdings, Bidco, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (Brussels time) on the date that is two TARGET Days prior to the commencement of such Interest Period by reference to Thomson Reuters Page EURIBOR01 (or, in the event such rate does not appear on a Thomson Reuters page or screen, or any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case) for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, then the “EURIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Euros for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent in the London interbank market at their request at approximately 11:00 a.m. (Brussels time) two TARGET Days prior to the commencement of such Interest Period.

“Euro” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to Bidco and its Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of Bidco and its Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication, (A):

(a)    Debt Service for such Applicable Period,

(b)    the amount of any voluntary payment permitted hereunder of term Indebtedness during such Applicable Period (other than any voluntary prepayment of term Indebtedness that is the subject of Section 2.11(c)(ii)(A)) and the amount of any voluntary payments of revolving Indebtedness to the extent accompanied by permanent reductions of any revolving facility commitments during such Applicable Period (other than any voluntary prepayments of revolving Indebtedness that is the subject of Section 2.11(c)(ii)(B)), so long as the amount of such prepayment is not already reflected in Debt Service,

(c)    (i) Capital Expenditures by Bidco and its Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions, New Project expenditures and other Investments permitted hereunder (excluding Permitted Investments, intercompany Investments in Subsidiaries and Investments made pursuant to Section 6.04(j)(Y) (unless made pursuant to clause (a) of the definition of Cumulative Credit)) and payments in respect of restructuring activities,

(d)    Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments (excluding Permitted Investments and intercompany Investments in Subsidiaries), or payments in respect of planned restructuring activities, that Bidco or any Subsidiary shall, during such Applicable Period, become obligated to make or otherwise anticipated to make payments with respect thereto but that are not made during such Applicable Period; provided, that (i) the Borrower Representative shall deliver a certificate to the Administrative Agent not later than the date required for the delivery of the certificate pursuant to Section 2.11(c), signed by a Responsible Officer of the Borrower Representative and certifying that payments in respect of such Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments or planned restructuring activities are expected to be made in the following Excess Cash Flow Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period,

(e)    Taxes paid in cash by Holdings and its Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period and the amount of any distributions made pursuant to Section 6.06(b)(iii) and Section 6.06(b)(v) during such Applicable Period or that will be made within six months after the close of such Applicable Period; provided, that with respect to any such amounts to be paid or distributed after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period, except to the extent such amount has been added back pursuant to clause (B)(g) below and is subsequently paid or distributed, and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f)    an amount equal to any increase in Working Capital (other than any increase arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or disposition of a business) of Bidco and its Subsidiaries for such Applicable Period,

(g)    cash expenditures made in respect of Hedging Agreements during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h)    permitted Restricted Payments paid in cash by Bidco during such Applicable Period and permitted Restricted Payments paid by any Subsidiary to any person other than Holdings or any of its Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06 (other than Section 6.06(e) (unless made pursuant to clause (a) of the definition of Cumulative Credit), Section 6.06(j) or 6.06(m)),

(i)    amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of Bidco and its Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting,

(j)    to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

(k)    the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (other than in respect of Transaction Expenses) which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period, or an accrual for a cash payment, by Bidco and its Subsidiaries or did not represent cash received by Bidco and its Subsidiaries, in each case on a consolidated basis during such Applicable Period, and

(l)     the amount of (A) any deductions attributable to minority interests that were added to or not deducted from Net Income in calculating Consolidated Net Income and (B) EBITDA of joint ventures and minority investments added to Consolidated Net Income in calculating EBITDA, plus, without duplication, (B):

(a)    an amount equal to any decrease in Working Capital (other than any decrease arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or disposition of a business) of Bidco and its Subsidiaries for such Applicable Period,

(b)    all amounts referred to in clauses (A)(b), (A)(c) and (A)(d) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness, but excluding proceeds of extensions of credit under any revolving credit facility), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(c)    to the extent any permitted Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or permitted Investments or payments in respect of planned restructuring activities referred to in clause (A)(d) above do not occur in the following Applicable Period of Bidco specified in the certificate of the Borrower Representative provided pursuant to clause (A)(d) above, the amount of such Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or permitted Investments or payments in respect of planned restructuring activities that were not so made in such following Applicable Period,

(d)    cash payments received in respect of Hedging Agreements during such Applicable Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Interest Expense,

(e)    any extraordinary or nonrecurring gain realized in cash during such Applicable Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b) or the comparable provision in the First Lien Credit Agreement),

(f)    the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by Bidco or any Subsidiary or (ii) such items do not represent cash paid by Bidco or any Subsidiary, in each case on a consolidated basis during such Applicable Period, and

(g)    to the extent any payments for Taxes referred to in clause (A)(e) above are not made in the following Applicable Period of Bidco, the amount of Taxes that were not so paid in such following Applicable Period.

“Excess Cash Flow Interim Period” shall mean, (x) during any Excess Cash Flow Period, any one, two, or three-quarter period (a) commencing on the later of (i) the end of the immediately preceding Excess Cash Flow Period and (ii) if applicable, the end of any prior Excess Cash Flow Interim Period occurring during the same Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available and (y) during the period from the Closing Date until the beginning of the first Excess Cash Flow Period, any period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter for which financial statements are available.

“Excess Cash Flow Period” shall mean each fiscal year of Bidco, commencing with the fiscal year of Bidco ending December 31, 2018.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” shall mean the cash and the fair market value of assets other than cash (as determined by the Borrower Representative in good faith) received by Bidco after the Closing Date from: (a) contributions to its common Equity Interests, and (b) the sale or issuance (other than to a Subsidiary or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Qualified Equity Interests of Bidco, in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Borrower Representative on or promptly after the date such capital contributions are made or the date such Equity Interest is sold or issued, as the case may be (which for the avoidance of doubt, shall not include any contribution made pursuant to Section 6.06(i)).

“Excluded Foreign Collateral” shall have the meaning assigned to such term in the Agreed Guaranty and Security Principles.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall mean, collectively, the Excluded U.S. Property and the Excluded Foreign Collateral.

“Excluded Securities” shall mean any of the following:

(a)    any Equity Interests or Indebtedness with respect to which the Applicable Collateral Agent and the Borrower Representative reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;

(b)    any Equity Interests or Indebtedness to the extent that a pledge of such Equity Interests or Indebtedness would not be required in accordance with the Agreed Guaranty and Security Principles;

(c)    any Equity Interests or Indebtedness held by Bidco or any Subsidiary Loan Party to the extent that pledging such Equity Interests or Indebtedness would require such person to enter into documents or comply with legal formalities beyond the documents and formalities required for such person to pledge the Equity Interests or intercompany Indebtedness of any Subsidiary Loan Party organized or incorporated in a Security Jurisdiction directly held by such person;

(d)    any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Requirement of Law;

(e)    any Equity Interests of any person that is not a Wholly Owned Subsidiary;

(f)    any Equity Interests of any Immaterial Subsidiary, any Unrestricted Subsidiary or any Special Purpose Securitization Subsidiary;

(g)    any Equity Interests of, or other Equity Interests owned by, a Subsidiary that is not organized or incorporated in a Security Jurisdiction;

(h)    any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests could reasonably be expected to result in material adverse Tax consequences to Bidco or any Subsidiary as determined in good faith by the Borrower Representative (provided that any Equity Interests of any Subsidiary of Holdings in existence on the Closing Date that is organized or incorporated under the laws of any jurisdiction that is a Security Jurisdiction on the Closing Date shall not be excluded pursuant to this clause (h));

(i)    any Equity Interests or Indebtedness that are set forth on Schedule 1.01(A) to the Original Credit Agreement or that have been identified on or prior to the Closing Date in writing to the Agent by a Responsible Officer of the Borrower Representative and agreed to by the Applicable Collateral Agent;

(j)    to the extent permitted pursuant to Article VIA, any Indebtedness owned by or owing to Holdings, other than intercompany receivables; and

(k)    any Margin Stock;

provided that, in no event shall this definition of “Excluded Securities” include (i) the Equity Interests in Bidco, the Company, the US Borrower or any Subsidiary Loan Party or (ii) any intercompany receivables held by Holdings, Bidco or the Lux Borrower.

“Excluded Subsidiary” shall mean any of the following (except as otherwise provided in the definition of Subsidiary Loan Party and provided that in no event shall this definition of “Excluded Subsidiary” include the Company):

(a)    each Immaterial Subsidiary,

(b)    each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),

(c)    each Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),

(d)    each Subsidiary that is prohibited by any applicable contractual requirement with an unaffiliated third party from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.09(c) (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e)    any Special Purpose Securitization Subsidiary,

(f)    any Subsidiary not organized or incorporated in a Security Jurisdiction except for any Subsidiary which is or becomes a Borrower,

(g)    any Subsidiary for which the providing of any Guarantee of the Obligations could reasonably be expected as determined in good faith by the Borrower Representative to result in any violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s or such Subsidiary’s Affiliates’ officers, directors, members or managers; provided, that Holdings and its Subsidiaries will use commercially reasonable efforts to remedy or mitigate any such restrictions,

(h)    any other Subsidiary with respect to which, (x) the Applicable Collateral Agent and the Borrower Representative reasonably agree that the cost or other consequences of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby, including, without limitation, where the Administrative Agent and the Borrower Representative reasonably agree that the limit on recoveries recorded in the relevant Guarantee renders the realizable value of the Guarantee such that there is no material commercial benefit to the proposed beneficiaries of such Guarantee in the provision thereof, (y) providing such a Guarantee or granting such Liens could reasonably be expected to result in material adverse Tax consequences as determined in good faith by the Borrower Representative; provided that any Subsidiary that is organized under the laws of any Security Jurisdiction on the Closing Date may not be excluded pursuant to this clause (h)(y) or (z) providing such a Guarantee would conflict with the mandatory fiduciary duties of such Subsidiary’s or such Subsidiary’s Affiliates’ directors or contravene any legal prohibition or result in a material risk of personal or criminal liability on the part of any officer, director, member or manager of such Subsidiary; provided, that Holdings and its Subsidiaries will use all commercially reasonable efforts to remedy or mitigate any such restrictions, including without limitation, assisting in demonstrating that adequate corporate benefit accrues and undertaking any “whitewash” or similar procedures (if and to the extent reasonably available) in the case of financial assistance,

(i)    each Unrestricted Subsidiary,

(j)    with respect to any Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, and

(k)    each Subsidiary that will be liquidated, dissolved or merged out of existence substantially concurrent with the consummation of the Transactions.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document,

(i)    Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder),

(ii)    any U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower Representative under Section 2.19(b) or 2.19(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17,

(iii)    any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 2.17(e), (f) or (g),

(iv)    any Tax imposed under FATCA,

(v)    in case of payment with respect to a Loan to a Borrower incorporated in Luxembourg, any Luxembourg withholding Tax if on the date on which the payment falls due the payment could have been made to the applicable Lender without withholding if the Lender had been a Luxembourg Qualifying Lender, but on that date that Lender is not or has ceased to be a Luxembourg Qualifying Lender other than as a result of any change after the date it became a Lender under any Loan Documents in (or in the interpretation, administration, or application of) any Requirement of Law or treaty or any published practice of any relevant taxing authority,

(vi)    any Luxembourg registration duties (droits d’enregistrement) payable in case of voluntary registration of any Loan Documents by a Lender or the Administrative Agent with the Administration de l’Enregistrement et des Domaines in Luxembourg, or registration of the Loan Documents in Luxembourg when such registration is not required to maintain, preserve, or enforce the rights of such Lender or Administrative Agent under the Loan Documents,

(vii)    with respect to any interest payment made by a Borrower incorporated in Germany or a Loan to such Borrower (if any), any Taxes withheld pursuant to an order by a taxing authority based on Section 50a, paragraph 7 German Income Tax Act (Einkommensteuergesetz) (or any law amending or replacing this section) due to the fact that the Loans are secured by Real Property located in Germany and any Taxes assessed under the laws of Germany solely due to the fact that the Loans are secured by Real Property located in Germany, unless when the Administrative Agent, the applicable Lender or any other recipient of such payment became a party to this Agreement it was a German Treaty Lender and ceased to be a German Treaty Lender solely due to a change in Tax law (or in the interpretation, administration or application of any law or a German Treaty or any published practice or published concession of any relevant taxing authority) occurring after such time, and

(viii)    with respect to any interest payments made by a U.K. Borrower (if any), any U.K. Tax Deduction if, on the date on which the payment falls due:

(a)    the payment could have been made to the relevant Lender without a U.K. Tax Deduction if the Lender had been a U.K. Qualifying Lender, but on that date that Lender is not or has ceased to be a U.K. Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or U.K. Treaty or any published practice or published concession of any relevant taxing authority; or

(b)    the relevant Lender is a U.K. Qualifying Lender solely by virtue of paragraph (b) of the definition of “U.K. Qualifying Lender” and (i) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the U.K. ITA which relates to the payment and that Lender has received from the Loan Party making the payment or from the Borrower Representative a certified copy of that Direction; and (ii) the payment could have been made to the Lender without any U.K. Tax Deduction if that Direction had not been made;

(c)    the relevant Lender is a U.K. Qualifying Lender solely by virtue of paragraph (b) of the definition of “U.K. Qualifying Lender” and (i) the relevant Lender has not given a U.K. Tax Confirmation to the Borrower Representative and (ii) the payment could have been made to the Lender without any U.K. Tax Deduction if the Lender had given a U.K. Tax Confirmation to the relevant Borrower, on the basis that the U.K. Tax Confirmation would have enabled such Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the U.K. ITA; or

(d)    the relevant Lender is a U.K. Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the U.K. Tax Deduction had that Lender complied with its obligations under paragraphs 2.17(g)(i), (ii) or (iii) (as applicable) below.

“Excluded Transaction Debt” shall mean all Indebtedness incurred by the Borrowers in connection with the Transactions consisting of, or incurred to fund the payment of, any original issue discount or upfront fees in respect of the Term B Loans and/or the Indebtedness incurred under the First Lien Credit Agreement, in each case, pursuant to the “market flex” provisions of the Fee Letter.

“Excluded U.S. Property” shall have the meaning assigned to such term in Section 5.10(g).

“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Existing Debt Agreements” shall mean:

(i)    the $163,000,000 credit agreement dated June 14, 2017 between, among others, Boing US Holdco, Inc. and Goldman Sachs Bank USA, as agent,

(ii)    the £30,000,000 senior secured revolving credit facility agreement dated June 12, 2014, as amended on July 16, 2014 and on August 11, 2015, between, among others, Boing Midco Limited, Boing Acquisitions Limited, J.P. Morgan Europe Limited, as security trustee and Lloyds Bank plc, as arranger,

(iii)    €240,000,000.00 aggregate principal amount of 6.625% senior secured notes due 2019 (the “Existing Notes”) issued by International Car Wash Group Financing plc (f/k/a Boing Group Financing plc) pursuant to the indenture dated July 10, 2014 between, among others, International Car Wash Group Financing plc (Boing Group Financing plc) and U.S. Bank Trustees Limited,

(iv)    the promissory notes issued by IMO US South, LLC for the benefit of Centennial Bank, in the aggregate principal amounts of $935,670, $1,550,700, $11,748,000, $23,883,000 and dated November 5, 2015, May 19, 2016, June 15, 2016, July 1, 2016, respectively and

(v)    the promissory note issued by IMO US West, LLC for the benefit of Centennial Bank, in the aggregate principal amount of $14,572,500, and dated February 22, 2016.

“Existing Notes” shall have the meaning assigned to such term in the “Existing Debt Agreements” definition.

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.21(e).

“Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).

“Extension” shall have the meaning assigned to such term in Section 2.21(e).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date is one Facility (i.e., the Term B Facility) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury Regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to Goldman Sachs Bank USA on such day for such transactions as determined by the Administrative Agent; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” shall mean that certain Fee Letter dated as of August 11, 2017, by and among Holdings, Goldman Sachs Bank USA, Jefferies Finance LLC, Jefferies Finance Europe SCSP, Barclays Bank PLC, Credit Suisse AG, Credit Suisse Securities (USA) LLC and the other parties thereto.

“Fees” shall mean the Administrative Agent Fees.

“Finance Party” shall have the meaning assigned to such term in Section 2.17(k)(i).

“Financial Officer” of any person shall mean the Chief Financial Officer or an equivalent financial officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or a director of such person, or a duly authorized signatory of such person who is a Financial Officer of a subsidiary of such person.

“First Lien Credit Agreement” shall mean the First Lien Credit Agreement dated as of the Closing Date among Holdings, Bidco, Lux Borrower and US Borrower, the lenders party thereto, and Goldman Sachs Bank USA, as administrative agent, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien Declined Proceeds” shall mean any portion of the proceeds of any event giving rise to any mandatory prepayment under Section 2.11 (b) or (c) of the First Lien Credit Agreement (or equivalent provision under any other document governing any “First-Priority Obligations” (as defined in the Omnibus Intercreditor Agreement) that has been declined by the applicable lenders thereunder in accordance with Section 2.10(c)(i) of the First Lien Credit Agreement (or equivalent provision under any other document governing any “First-Priority Obligations” (as defined in the Omnibus Intercreditor Agreement)).

“First Lien Incremental Facilities” shall mean “Incremental Loans” as defined in the First Lien Credit Agreement.

“First Lien Lenders” shall mean the “Lenders” under and as defined in the First Lien Credit Agreement.

“First Lien Loan Documents” shall mean the First Lien Credit Agreement and the other “Loan Documents” under and as defined in the First Lien Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“First-Priority Collateral Agent” shall mean the “First-Priority Collateral Agent” (as defined in the Omnibus Intercreditor Agreement) (or other analogous term in another Permitted Senior Intercreditor Agreement, as applicable).

“Flood Documentation” shall mean, with respect to each Mortgaged Property located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination, together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto (to the extent a Mortgaged Property is located in a Special Flood Hazard Area) and (ii) evidence of flood insurance as required by Section 5.02(c) hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“foreign” shall mean any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income Tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income Tax purposes and whose regarded owner is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Pension Plan” shall mean any pension plan, benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by Holdings or any of its Subsidiaries for the benefit of employees of Holdings or any of its Subsidiaries employed and residing outside the United States (other than any plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), which plan, fund or other similar program provides, or results in, retirement income or a deferral of income in contemplation of retirement, and which plan is not subject to ERISA or the Code.

“GAAP” shall mean all Statements of Standard Accounting Practice, Financial Reporting Standards, Statements of Recommended Practice and Urgent Issues Task Force Abstracts issued or adopted by the Financial Reporting Council (or by its predecessor, the Accounting Standards Board), and other generally accepted accounting principles and practices in the United Kingdom,; provided, that any reference to the application of GAAP in Sections 3.13(b), 3.15, 3.20, 5.03, 5.07 and 6.02(e) to a Subsidiary (and not as a consolidated Subsidiary of Bidco) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Subsidiary; provided, further, that, at any time after adoption of IFRS by Bidco (or the relevant reporting entity), Bidco (or the relevant reporting entity) may elect to apply IFRS for all purposes of this Agreement, and, upon any such election, all references in this Agreement to GAAP shall be construed to mean IFRS; provided, that, if Bidco notifies the Administrative Agent that Bidco requests an amendment to any provision of this Agreement to eliminate the effect of any change from GAAP to IFRS, regardless of whether any such notice is given before or after such change from GAAP to IFRS or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with this Agreement (and the Administrative Agent is authorized to agree to any such amendment on behalf of the Lenders and will negotiate with Bidco in good faith).

“German Collateral Agreements” shall mean the agreements set forth on Schedule 1.01(G) to the Original Credit Agreement under the heading “German Collateral Agreements”, which agreements shall be granted in accordance with the Agreed Guaranty and Security Principles, in each case as may be amended, restated, supplemented or otherwise modified from time to time.

“German Treaty Lender” shall mean a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and which on the date a payment of interest by a Borrower falls due:

(i)    is treated as a resident of a German Treaty State for the purposes of such German Treaty;

(ii)    does not carry on a business in Germany through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)    fulfills any other conditions which must be fulfilled under such German Treaty by residents of that German Treaty State for such residents to obtain full exemption from taxation on interest by Germany.

“German Treaty State” shall mean a jurisdiction having a double taxation agreement with Germany (a “German Treaty”) which exempts any interest payment to a resident of such jurisdiction from Tax imposed by Germany.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee Agreement” shall mean the Guarantee Agreement (Second Lien) dated as of the Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, among Bidco, each Borrower, each Subsidiary Loan Party and the Collateral Agent.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean (i) Holdings, (ii) Bidco, (iii) with respect to the Obligations of any Borrower, any other Borrower, and (iv) each Subsidiary Loan Party that is not a Borrower.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a Hedging Agreement.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement; provided, that any time after an Intermediate Holdings shall have complied with Section 1.09, references to Holdings in this Agreement shall thereafter be deemed to refer to such Intermediate Holdings (until any other Intermediate Holdings shall have complied with Section 1.09, at which time references to Holdings in this Agreement shall thereafter be deemed to refer to such other Intermediate Holdings).

“Holdings Guarantee Agreement” shall mean the Holdings Limited Recourse Guarantee Agreement (Second Lien), dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between Holdings and the Collateral Agent.

“Holdings Guarantee and Pledge Agreements” shall mean (i) the Holdings Guarantee Agreement and (ii) the Holdings Pledge Agreement.

“Holdings Pledge Agreement” shall mean the Second Priority Charge Over Shares with respect to the equity interests of Bidco, dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between Holdings and the Collateral Agent.

“IFRS” shall mean the International Financial Reporting Standards promulgated by the International Accounting Standards Board (or any successor board or agency), which are in effect from time to time; provided, however, that IFRS shall not include any provision of such standards that would require a lease that would be classified as an operating lease under IFRS to be classified as Indebtedness or a finance or capital lease.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of Bidco most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(g) of the Original Credit Agreement, 5.04(a) or 5.04(b), have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of Bidco and its Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10% of Consolidated Total Assets or revenues representing in excess of 10% of total revenues of Bidco and its Subsidiaries on a consolidated basis as of such date; provided, that the Borrower Representative may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01(B) to the Original Credit Agreement, and the Borrower Representative shall update such Schedule from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrower Representative may determine).

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing fees, the payment of interest or dividends in the form of additional Indebtedness or in the form of Equity Interests, as applicable, the accretion of original issue discount, deferred financing fees or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at the time of the establishment of the commitments in respect of the Indebtedness to be incurred utilizing this definition (or, at the option of the Borrower Representative, at the time of incurrence of such Indebtedness), the sum of:

(i)    the excess (if any) of (a) the greater of $100,000,000 and 0.75 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period over (b) the sum of

(w) the aggregate outstanding principal amount of all Incremental Term Loans, in each case incurred or established after the Closing Date and outstanding at such time pursuant to Section 2.21 utilizing this clause (i) (other than (A) Incremental Term Loans in respect of Refinancing Term Loans or Extended Term Loans, respectively, and (B) the 2018 First Lien Incremental Term Loans), (x) the aggregate principal amount of Indebtedness outstanding under Section 6.01(z) at such time that was incurred utilizing this clause (i), (y) the aggregate principal amount of First Lien Incremental Facilities incurred after the Closing Date utilizing clause (i) of the definition of “Incremental Amount” under the First Lien Credit Agreement and (z) the aggregate principal amount of Indebtedness incurred after the Closing Date pursuant to Section 6.01(z) of the First Lien Credit Agreement that was incurred utilizing clause (i) of the “Incremental Amount” under the First Lien Credit Agreement; plus

(ii)    any amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof utilizing this clause (ii) (and assuming any Incremental Term Loan Commitments established at such time utilizing this clause (ii) are fully drawn unless such commitments have been drawn or have otherwise been terminated) (or, at the option of the Borrower Representative, immediately after giving effect to the incurrence of the Incremental Loans thereunder) and the use of proceeds of the loans thereunder, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than the greater of (I) 5.75 to 1.00 and (II) if such Indebtedness is incurred in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition and including through a merger or consolidation) or an Investment, where such acquisition, merger, consolidation or Investment is not prohibited by this Agreement, the Net Secured Leverage Ratio in effect immediately prior thereto; provided that, for purposes of this clause (ii), net cash proceeds funded by financing sources upon the incurrence of Incremental Loans incurred at such time shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the Net Secured Leverage Ratio at such time; plus

(iii)    the aggregate amount of (A) all prepayments of Term Loans (including Other Term Loans) or Incremental Term Loans, (B) all voluntary prepayments of Refinancing Term Loans (to the extent such Refinancing Term Loans were previously applied to the prepayment of any Indebtedness set forth in this clause (iii)), (C) all voluntary prepayments or commitment reductions of any Indebtedness outstanding under Section 6.01(z) incurred in lieu of clause (i) above, and (D) the principal amount of all Indebtedness set forth in this clause (iii) that is purchased by Holdings or any of its Subsidiaries, in each case of this clause (iii), made prior to such time and so long as such prepayment or purchase was not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness);

provided, that, for the avoidance of doubt, (A) amounts may be established or incurred utilizing clause (ii) above prior to utilizing clause (i) or (iii) above and (B) any calculation of the Net Secured Leverage Ratio on a Pro Forma Basis pursuant to clause (ii) above may be determined, at the option of the Borrower Representative, without giving effect to any simultaneous establishment or incurrence of any amounts utilizing clause (i) or (iii) above.

For purposes of determining the amounts that may be incurred utilizing this definition, the amount of any prepayments denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect on the date on which such prepayment occurred as determined in good faith by the Borrower Representative.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the applicable Borrower, the Administrative Agent and, if applicable, one or more Incremental Term Lenders.

“Incremental Commitment” shall mean an Incremental Term Loan Commitment.

“Incremental Loan” shall mean an Incremental Term Loan.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Facility” shall mean any Class of Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to one or more Borrowers.

“Incremental Term Loans” shall mean (i) Term Loans made by one or more Lenders to one or more Borrowers pursuant to Section 2.01(c) consisting of additional Term B Loans and (ii) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans (including in the form of Extended Term Loans or Refinancing Term Loans, as applicable), or (iii) any of the foregoing.

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (i)) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent that the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (e) all Capitalized Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) Obligations under or in respect of Permitted Securitization Financings, (E) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (F) obligations in respect of Third Party Funds, (G) in the case of Bidco and its Subsidiaries, (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (II) intercompany liabilities in connection with the cash management, Tax and accounting operations of Bidco and its Subsidiaries, (H)

obligations under or in respect of the Acquisition Agreement. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof or (I) defined benefit liabilities.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean (i) the persons identified as “Disqualified Lenders” in writing to the Arrangers by Holdings on or prior to the Closing Date, and (ii) the persons as may be identified in writing to the Administrative Agent by the Borrower Representative from time to time thereafter (in the case of this clause (ii)) in respect of bona fide business competitors of the Borrowers (in the good faith determination of the Borrower Representative), by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”); provided, that no such updates pursuant to this clause (ii) shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Ineligible Institutions.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated September 2017, as modified or supplemented prior to the Closing Date.

“Intellectual Property” shall mean all U.S. and non-U.S. (a) patents, (b) trademarks, service marks, designs and domain names, (c) copyrights, (d) design rights, inventions, trade secrets, confidential information, know-how and all other intellectual property rights and interests, whether registered or unregistered and (e) all registrations and applications for registration therefor.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.11.

“Interest Election Request” shall mean a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit D to the Original Credit Agreement or another form approved by the Administrative Agent.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and including amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market of obligations in respect of Hedging Agreements or other derivatives (in each case permitted hereunder) under GAAP and (b) capitalized interest of such person, minus interest income for such period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Bidco and its Subsidiaries with respect to Hedging Agreements, and interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower Representative to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (b) with respect to any ABR Loan, the last Business Day of each calendar quarter.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all relevant Lenders make interest periods of such length available or, if agreed to by the Administrative Agent, any shorter period), as the applicable Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Intermediate Holdings” shall have the meaning assigned to such term in Section 1.09.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“IPO Entity” shall have the meaning assigned to such term in the definition of “Qualified IPO”.

“IPO Equity” shall have the meaning assigned to such term in the definition of “Qualified IPO”.

“IRS” shall mean the U.S. Internal Revenue Service.

“Joint Bookrunners” shall mean, collectively, Goldman Sachs Bank USA, Jefferies Finance LLC, Barclays Bank PLC and Credit Suisse Securities (USA) LLC.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Financing” shall mean any Indebtedness that is subordinated in right of payment to the Loan Obligations (other than Indebtedness that is subordinated pursuant to the Subordination Agreement).

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Term B Loans (and other Loan Obligations that are pari passu with the Term B Loans) pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Latest Maturity Date” shall mean, at any date of determination, the latest Term Facility Maturity Date in effect on such date of determination.

“Legal Reservations” shall mean (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors, (b) the time barring of claims under applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim, (c) similar principles, right and defenses under the laws of any relevant jurisdiction and (d) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered in connection with the Loan Documents.

“Lender” shall mean each financial institution listed on Schedule 2.01 to the Original Credit Agreement (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“letter of credit” shall mean any letter of credit or bank guarantee.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making such rates available) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or its successor) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, land charge (Grundschuld), assignment or transfer for security purposes, extended retention of title arrangement (verlängerter Eigentumsvorbehalt), deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement and the Holdings Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) the 2018 Amendment and (vi) any Intercreditor Agreement (including the Omnibus Intercreditor Agreement), (vi) any Note issued under Section 2.09(e), and (vii) solely for the purposes of Sections 4.02 of the Original Credit Agreement and 7.01 hereof, the Fee Letter.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrowers of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrowers under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrowers owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” shall mean Holdings, Bidco, the Lux Borrower, the US Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable); provided that, with respect to any Alternate Currency Loan, “Local Time” shall mean the local time of the applicable Lending Office.

“Lux Borrower” shall have the meaning assigned to such term in the recitals of this Agreement.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Collateral Agreements” shall mean the agreements set forth on Schedule 1.01(G) to the Original Credit Agreement under the heading “Luxembourg Collateral Agreements”, which agreements shall be granted in accordance with the Agreed Guaranty and Security Principles, in each case as may be amended, restated, supplemented or otherwise modified from time to time.

“Luxembourg Companies Act” means the Luxembourg law of 10 August 1915 on commercial companies, as amended from time to time.

“Luxembourg Insolvency Event” means, in relation to the Lux Borrower or any of its assets, any of the following events:

(a)    a bankruptcy (faillite) within the meaning of Articles 437 ff, of the Luxembourg Commercial Code or any other insolvency proceedings pursuant to the Regulation 2015/848 of the European Parliament and of the Council of 20 January 2015 on insolvency proceedings;

(b)    a controlled management (gestion contrôlée) within the meaning of the Luxembourg grand ducal regulation of 24 May 1935 on controlled management;

(c)    a voluntary arrangement with creditors (concordat préventif de faillite) within the meaning of the Luxembourg law of 14 April 1886 on arrangements to prevent insolvency, as amended;

(d)    a suspension of payments (sursis de paiement) within the meaning of Articles 593 ff, of the Luxembourg Commercial Code; and

(e)    a voluntary or compulsory winding-up pursuant to the Luxembourg Companies Act.

“Luxembourg Qualifying Lender” shall mean a Lender which is beneficially entitled to interest payable to that Lender under a Loan Document and is:

(a)    a Luxembourg Treaty Lender; or

(b)    otherwise entitled to receive interest payments from a Loan Party without such Loan Party incorporated in Luxembourg being required to make (or as the case may be, being exempted from) any deduction or withholding for or on account of Tax imposed by Luxembourg in respect of an advance under a Loan Document.

“Luxembourg Treaty” shall have the meaning assigned to such term in the definition of “Luxembourg Treaty State”.

“Luxembourg Treaty Lender” means a Lender which:

(a)    is treated as a resident of a Luxembourg Treaty State for the purposes of the Luxembourg Treaty; and

(b)    is entitled, under the terms of the applicable Luxembourg Treaty, to claim full exemption from tax imposed by Luxembourg on interest paid to it pursuant to any Loan Documents and for these purposes it shall be assumed that the following have been satisfied:

(i)    any condition which relates (expressly or by implication) to there not being a special relationship between a Borrower and a Lender or between both of them and another person; and

(ii)    any procedural formalities.

“Luxembourg Treaty State” means a jurisdiction having a double taxation agreement with Luxembourg (a “Luxembourg Treaty”) which makes provision for full exemption from tax imposed by Luxembourg on interest.

“Major Default” shall mean any Event of Default, in each case with respect to the Original Obligors, under Section 7.01(a) (solely arising from incorrectness of Major Representations in any material respect), (b), (c), (d) (solely arising from violation of Major Undertakings), (g), (h), (i), (j), (l)(ii) and (l)(iii).

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time (subject to the last paragraph of Section 9.08(b)).

“Major Representation” shall mean the representations and warranties, in each case made in respect of the Original Obligors, in Sections 3.01(a), (c) and (d), 3.02(a) and (b)(i)(B), 3.03, 3.10, 3.11, 3.25, 3.26 and 3.27.

“Major Undertaking” shall mean the covenant, condition or agreement, in each case to the extent applicable to the Original Obligors, contained in Sections 5.01(a), 6.01, 6.02, 6.04, 6.05, 6.06 and Article VIA.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Bidco, the Company, Holdings or any Parent Entity, as the case may be, on the Closing Date after giving effect to the Transactions together with (a) any new directors whose election by such boards of directors or whose nomination for election by the equityholders of Bidco, the Company, Holdings or any Parent Entity, as the case may be, was approved by the Permitted Holders or a vote of a majority of the directors of Bidco, the Company, Holdings or any Parent Entity, as the case may be, then still in office who were either directors on the Closing Date after giving effect to the Transactions or whose election or nomination was previously so approved and (b) executive officers and other management personnel of Bidco, the Company, Holdings or any Parent Entity, as the case may be, hired at a time when the directors on the Closing Date after giving effect to the Transactions together with the directors so approved constituted a majority of the directors of Bidco, the Company or Holdings, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of common (or common equivalent) Equity Interests of the IPO Entity on the date of the declaration of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of the common (or common equivalent) Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of Bidco and its Subsidiaries, taken as a whole, or, subject to any Legal Reservations and perfection requirements set out in the Collateral Agreements, the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material First Lien Indebtedness” shall mean (a) Indebtedness outstanding under the First Lien Credit Agreement and (b) any Material Indebtedness secured by Liens on the Collateral that are Senior Liens.

“Material Indebtedness” shall mean Indebtedness (other than Loans) of any one or more of Bidco or any Subsidiary in an aggregate principal amount exceeding $42,000,000; provided, that in no event shall any Permitted Securitization Financing be considered Material Indebtedness.

“Material Real Property” shall mean any parcel or parcels of Real Property now or hereafter owned in fee simple (or local equivalent) by any Loan Party and having a fair market value (on a per-property basis) of at least $2,500,000 as of (x) the Closing Date, for Real Property now owned or (y) the date of acquisition, for Real Property acquired after the Closing Date, in each case as determined by the Borrower Representative in good faith; provided, that “Material Real Property” shall not include (i) any Real Property in respect of which a Loan Party does not own the land in fee simple (or local equivalent), or (ii) any Real Property which a Loan Party leases to a third party.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors and assigns.

“Mortgaged Properties” shall mean (i) the Material Real Properties that are identified on Schedule 1.01(E) to the Original Credit Agreement and (ii) each additional Material Real Property required to be encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents (including amendments to any of the foregoing) delivered with respect to Mortgaged Properties, each substantially in the form of Exhibit F to the Original Credit Agreement (with such changes as are reasonably consented to by the Applicable

Collateral Agent to account for local law matters) or in such other form as is reasonably satisfactory to the Applicable Collateral Agent and the Borrower Representative, in each case, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Bidco, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net First Lien Leverage Ratio” shall mean, on any date, the ratio of (A) (i) the aggregate principal amount of any Consolidated Debt of Bidco and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date that is then secured by Liens on the Collateral that are Senior Liens (other than Excluded Transaction Debt) less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of Bidco and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net First Lien Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)    100% of the cash proceeds actually received by Bidco or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale under Section 6.05(g) or Sale and Lease-Back Transactions under Section 6.03(b)(x), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (including obligations secured by Senior Liens but excluding (x) obligations under the Loan Documents or (y) if such debt or obligations are secured by a Lien on the Collateral that ranks on an equal priority or junior basis to the Liens on the Collateral securing the obligations under the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable (in the good faith determination of the Borrower Representative) as a result thereof (including the amount of any distributions in respect thereof pursuant to Section 6.06(b)(iii) or Section 6.06(b)(v) and including any repatriation costs associated with repatriation of such proceeds from the applicable recipient to the Borrowers), (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by Bidco or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction) and (iv) payments made on a ratable basis (or less than ratable basis) to holders of non-controlling interests in non-Wholly Owned Subsidiaries as a result of such Asset Sale; provided, that, if the Borrower Representative shall deliver a certificate of a Responsible Officer of the Borrower Representative to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrowers’ intention to use any portion of such proceeds, within 15 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Bidco and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 15 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 15 month period but within such 15 month period are contractually committed to be used, then such remaining portion if not so used within six months following the end of such 15 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that (w) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $6,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds), (x) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds otherwise constituting Net Proceeds pursuant to the foregoing clause (x) in such fiscal year shall exceed $18,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds), (y) if at the time of receipt of such net cash proceeds or at any time during the 15 month reinvestment period contemplated by the immediately preceding proviso, if the Borrower Representative shall deliver a certificate of a Responsible Officer of the Borrower Representative to the Administrative Agent certifying that on a Pro Forma Basis after giving effect to the Asset Sale and the application of the proceeds thereof, the Net Secured Leverage Ratio is less than or equal to 4.85 to 1.00, 50% of such net cash proceeds that would otherwise constitute Net Proceeds under this proviso shall not constitute Net Proceeds and (z) if at the time of receipt of such net cash proceeds or at any time during the 15 month reinvestment period contemplated by the immediately preceding proviso, if the Borrower Representative shall deliver a certificate of a Responsible Officer of the Borrower Representative to the Administrative Agent certifying that on a Pro Forma Basis after giving effect to the Asset Sale and the application of the proceeds thereof, the Net Secured Leverage Ratio is less than or equal to 4.10 to 1.00, 100% of such net cash proceeds that would otherwise constitute Net Proceeds under this proviso shall not constitute Net Proceeds; and

(b)    100% of the cash proceeds from the incurrence, issuance or sale by Bidco or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all Taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

“Net Secured Leverage Ratio” shall mean, on any date, the ratio of (A) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt consisting of Loan Obligations outstanding as of the last day of the Test Period most recently ended as of such date (other than Excluded Transaction Debt), (y) the aggregate principal amount of any other Consolidated Debt of Bidco and its Subsidiaries outstanding as of the last day of such Test Period that is then secured by Liens on the assets of Bidco or its Subsidiaries (other than Excluded Transaction Debt) and (z) Capitalized Lease Obligations of the Loan Parties less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of Bidco and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Net Total Leverage Ratio” shall mean, on any date, the ratio of (A) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt of Bidco and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date (other than Excluded Transaction Debt) and (y) Capitalized Lease Obligations of the Loan Parties less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of Bidco and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“New Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“New Project” shall mean (x) each plant, facility, branch, office or business unit which is either a new plant, facility, branch, office or business unit or an expansion, relocation, remodeling, refurbishment or substantial modernization of an existing plant, facility, branch, office or business unit owned by Bidco or the Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit, product line or information technology offering to the extent such business unit commences operations or such product line or information technology is offered or each expansion (in one or a series of related transactions) of business into a new market or through a new distribution method or channel.

“Non-Bank Tax Certificate” shall have the meaning assigned to such term in Section 2.17(f)(i).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean the Loan Obligations.

“OFAC” shall have the meaning provided in Section 3.25(b).

“Omnibus Intercreditor Agreement” shall mean the Omnibus Intercreditor Agreement dated as of the Closing Date by and between Goldman Sachs Bank USA, as Initial First-Priority Collateral Agent (as defined therein), Goldman Sachs Bank USA, as Initial Second-Priority Collateral Agent (as defined therein) and Second-Priority Collateral Agent (as defined therein), and the Loan Parties party thereto, as such document may be amended, restated, supplemented or otherwise modified from time to time. For avoidance of doubt, the Omnibus Intercreditor Agreement dated as of the Closing Date remains in full force and effect as of the 2018 Amendment Effective Date.

“Original Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Original Obligors” shall mean Holdings, Bidco and the Lux Borrower.

“Other Second Lien Debt” shall mean Indebtedness secured by Other Second Liens.

“Other Second Liens” shall mean Liens on the Collateral that are pari passu with the Liens thereon securing the Term B Loans (and other Loan Obligations that are pari passu with the Term B Loans) pursuant to a Permitted Pari Passu Intercreditor Agreement.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents (but excluding any Excluded Taxes), except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.21 (including in the form of Extended Term Loans or Refinancing Term Loans, as applicable).

“Parallel Debt” shall have the meaning assigned to such term in Section 9.26(b).

“Parent Entity” shall mean any direct or indirect parent of Bidco.

“Pari Term Loans” shall have the meaning assigned to such term in Section 6.02.

“Pari Yield Differential” shall have the meaning assigned to such term in Section 6.02.

“Participant” shall have the meaning assigned to such term in Section 9.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d)(ii).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Loan Parties in a form reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time to the extent required by Section 5.04(f).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or the acquisition of the Equity Interests (other than directors’ qualifying shares) not previously held by Bidco and its Subsidiaries in (such that, in the case of the acquisition of Equity Interests, immediately after such acquisition, Bidco and its Subsidiaries shall own a majority of the Equity Interests in), or merger, consolidation or amalgamation with, a person or business unit, division or line of business of a person (or any subsequent investment made in a person or division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default under clause (b), (c), (h) or (i) of Section 7.01 shall have occurred and be continuing or would result therefrom; provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of the Borrower Representative, the determination of whether such an Event of Default shall exist shall instead be made solely at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (iv) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by Bidco or a Subsidiary Loan Party, shall be merged into Bidco or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party; and (v) the aggregate cash consideration in respect of such acquisitions and investments by Bidco or a Subsidiary Loan Party in assets that are not owned by Bidco or Subsidiary Loan Parties or in Equity Interests of persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties, in each case upon consummation of such acquisition, shall not exceed the greater of (x) $18,000,000 and (y) 0.16 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (excluding for purposes of the calculation in this clause (v), (A) any such assets or Equity Interests that are not directly owned by Bidco or any of its Subsidiaries and (B) acquisitions and investments made at a time when, immediately after giving effect thereto, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 5.50 to 1.00, which acquisitions and investments shall be permitted under this clause (v) without regard to such calculation).

“Permitted Cure Securities” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“Permitted Holder Group” shall have the meaning assigned to such term in the definition of “Permitted Holders.”

“Permitted Holders” shall mean (i) the Co-Investors (and each other person that owns Equity Interests of Bidco, Holdings or any Parent Entity on the Closing Date after giving effect to the Transactions), (ii) any person that has no material assets other than the Equity Interests of Bidco, Holdings or any Parent Entity and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of Bidco, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders, beneficially owns more than 50% on a fully diluted basis of the voting Equity Interests thereof and (iii) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of Bidco (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member (or more favorable voting rights, in the case of any Permitted Holders specified in clause (i) or (ii)) and (2) no person or other “group” (other than the other Permitted Holders) beneficially owns more than 50% on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” shall mean:

(a)    direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b)    time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrowers) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, F 1 (or higher) according to Fitch, or A 1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e)    securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P, A by Moody’s or A by Fitch (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f)    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)    money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated by any two of (1) AAA by S&P, (2) Aaa by Moody’s or (3) AAA by Fitch and (iii) have portfolio assets of at least $5,000,000,000;

(h)    time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of Bidco and its Subsidiaries, on a consolidated basis, as of the end of Bidco’s most recently completed fiscal year; and

(i)    instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized or incorporated in such jurisdiction.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Term B Loans (and other Loan Obligations that are pari passu with the Term B Loans) (including, for the avoidance of doubt, junior Liens pursuant to Section 2.21(b)(ii)), either (as the Borrower Representative shall elect after consultation with the Administrative Agent) (x) the Omnibus Intercreditor Agreement, (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such junior Liens than the Omnibus Intercreditor Agreement (as determined by the Borrower Representative and the Administrative Agent in the exercise of reasonable judgment) is to the First Lien Lenders or (z) another intercreditor agreement the terms of which are consistent with cross-border leveraged loan market terms governing arrangements for the sharing of liens on a junior basis and the regulation of such Indebtedness at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined by the Administrative Agent and the Borrower Representative in the exercise of reasonable judgment.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Loan Purchase” shall have the meaning assigned to such term in Section 9.04(i).

“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an Assignor and Holdings or any of its Subsidiaries as an Assignee, as accepted by the Administrative Agent (if required by Section 9.04) in the form of Exhibit E to the Original Credit Agreement or such other form as shall be approved by the Administrative Agent and the Borrower Representative (such approval not to be unreasonably withheld or delayed).

“Permitted Pari Passu Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be pari passu with the Liens securing the Term B Loans (and other Loan Obligations that are pari passu with the Term B Loans), either (as the Borrower Representative shall elect after consultation with the Administrative Agent) (x) the Omnibus Intercreditor Agreement, (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such pari passu Liens than the Omnibus Intercreditor Agreement (as determined by the Borrower Representative and the Administrative Agent in the exercise of reasonable judgment) or (z) another intercreditor agreement the terms of which are consistent with cross-border leveraged loan market terms governing arrangements for the sharing of liens on a pari passu basis and the regulation of such Indebtedness at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined by the Administrative Agent and the Borrower Representative in the exercise of reasonable judgment.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (i) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being so Refinanced (except that a Loan Party may be added as an additional obligor), (e) if the Indebtedness being Refinanced is secured by Liens on any Collateral (whether senior to, equally and ratably with, or junior to the Liens on such Collateral securing the Loan Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral secured (or would have secured) the Indebtedness being Refinanced) on terms in the aggregate that are substantially similar to, or not materially less favorable to the Secured Parties than, the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 and (f) if the Indebtedness being refinanced is not secured by Liens on any Collateral, such Permitted Refinancing Indebtedness shall not be secured by Liens on any Collateral unless otherwise permitted by Section 6.02.

“Permitted Securitization Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing, including each Hedging Agreement, Servicing Arrangement or Permitted Securitization Guarantee entered into in connection therewith.

“Permitted Securitization Financing” shall mean (A) one or more transactions pursuant to which (i) Securitization Assets or interests therein are sold, contributed or otherwise transferred to, whether directly or indirectly (including by way of the transfer of the Equity Interests of the entity holding such Securitization Assets), or financed by, one or more Special Purpose Securitization Subsidiaries and (ii) such Special Purpose Securitization Subsidiaries finance (or refinance) such Securitization Assets or interests therein, whether for the purpose of acquiring such Securitization Assets, providing financing in respect thereof or otherwise, by selling, otherwise transferring or borrowing against Securitization Assets (including conduit and warehouse financings) or (B) one or more transactions pursuant to which Receivables Assets or interests therein are sold or otherwise transferred by Bidco, a Subsidiary or a Special Purpose Securitization Subsidiary in the form of factoring agreements or other similar transactions customary with respect to Securitization Assets, in each of the cases set forth in clauses (A) and (B) above, pursuant to Permitted Securitization Documents and provided, that recourse to Bidco or any Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to the extent customary (as determined by the Borrower Representative in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by Bidco or any Subsidiary (other than a Special Purpose Securitization Subsidiary)).

“Permitted Securitization Guarantee” shall mean a performance guaranty or other customary Guarantee provided by Bidco, a Subsidiary or an Affiliate thereof in connection with a Permitted Securitization Financing; provided that the foregoing shall not materially impair the status of any Special Purpose Securitization Subsidiary as such.

“Permitted Senior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be senior to the Liens securing the Term B Loans (and other Loan Obligations pari passu in right of security with the Term B Loans), either (as the Borrower Representative shall elect after consultation with the Administrative Agent) (x) the Omnibus Intercreditor Agreement, (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such senior Liens than the Omnibus Intercreditor Agreement (as determined by the Borrower Representative and the Administrative Agent in the exercise of reasonable judgment) or (z) another intercreditor agreement the terms of which are consistent with cross-border leveraged loan market terms governing arrangements for the sharing of liens on a senior basis and the regulation of such Indebtedness at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined by the Administrative Agent and the Borrower Representative in the exercise of reasonable judgment.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, any of its Subsidiaries or any ERISA Affiliate, and (iii) in respect of which Holdings, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Pledged Collateral” shall mean “Pledged Collateral” as defined in the U.S. Collateral Agreements.

“Pound Sterling” shall mean the lawful currency of the United Kingdom.

“Post-Closing Transactions” shall mean (a) the execution, delivery and performance of (i) the 2018 Amendment and (ii) the 2018 First Lien Amendment and the initial incremental borrowings thereunder and (b) the payment of all fees and expenses to be paid and owing in connection with any of the foregoing.

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred that are classified as “pre-opening rent”, “pre-opening expenses” or “opening costs” (or any similar or equivalent caption).

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) pro forma effect shall be given to any Disposition, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (including the Transactions and the Post-Closing Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, New Project, and any restructurings of the business of Bidco or any of the Subsidiaries that Bidco or any of the Subsidiaries has determined to make and/or made and in the good faith determination of a Responsible Officer of the Borrower Representative are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower Representative determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower Representative (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to Section 2.21 or Article VI, occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Securitization Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to Section 2.21 or Article VI, occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) in giving effect to clause (i) above with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period, taking into account any seasonality adjustments determined by the Borrower Representative in good faith, and (iii) (A) for any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) for any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

In the event that EBITDA or any financial ratio is being calculated for purposes of determining whether Indebtedness or any Lien relating thereto may be incurred or whether any Investment may be made, the Borrower Representative may elect pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent to treat all or any portion of the commitment relating thereto as being incurred at the time of such commitment, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower Representative and may include adjustments to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted Run-Rate EBITDA” as set forth in the Information Memorandum to the extent such adjustments, without duplication, continue to be applicable to such Reference Period.

For purposes of this definition, except as otherwise provided in this Agreement, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.21(e).

“Pro Rata Share” shall have the meaning assigned to such term in Section 9.08(f).

“Projections” shall mean the projections and any forward-looking statements (including statements with respect to booked business) of Bidco and its Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of Bidco or any of its Subsidiaries prior to the Closing Date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Compliance” shall mean compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests (the “IPO Equity”) of Bidco, Holdings or any Parent Entity (the “IPO Entity”) which generates (individually or in the aggregate together with any prior underwritten public offering) gross cash proceeds of at least $50,000,000 (as determined by the Borrower Representative in good faith).

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures and equipment located thereon and incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by Bidco or any Subsidiary.

“Received Amount” shall have the meaning assigned to such term in Section 9.26(f).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancings” shall have a meaning correlative thereto.

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.21(j).

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by Bidco or any Subsidiary Loan Party (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Loans substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date of the Term Loans so reduced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to

Maturity of the Term Loans so reduced; (e) in the case of Refinancing Notes in the form of notes issued under an indenture, the terms thereof do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced (other than customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default); (f) the other terms of such Refinancing Notes (other than interest rates, fees, floors, funding discounts and redemption or prepayment premiums and other pricing terms), taken as a whole, are substantially similar to, or not materially less favorable to Bidco and the Subsidiaries than the terms, taken as a whole, applicable to the Term B Loans (except for covenants or other provisions (I) applicable only to periods after the Latest Maturity Date in effect at the time such Refinancing Notes are issued, (II) that reflect market terms and conditions (as determined by the Borrower Representative in good faith) at the time such Refinancing Notes are issued, or (III) that are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrower Representative in good faith (or, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard); (g) (A) there shall be no obligor in respect of such Refinancing Notes that is not a Loan Party and (B) there shall be no borrowers or issuers in respect of such Refinancing Notes that are not the Lux Borrower or the US Borrower; and (h) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.21(j).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Controlled or Controlling Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Controlled or Controlling Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Party” shall have the meaning assigned to such term in Section 2.17(k)(ii).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Amount of Loans” shall have the meaning assigned to such term in the definition of the term “Required Lenders.”

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding that, taken together, represent more than 50% of the sum of all Loans outstanding at such time; provided, that the Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. For purposes of the foregoing, “Required Amount of Loans” shall mean, at any time, the amount of Loans required to be held by Lenders in order for such Lenders to constitute “Required Lenders”.

“Required Percentage” shall mean,

(i) prior to the Discharge of First-Priority Obligations, the “Required Percentage” as defined in the First Lien Credit Agreement and

(ii) thereafter, with respect to an Applicable Period, 50%; provided, that (a) if the Net Secured Leverage Ratio as at the end of the Applicable Period is less than or equal to 5.10 to 1.00 but greater than 4.60 to 1.00, such percentage shall be 25% and (b) if the Net Secured Leverage Ratio as at the end of the Applicable Period is less than or equal to 4.60 to 1.00, such percentage shall be 0%.

“Required Prepayment Lenders” shall mean, at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans at such time (subject to the last paragraph of Section 9.08(b)).

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Responsible Officer” of any person shall mean any director, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Borrower Representative in good faith).

“Retained Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Period, the amount, if any, by which the portion of the Cumulative Credit attributable to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Interim Periods used in such Excess Cash Flow Period exceeds the actual Retained Percentage of Excess Cash Flow for such Excess Cash Flow Period.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period)..

“Revaluation Date” shall mean, with respect to any Alternate Currency Loans, each of the following: (i) each date of a Borrowing of Eurocurrency Loans denominated in an Alternate Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternate Currency, and (iii) such additional dates as the Administrative Agent shall determine or the applicable Incremental Term Lenders shall require.

“Revolving Facility” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“Revolving Facility Commitment” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“Revolving Facility Loan” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc. and its successors and assigns.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” shall have the meaning assigned to such term in Section 3.25(b).

“Sanctions” shall have the meaning assigned to such term in Section 3.25(b).

“Sanctions Laws” shall have the meaning assigned to such term in Section 3.25(b).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender and each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Assets” shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by Bidco or any Subsidiary or in which Bidco or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) Receivables Assets, (b) franchise fees, royalties and other similar payments made related to the use of trade names and other Intellectual Property, business support, training and other services, (c) revenues related to distribution and merchandising of the products of Bidco and the Subsidiaries, (d) rents, real estate Taxes and other non-royalty amounts due from franchisees, (e) Intellectual Property rights relating to the generation of any of the types of assets listed in this definition, (f) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof, (g) any Equity Interests of any (i) Special Purpose Securitization Subsidiary, (ii) Subsidiary of a Special Purpose Securitization Subsidiary or (iii) Subsidiary that holds solely Securitization Assets (other than Equity Interests described under this clause (g)) designated as such by the Borrower Representative for the purpose of effecting the transfer of such Securitization Assets by way of transferring such Equity Interests in connection with a Permitted Securitization Financing, and, in each case, any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity, (h) any equipment, contractual rights with unaffiliated third parties, website domains and associated property and rights necessary for a Special Purpose Securitization Subsidiary to operate in accordance with its stated purposes; (i) any rights and obligations associated with gift card or similar programs, and (j) other assets and property (or proceeds of such assets or property) to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Borrower Representative in good faith).

“Security Documents” shall mean the Mortgages, the Collateral Agreements, the Holdings Pledge Agreement, and each of the security agreements, intellectual property security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Security Jurisdiction” shall mean each of (i) the United States, the United Kingdom, Germany and Grand Duchy of Luxembourg and (ii) each jurisdiction in which any Subsidiary which becomes a Loan Party pursuant to clause (h) of the definition of “Collateral and Guarantee Requirement” is organized or incorporated.

“Sellers” shall have the meaning assigned to such term in the “Acquisition Agreement” definition.

“Senior Liens” shall mean Liens on the Collateral that are senior to the Liens thereon securing the Term B Loans (and other Loan Obligations that are pari passu in right of security with the Term B Loans) pursuant to a Permitted Senior Intercreditor Agreement (it being understood that Senior Liens are not required to be pari passu with other Senior Liens, and that Indebtedness secured by Senior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Senior Liens).

“Servicing Arrangement” shall mean each agreement or other arrangement under which Bidco, a Subsidiary, a Special Purpose Securitization Subsidiary or an Affiliate thereof is engaged to service or manage Securitization Assets (or proceeds thereof) in connection with a Permitted Securitization Financing, which servicing or management activities may include collection services in respect of Receivables Assets, the management of Securitization Assets and the sale and purchase thereof, and the administration of bank accounts.

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by Bidco and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Borrower Representative’s good faith business judgment constitutes a reasonable diversification of businesses conducted by Bidco and its Subsidiaries.

“Special Flood Hazard Area” shall have the meaning assigned to such term in Section 5.02(c).

“Special Purpose Securitization Subsidiary” shall mean (a) a direct or indirect Subsidiary of Bidco established or designated by the Borrower Representative as such in connection with a Permitted Securitization Financing for the purpose of (i) holding, transferring, borrowing against, servicing, providing financing for or providing a security interest in respect of Securitization Assets or interests therein or (ii) guaranteeing the obligations of a Special Purpose Securitization Subsidiary, and which in each case is organized in a manner (as determined by the Borrower Representative in good faith) intended to reduce the likelihood that it would be substantively consolidated with Bidco or any of its Subsidiaries (other than Special Purpose Securitization Subsidiaries) in the event Bidco or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law) and (b) any subsidiary of a Special Purpose Securitization Subsidiary.

“Sponsor” shall mean Roark Capital Partners IV L.P. and its Affiliates (excluding any operating portfolio companies of the foregoing).

“Spot Rate” shall mean, on any date with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m., Local Time on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Spot Rate shall be the rate determined by the Administrative Agent to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Local Time on the date three Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the Administrative Agent shall reasonably determine is appropriate under the circumstances; provided, that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Statutory Reserves” shall mean the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Loans denominated in Dollars shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in Pounds Sterling for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to applicable Reuters page or screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case) for deposits in Pound Sterling (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, then the “Sterling LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Pound Sterling for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subordination Agreement” shall mean the Subordination Agreement, dated as of the Closing Date, by and among each Loan Party, Shine Holdco II Limited, the Subsidiaries of Bidco from time to time party thereto, the Administrative Agent and the “Administrative Agent” under the First Lien Credit Agreement, containing subordination terms in respect of the Intra-Group Liabilities and the Subordinated Liabilities (each as defined therein) substantially in the form of Exhibit K to the Original Credit Agreement hereto or on substantially identical subordination terms or other subordination terms reasonably satisfactory to the Administrative Agent and the Borrower Representative.

“Subsequent Target” shall have the meaning assigned to such term in Section 7.04.

“Subsequent Target Asset” shall have the meaning assigned to such term in Section 7.04.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Bidco. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Bidco or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Wholly Owned Subsidiary of Bidco that is not an Excluded Subsidiary and (b) any other Subsidiary of Bidco that may be designated by the Borrower Representative (by way of delivering to the Collateral Agent the documents required to be delivered pursuant to the Collateral and Guarantee Requirement) in its sole discretion from time to time to be a guarantor or borrower in respect of the Obligations and the obligations in respect of the Loan Documents, whereupon such Subsidiary shall be obligated to comply with the applicable requirements of Section 5.10(d) as if it were newly acquired. For the avoidance of doubt, the US Borrower and the Lux Borrower are Subsidiary Loan Parties.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Successor Company” shall have the meaning assigned to such term in Section 6.05(o).

“Supplier” shall have the meaning assigned to such term in Section 2.17(k)(ii).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.

“Target Group” shall mean the Company and its Subsidiaries.

“Tax Memorandum” shall mean the draft memorandum titled “Project Shine – Tax Structure Paper” prepared by Ernst & Young LLP and delivered to the Arrangers prior to the Closing Date.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term B Borrowing” shall mean any Borrowing comprised of Term B Loans.

“Term B Facility” shall mean the Term B Loan Commitments and the Term B Loans made hereunder.

“Term B Facility Maturity Date” shall mean October 3, 2025.

“Term B Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term B Loans hereunder. The amount of each Lender’s Term B Loan Commitment as of the Closing Date is set forth on Schedule 2.01 to the Original Credit Agreement. The aggregate amount of the Term B Loan Commitments as of the Closing Date is $175,000,000.

“Term B Loans” shall mean (a) the term loans made by the Lenders to the Lux Borrower and the US Borrower pursuant to Section 2.01(a), and (b) any Incremental Term Loans in the form of Term B Loans made by the Incremental Term Lenders to the Borrowers pursuant to Section 2.01(c).

“Term Borrowing” shall mean any Term B Borrowing or any Incremental Term Borrowing.

“Term Facility” shall mean the Term B Facility and/or any or all of the Incremental Term Facilities.

“Term Facility Commitment” shall mean the commitment of a Lender to make Term Loans, including Term B Loans and/or Other Term Loans.

“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Term B Facility in effect on the Closing Date, the Term B Facility Maturity Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.

“Term Loans” shall mean the Term B Loans and/or the Other Term Loans.

“Term Yield Differential” shall have the meaning assigned to such term in Section 2.21(b)(v).

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated and (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document and all other Loan Obligations shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Bidco then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the four fiscal quarter period ended June 30, 2017.

“Third Party Funds” shall mean any segregated accounts or funds, or any portion thereof, received by Bidco or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Bidco or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Transaction Documents” shall mean the Acquisition Agreement, the Loan Documents and the First Lien Loan Documents.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Bidco or any of its Subsidiaries or any of their Affiliates in connection with the Transactions, the Post-Closing Transactions, this Agreement, the other Loan Documents, the First Lien Loan Documents, the Existing Debt Agreements and the Acquisition Agreement, and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions that occurred pursuant to the Transaction Documents on the Closing Date, including (a) the consummation of the Acquisition; (b) the Equity Contribution; (c) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; (d) the execution, delivery and performance of the First Lien Loan Documents, the creation of the Liens pursuant to the First Lien Loan Documents and the initial borrowings thereunder; (e) the repayment, payment or redemption in full of, and the termination of all obligations and commitments under, and liens with respect to, the Existing Debt Agreements; and (f) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“U.K. Borrower” means a Borrower incorporated in the United Kingdom.

“U.K. Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a)    where it relates to a U.K. Treaty Lender which is a Lender as at the Closing Date, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 2.17 to the Original Credit Agreement, and (i) where the Borrower is a Borrower as at the Closing Date, is filed with HM Revenue & Customs within 30 days of the Closing Date; or (ii) where the Borrower becomes a party after the Closing Date, within 30 days of the date on which that Borrower becomes a party under this Agreement; or

(b)    where it relates to a U.K. Treaty Lender that becomes a Lender after the Closing Date, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Acceptance or other relevant documentation which it executes on becoming a party to this Agreement, and (i) where the Borrower is not a Borrower as at the relevant transfer date, is filed with HM Revenue & Customs within 30 days of that transfer date; or (ii) where the Borrower becomes a party after the Closing Date, within 30 days of the date on which that Borrower becomes a party under the Original Credit Agreement.

“U.K. CTA” means the U.K. Corporation Tax Act 2009.

“U.K. ITA” means the U.K. Income Tax Act 2007.

“U.K. Non-Bank Lender” means a Lender listed as such in Schedule 2.17 to the Original Credit Agreement which otherwise gives a U.K. Tax Confirmation.

“U.K. Qualifying Lender” means (a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (i) a Lender: (A) which is a bank (as defined for the purpose of section 879 of the U.K. ITA) making an advance under a Loan Document and is within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the U.K. CTA; or (B) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the U.K. ITA) at the time that that advance was made and within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance; or (ii) a Lender which is: (A) a company resident in the United Kingdom for U.K. tax purposes; or (B) a partnership each member of which is: (1) a company so resident in the United Kingdom; or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the U.K. CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the U.K. CTA; or (C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or (iii) a U.K. Treaty Lender; or (b) a Lender which is a building society (as defined for the purpose of section 880 of the U.K. ITA) making an advance under a Loan Document.

“U.K. Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; or (b) a partnership each member of which is: (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the U.K. CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the U.K. CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the U.K. CTA) of that company.

“U.K. Tax Deduction” means a deduction or withholding for or on account of Tax imposed by the United Kingdom from a payment under a Loan Document, other than a deduction or withholding required by FATCA.

“U.K. Treaty” shall have the meaning assigned to such term in the definition of “U.K. Treaty State”.

“U.K. Treaty State” means a jurisdiction having a double taxation agreement (a “U.K. Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“U.K. Treaty Lender” means a Lender which: (1) is treated as a resident of a U.K. Treaty State for the purposes of a U.K. Treaty; (2) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (3) fulfils any conditions which must be fulfilled under that U.K. Treaty to obtain full exemption from United Kingdom tax on interest payable to that Lender in respect of an advance under a Loan Document, subject to the completion of any necessary procedural formalities.

“UK Collateral Agreements” shall mean the agreements set forth on Schedule 1.01(G) to the Original Credit Agreement under the heading “UK Collateral Agreements”, which agreements shall be granted in accordance with the Agreed Guaranty and Security Principles, in each case as may be amended, restated, supplemented or otherwise modified from time to time.

“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction in the United States of America, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean cash or cash equivalents of Bidco or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of Bidco or any of its Subsidiaries; provided, that for purposes of the calculation of the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio and the Net Total Leverage Ratio, the amount of Unrestricted Cash and Permitted Investments not denominated in Dollars shall be calculated based on the currency exchange rates that would be used either, at the option of the Borrower Representative, (i) for purposes of preparing a balance sheet or (ii) for purposes of calculating EBITDA, in each case, as of the last day of the Test Period most recently ended as of the date of determination as determined by the Borrower Representative in good faith.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of Bidco identified on Schedule 1.01(D) to the Original Credit Agreement, (2) any other Subsidiary of Bidco, whether now owned or acquired or created after the Closing Date, that is designated by the Borrower Representative as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower Representative shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Bidco or any of the Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by Bidco or any of the Subsidiaries shall be deemed to have been made under Section 6.04, and (c) without duplication of clause (b), any net assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04; and (3) any subsidiary of an Unrestricted Subsidiary. The Borrower Representative may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower Representative shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower Representative, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Collateral Agreements” shall mean the agreements set forth on Schedule 1.01(G) to the Original Credit Agreement under the heading “U.S. Collateral Agreements”, in each case as may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Lender” shall mean any Lender other than a Foreign Lender.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“VAT Recipient” shall have the meaning assigned to such term in Section 2.17(k)(ii).

“Voting Stock” shall mean, with respect to any person, such person’s Equity Interests having the right to vote for the election of directors of such person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than (x) directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law and (y) de minimis shares owned by other persons) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of Bidco that is a Wholly Owned Subsidiary of Bidco.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to Bidco and its Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02    Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, novated, extended, supplemented or otherwise modified from time to time. References to any matter being “permitted” under the Loan Documents shall include references to such matters not being prohibited or otherwise approved under the Loan Documents. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower Representative notifies the Administrative Agent that the Borrower Representative requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any changes in GAAP after the Closing Date, any lease of Bidco and its Subsidiaries, or of a special purpose or other entity not consolidated with Bidco and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capitalized Lease Obligation of Bidco or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in GAAP.

Section 1.03    Effectuation of Transactions. Each of the representations and warranties of the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.

Section 1.04    Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Loans. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the Dollars and each Alternate Currency until the next Revaluation Date to occur. For purposes of determining compliance as of any date with Section 6.01 or 6.02 (other than for purposes of calculating financial ratios), amounts denominated in any currency other than Dollars shall be calculated as permitted by the fourth to last paragraph of Section 6.01. For purposes of determining compliance as of any date with any other Section in Article VI (other than for purposes of calculating financial ratios), amounts incurred, invested, loaned, advanced, acquired, Disposed of, sold, declared, paid, distributed or otherwise made or outstanding in any currency other than Dollars shall be calculated based on customary exchange rates in effect on the date of incurrence, Investment, loan, advance, acquisition, Disposition, sale, declaration, payment, distribution or other similar action was taken (or committed, at the option of the Borrower Representative) as determined in good faith by the Borrower Representative. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent in accordance with this Agreement. If any limitation, threshold, ratio or basket is exceeded solely as a result of changes in currency exchange rates after the last time it was utilized, such limitation, threshold, ratio or basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates. No Default or Event of Default shall arise as a result of any limitation, threshold, ratio or basket set forth in Dollars in Article VI or clause (f) or (j) of Section 7.01 (and any related definitions) being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Loan is denominated in an Alternate Currency, such amount shall be the Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

Section 1.05    [Reserved].

Section 1.06    Change of Currency.

(a)    Each obligation of a Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.07    Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.08    Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.09    Holdings. From time to time after the Closing Date, Holdings may form one or more new Subsidiaries to become direct or indirect parent companies of Bidco; provided that contemporaneously with the formation of the new direct parent company of Bidco (an “Intermediate Holdings”), such person enters into supplements to the Holdings Guarantee and Pledge

Agreements (or, at the option of such person, new Holdings Guarantee and Pledge Agreements in substantially similar form or such other form reasonably satisfactory to the Administrative Agent) duly executed and delivered on behalf of such person. Immediately after any Intermediate Holdings complying with the proviso in the foregoing sentence, the Guarantee incurred by the then existing Holdings of the Obligations shall automatically terminate and Holdings shall be released from its obligations and covenants under the Loan Documents, shall cease to be a Loan Party and any Liens created by any Loan Documents on any assets or Equity Interests owned by Holdings shall automatically be released (unless, in each case, the Borrower Representative shall elect in its sole discretion that such release of Holdings shall not be effective), and thereafter Intermediate Holdings shall be deemed to be Holdings for all purposes of this Agreement (until any additional Intermediate Holdings shall be formed in accordance with this Section 1.09).

Section 1.10    Guaranty and Security Principles. The Security Documents, the Guarantee Agreement, the Holdings Guarantee Agreement and each other guaranty and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or obligation in each case by any foreign Subsidiary shall be granted in accordance with the Agreed Guaranty and Security Principles set forth in Schedule 1.10 to the Original Credit Agreement.

Section 1.11    Borrower Representative. Each Borrower hereby designates the US Borrower as its borrower representative (the “Borrower Representative”). The Borrower Representative will be acting as agent on each Borrower’s behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Article II or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants and certifications) on behalf of any Borrower under the Loan Documents. The Borrower Representative hereby accepts such appointment.

Section 1.12    German Terms. With respect to a Loan Party organized or established under the laws of Germany (i) director or managing director means a “Geschäftsführer” or, in case of a stock corporation (Aktiengesellschaft), “Vorstand” of such Loan Party and (ii) board of directors shall refer to the directors or managing directors of such Loan Party.

Section 1.13    Luxembourg Terms. With respect to a Loan Party organized or established under the laws of the Grand Duchy of Luxembourg, a reference to:

(a)    winding up, administration or dissolution includes, without limitation, any procedure or proceeding in relation to an entity becoming bankrupt (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or any other similar proceedings affecting the rights of creditors generally under Luxembourg law, and shall be construed so as to include any equivalent or analogous liquidation or reorganisation proceedings;

(b)    an agent includes, without limitation, a “mandataire”;

(c)    a receiver, administrative receiver, administrator or the like includes, without limitation, a administrateur provisoire, juge délégué, commissaire, juge-commissaire, liquidateur or curateur or any other person performing the same function of each of the foregoing;

(d)    a matured obligation includes, without limitation, any exigible, certaine and liquide obligation;

(e)    security or a security interest includes, without limitation, any hypothèque, nantissement, privilège, accord de transfert de propriété à titre de garantie, gage sur fonds de commerce or sûreté réelle whatsoever whether granted or arising by operation of law;

(f)    a person being unable to pay its debts includes, without limitation, that person being in a state of cessation of payments (cessation de paiements);

(g)    an attachment includes a saisie;

(h)    creditors process includes an executory attachment (saisie exécutoire) or a conservatory attachment (saisie conservatoire);

(i)    by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts); and

(j)    a director, officer or manager includes a gérant or an administrateur.

ARTICLE II

The Credits

Section 2.01    Commitments. Subject to the terms and conditions set forth herein:

(a)    Each Lender made Term B Loans in Dollars to the Lux Borrower and the US Borrower on the Closing Date in an aggregate principal amount not exceeding its Term B Loan Commitment. The Lux Borrower and the US Borrower shall be jointly and severally liable for all of the Obligations relating to the Term B Loans.

(b)    [Reserved].

(c)    Each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Lux Borrower and/or the US Borrower in an aggregate principal amount not to exceed its Incremental Term Loan Commitment.

(d)    Amounts of Term B Loans borrowed under Section 2.01(a) or Section 2.01(c) that are repaid or prepaid may not be re-borrowed.

Section 2.02    Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type and in the same currency made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrowers may request in accordance herewith. ABR Loans shall be denominated in Dollars. Any Borrowings denominated in a currency other than Dollars shall be comprised of Eurocurrency Loans. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the applicable Borrowers to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)    Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than 10 Eurocurrency Borrowings outstanding under all Term Facilities at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d)    Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Term Facility Maturity Date for such Class.

Section 2.03    Requests for Borrowings. To request a Term Borrowing, the applicable Borrowers shall notify the Administrative Agent of such request electronically (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing; provided, that, any such notice of an Incremental Term Borrowing may be given at such time as provided in the applicable Incremental Assumption Agreement. Each such telephonic Borrowing Request shall be irrevocable (other than in the case of any notice given in respect of the Closing Date, which may be conditioned upon the consummation of the Acquisition or, in the case of notice given in respect of Incremental Commitments, which may be conditioned as provided in the applicable Incremental Assumption Agreement) and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request signed by the applicable Borrowers. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    whether such Borrowing is to be a Borrowing of Term B Loans, Refinancing Term Loans, or Other Term Loans, as applicable;

(ii)    the aggregate amount of the requested Borrowing;

(iii)    the date of such Borrowing, which shall be a Business Day;

(iv)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)    the location and number of the account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04    [Reserved].

Section 2.05    [Reserved].

Section 2.06    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrowers by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the applicable Borrowers as specified in the applicable Borrowing Request.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by a Borrower, the interest rate applicable to ABR Loans at such time. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrowers the amount of such interest paid by the applicable Borrowers for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, the applicable Borrowers shall notify the Administrative Agent of such election by telephone, by the time that a Borrowing Request would be required under Section 2.03 if such applicable Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request signed by the applicable Borrowers.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrowers shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Sections 2.02(c) regarding the maximum number of Borrowings of the relevant Type.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (if denominated in Dollars) or continued as a Eurocurrency Borrowing with a one-month Interest Period (if denominated in a currency other than Dollars). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing (if denominated in Dollars) or continued as a Eurocurrency Borrowing with a one-month Interest Period (if denominated in a currency other than Dollars) at the end of the Interest Period applicable thereto.

Section 2.08    Termination of Commitments. On the Closing Date (after giving effect to the funding of the Term B Loans to be made on such date), the Term B Loan Commitments of each Lender as of the Closing Date terminated.

Section 2.09    Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain the Register pursuant to Section 9.04(b)(iv), and a subaccount therein for each Lender, in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the Register and the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain the Register or such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). For the avoidance of doubt, the Note does not constitute a billet à ordre within the meaning of the Luxembourg law of 8 January 1962 relating to promissory notes and bills of exchange, as amended. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower Representative. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.10    Repayment of Term Loans. (a) Subject to the other clauses of this Section 2.10 and to Section 9.08(e),

(i)    The Lux Borrower and the US Borrower shall repay Term B Loans incurred on the Closing Date on the Term B Facility Maturity Date in an amount equal to the then unpaid principal amount of such Term B Loans outstanding;

(ii)    in the event that any Incremental Term Loans are made, the Lux Borrower and/or the US Borrower (as applicable) shall repay such Incremental Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement; and

(iii)    to the extent not previously paid, outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.

(b)    [reserved].

(c)    Prepayment of the Loans from:

(i)    all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be allocated to the Class or Classes of Term Loans determined pursuant to Section 2.10(d); provided, that any Lender, at its option, may elect to decline any such prepayment of any Term Loan held by it if it shall give written notice to the Administrative Agent thereof by 5:00 p.m. Local Time at least three Business Days prior to the date of such prepayment (any such Lender, a “Declining Lender”) and on the date of any such prepayment, any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall instead be retained by the Borrowers for application for any purpose not prohibited by this Agreement (such amounts, the “Retained Declined Proceeds”), and

(ii)    any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans under the applicable Class or Classes as the Borrowers may in each case direct.

(d)    Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) or (c) shall be applied so that the aggregate amount of such prepayment is allocated among the Term B Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Term B Loans and Other Term Loans, if any; provided, that, subject to the pro rata application to Loans outstanding within any Class of Term Loans, the applicable Borrowers may allocate such prepayment in its discretion among the Class or Classes of Term Loans as the applicable Borrowers may specify (so long as such allocation complies with Section 2.21(b) or Section 2.21(f), as applicable). Prior to any prepayment of any Loan under any Facility hereunder, the Borrowers shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, at least one Business Day before the scheduled date of such prepayment and (ii) in the case of a Eurocurrency Borrowing, at least three Business Days before the scheduled date of such prepayment (or, in each case such shorter period acceptable to the Administrative Agent); provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the applicable Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. All repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(d).

Section 2.11    Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part (with any replacement of a Non-Consenting Lender pursuant to Section 2.19(c) being deemed, for this purpose, to constitute an optional prepayment), without premium or penalty (but subject to this Section 2.11 and Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d); provided, that:

(i)    in the event of any optional prepayments of the Term B Loans incurred on the Closing Date pursuant to this Section 2.11(a) (or mandatory prepayments with Net Proceeds of Indebtedness incurred by Bidco or any Subsidiary) made prior to the first anniversary of the Closing Date, the Borrowers shall pay to the applicable Lenders with respect to such Term B Loans a prepayment premium equal to 2% of the aggregate principal amount of the Term B Loans so prepaid;

(ii)    in the event of any optional prepayments of the Term B Loans incurred on the Closing Date pursuant to this Section 2.11(a) (or mandatory prepayments with Net Proceeds of Indebtedness incurred by Bidco or any Subsidiary) made on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, the Borrowers shall pay to the applicable Lenders with respect to such Term B Loans a prepayment premium equal to 1% of the aggregate principal amount of the Term B Loans so prepaid; and

(iii)    in the event of any optional prepayments of the Term B Loans incurred on the Closing Date pursuant to this Section 2.11(a) (or mandatory prepayments with Net Proceeds of Indebtedness incurred by Bidco or any Subsidiary) made on or after the second anniversary of the Closing Date, no prepayment premium shall be due.

In the event that, prior to the second anniversary of the Closing Date, the Borrowers shall effect any amendment to this Agreement which reduces the All-in Yield of the Term B Loans incurred on the Closing Date (other than in connection with a Qualified IPO, a Change of Control or a transformative acquisition referred to in the last sentence of this paragraph), the Borrowers shall pay to the Administrative Agent, for the ratable benefit of each of the applicable Term Lenders, a fee equal to a percentage of the aggregate principal amount of such Term Loans for which the All-in Yield has been reduced pursuant to such amendment, which percentage shall be equal to the prepayment premium percentage that would have been applicable pursuant to the preceding clauses of this Section 2.11(a) if such Term Loans had been optionally prepaid on the date on which such amendment becomes effective. Such amounts shall be due and payable on the effective date of such amendment. For purposes of this Section 2.11(a), a “transformative acquisition” is any acquisition by Bidco or any Subsidiary that is (i) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, the Loan Documents would not provide Bidco and the Subsidiaries with adequate flexibility for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower Representative in good faith.

(b)    The Borrowers shall apply all Net Proceeds received after the occurrence of Discharge of First-Priority Obligations (or prior thereto, any First Lien Declined Proceeds) promptly upon receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10. Notwithstanding the foregoing, the Lux Borrower and the US Borrower may use a portion of such Net Proceeds to prepay or repurchase any Other Second Lien Debt, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, (A) the numerator of which is the outstanding principal amount of such Other Second Lien Debt and (B) the denominator of which is the sum of the outstanding principal amount of such Other Second Lien Debt and the outstanding principal amount of all Classes of Term Loans.

(c)    Not later than 5 Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.04(a) with respect to each Excess Cash Flow Period ended after the occurrence of Discharge of First-Priority Obligations (or, prior thereto, any First Lien Declined Proceeds) the Borrower Representative shall calculate Excess Cash Flow for such Excess Cash Flow Period and the Lux Borrower and the US Borrower shall apply an amount equal to (i) the amount by which the Required Percentage of such Excess Cash Flow exceeds $6,000,000 (the “ECF Threshold Amount”) minus (ii) to the extent not financed using the proceeds of the incurrence of funded term Indebtedness, the sum of (A) the amount of any voluntary payments during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (A), the amount of any voluntary payments after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of (x) Term Loans and other term Indebtedness secured by Senior Liens (it being understood that the amount of any such payment constituting a below-par Permitted Loan Purchase shall be calculated to equal the amount of cash used and not the principal amount deemed prepaid therewith) and (y) Other Second Lien Debt (provided that (i) in the case of the prepayment of any revolving Indebtedness, there was a corresponding reduction in commitments and (ii) the maximum amount of each such prepayment of Other Second Lien Debt that may be counted for purposes of this clause (A)(y) shall not exceed the amount that would have been prepaid in respect of such Other Second Lien Debt if such prepayment had been applied on a ratable basis among the Term Loans and such Other Second Lien Debt (determined based on the aggregate outstanding principal amount of Term Loans and the aggregate principal amount of such Other Second Lien Debt on the date of such prepayment)) and (B) the amount of any permanent voluntary reductions during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (B), the amount of any permanent voluntary reductions after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of Revolving Facility Commitments and/or any other revolving credit facility not prohibited hereunder to the extent that an equal amount of Revolving Facility Loans and/or such other revolving credit facility was simultaneously repaid (I) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 or (II) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 and to prepay other Indebtedness secured by Senior Liens and any Other Second Lien Debt in accordance with the agreement(s) governing such Indebtedness so long as the prepayments under this clause (II) are applied in a manner such that the Term Loans are prepaid on at least a ratable basis with such Other Second Lien Debt (determined based on the aggregate outstanding principal amount of Term Loans and the aggregate outstanding principal amount of such Other Second Lien Debt being prepaid under this clause (II) on the date of such prepayment). Such calculation will be set forth in a certificate signed by a Financial Officer of the Borrower Representative delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.

(d)    Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any Net Proceeds of any Asset Sale by a Subsidiary or Excess Cash Flow attributable to a Subsidiary would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) but is prohibited, restricted or delayed by applicable local law from being repatriated to the United States or Luxembourg, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans or Other Second Lien Debt at the times provided in Section 2.11(b) or Section 2.11(c) but may be retained by the applicable Subsidiary for so long, but only so long, as the applicable local law will not permit repatriation to the United States or Luxembourg, and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly applied (net of additional Taxes payable or reserved against as a result thereof including, without duplication, any repatriation costs associated with repatriation of such proceeds from the applicable recipient to the Lux Borrower or the US Borrower) to the repayment of the Term Loans or Other Second Lien Debt pursuant to Section 2.11(b) or Section 2.11(c), to the extent provided therein, (ii) to the extent that the Borrower Representative has determined in good faith that repatriation of any or all of such Net Proceeds or Excess Cash Flow that would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) would have a material adverse Tax consequence with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Subsidiary (the Borrower Representative hereby agreeing to cause the applicable Subsidiary to promptly use commercially reasonable efforts to take all actions within the reasonable control of such Subsidiary that are reasonably required to eliminate such Tax effects), (iii) to the extent that the Borrower Representative has determined in good faith based on the advice of counsel that the repatriation of any or all of such Net Proceeds or Excess Cash Flow would give rise to a risk of liability for the directors of a Subsidiary, such Subsidiary may retain the Net Proceeds or Excess Cash Flow and (iv) prepayments from Excess Cash Flow shall be made net of Taxes payable or reserved against as a result of the repatriation of funds from such Subsidiaries to the Lux Borrower or the US Borrower.

Section 2.12    Fees. (a) The Borrowers agree to pay to the Administrative Agent, for the account of the Administrative Agent, the “Second Lien Term Facility Administration Fee” as set forth in the Fee Letter, as may be amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(b)    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13    Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (a) of this Section; provided, that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)    Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) on the applicable Term Facility Maturity Date; provided, that (A) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Sterling LIBO Rate, Adjusted LIBO Rate, EURIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrowers and the Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to, or continued as on the last day of the Interest Period applicable thereto to (or in the case of a Eurocurrency Borrowing denominated in an Alternate Currency, prepaid in full on the last day of the Interest Period applicable thereto and reborrowed as) an ABR Borrowing denominated in Dollars in the Dollar Equivalent amount thereof, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing denominated in Dollars in the Dollar Equivalent amount thereof.

Section 2.15    Increased Costs. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)    subject any Lender to any Tax with respect to any Loan Document (other than (i) Taxes indemnifiable under Section 2.17 or (ii) Excluded Taxes); or

(iii)    impose on any Lender any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the applicable Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)    If any Lender determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the applicable Borrowers and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to the applicable Borrowers and which are subject to similar provisions. The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the applicable Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the applicable Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (other than due to the default of the relevant Lender), convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrowers pursuant to Section 2.19, then, in any such event, the applicable Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate, the Sterling LIBO Rate or EURIBO Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the applicable Borrowers and shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17    Taxes. (a) Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower Representative shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower Representative, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower Representative or the Administrative Agent, as the case may be.

(b)    The Borrowers shall timely pay any Other Taxes.

(c)    The Borrowers shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the applicable Borrowers by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    Each Lender shall deliver to the Borrower Representative and the Administrative Agent, at such time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower Representative or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any such withholding of Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements and to satisfy any such requirements. Notwithstanding anything to the contrary, the completion, execution and submission of such documentation (other than such documentation set forth in Sections (f)(i)(A) through (f)(i)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)    Without limiting the generality of Section 2.17(e), each Foreign Lender with respect to any Loan made to the Borrowers shall, to the extent it is legally eligible to do so:

(i)    deliver to the Borrower Representative and the Administrative Agent, prior to the date on which the first payment to the Foreign Lender is due hereunder, two copies of (A) in the case of a Foreign Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” IRS Form W-8BEN or W-8BEN-E, as applicable, (or any applicable successor form) (together with a certificate (substantially in the form of Exhibit J to the Original Credit Agreement, such certificate, the “Non-Bank Tax Certificate”) certifying that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the US Borrower and is not a controlled foreign corporation related to the US Borrower (within the meaning of Section 864(d)(4) of the Code), (B) IRS Form W-8BEN or W-8BEN-E, as applicable, or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Foreign Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding Tax on payments by the Borrowers under this Agreement, (C) IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, provided that if the Foreign Lender is a partnership, and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such Foreign Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(ii)    deliver to the Borrower Representative and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower Representative and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower Representative or the Administrative Agent.

Any Foreign Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower Representative and the Administrative Agent in writing of such Foreign Lender’s inability to do so.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(f); provided that a Participant shall furnish all such required forms and statements to the person from which the related participation shall have been purchased.

In addition, each Agent shall deliver to the Borrower Representative (x)(I) prior to the date on which the first payment by a Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Administrative Agent pursuant to Section 8.09 on which payment by a Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to an available exemption from applicable U.S. federal withholding Taxes in respect of any payments to be made to such Agent by any Loan Party pursuant to any Loan Document and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower Representative, and from time to time if reasonably requested by the Borrower Representative, two further copies of such documentation.

(g)    Without limiting the effect of Sections 2.17(e) and (f) above:

(i)    Subject to paragraph (ii) below, a U.K. Treaty Lender and each U.K. Borrower which makes a payment to which that U.K. Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that U.K. Borrower to obtain authorization to make that payment without a U.K. Tax Deduction.

(ii)    (A) A U.K. Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm in writing its scheme reference number and its jurisdiction of tax residence to any relevant U.K. Borrower and the Administrative Agent opposite its name in Schedule 2.17 to the Original Credit Agreement; and

(B)    a person that becomes a Lender after the Closing Date that is a U.K. Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm in writing its scheme reference number and its jurisdiction of tax residence in the Assignment and Acceptance or other relevant documentation which it executes on becoming a party;

and having done so, shall be under no obligation pursuant to paragraph (i) above.

(iii)    If a U.K. Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (ii) above and: (a) a U.K. Borrower making a payment to that Lender has not made a U.K. Borrower DTTP Filing in respect of that Lender; or (b) a U.K. Borrower making a payment to that Lender has made a U.K. Borrower DTTP Filing but (1) that U.K. Borrower DTTP Filing has been rejected by HM Revenue & Customs; (2) HM Revenue & Customs have not given the U.K. Borrower authority to make payments to that Lender without a U.K. Tax Deduction within 60 days of the date of the U.K. Borrower DTTP Filing; or (3) HM Revenue & Customs has given authority for the U.K. Borrower to make payment to that Lender without a U.K. Tax Deduction pursuant to the HMRC DT Treaty Passport Scheme and that authority expires or is withdrawn by HM Revenue & Customs, and in each case, the U.K. Borrower has notified that Lender in writing, that Lender and the U.K. Borrower shall co-operate in completing any procedural formalities necessary for that U.K. Borrower to obtain authorization to make that payment without a U.K. Tax Deduction.

(iv)    If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (ii) above and that Lender ceases to hold a valid passport under the HMRC DT Treaty Passport scheme it shall promptly notify the Borrower Representative and the Administrative Agent in writing and that Lender and the relevant U.K. Borrower shall co-operate in completing any additional procedural formalities necessary for that U.K. Borrower to obtain authorization to make payments to that Lender without a U.K. Tax Deduction.

(v)    If a U.K. Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (ii) above, no Loan Party shall make a U.K. Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Loan(s) unless that Lender otherwise agrees.

(vi)    A U.K. Borrower shall, promptly on making a U.K. Borrower DTTP Filing, deliver a copy of that U.K. Borrower DTTP Filing to the Administrative Agent for delivery to the relevant U.K. Treaty Lender.

(vii)    Each Lender in respect of a U.K. Borrower which becomes a party to this Agreement after the Closing Date (or which becomes a Lender in respect of a U.K. Borrower and has not already provided such information pursuant to this Section 2.17(g) or Schedule 2.17 to the Original Credit Agreement) shall indicate in the Assignment and Acceptance or other relevant documentation which it executes on becoming a party or otherwise in writing which of the following categories it falls in: (A) not a U.K. Qualifying Lender; (B) a U.K. Qualifying Lender (other than a U.K. Treaty Lender); or (C) a U.K. Treaty Lender and, where applicable, shall give a U.K. Tax Confirmation. If a Lender fails to indicate its status in accordance with this paragraph (vi) then such Lender shall be treated for the purposes of this Agreement (including by each U.K. Borrower) as if it is not a U.K. Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrower Representative). For the avoidance of doubt, any Assignment and Acceptance or other relevant documentation shall not be invalidated by any such failure of a Lender to comply with this paragraph (vii).

(viii)    The Borrower Representative shall promptly on becoming aware that a Loan Party must make a U.K. Tax Deduction (or that there is any change in the rate or basis of a U.K. Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment by a U.K. Borrower payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall promptly notify the Borrower Representative and that U.K. Borrower.

(ix)    A U.K. Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a U.K. Tax Confirmation to any Loan Party by entering into this Agreement.

(x)    A U.K. Non-Bank Lender shall promptly notify the Borrower Representative and the Administrative Agent if there is any change in the position from that set out in the U.K. Tax Confirmation.

(h)    If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental

Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. No Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to any Loan Party in connection with this clause (g) or any other provision of this Section 2.17.

(i)    If the Borrower Representative determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments, each affected Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrowers as the Borrowers (or the Borrower Representative) may reasonably request in challenging such Tax. The Borrowers shall indemnify and hold each Lender and Agent harmless against any reasonable out-of-pocket expenses incurred by such person in connection with any request made by the Borrowers (or the Borrower Representative) pursuant to this Section 2.17(i). Nothing in this Section 2.17(i) shall obligate any Lender or Agent to take any action that such person, in its sole judgment, determines may result in a material detriment to such person or in any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Agent, including with respect to a relationship of such person with any tax authority or other Governmental Authority. Any resulting refund shall be governed by Section 2.17(h).

(j)    If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(j), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(k)

(i)    All amounts expressed to be payable under a Loan Document by any party to any Lender or other Secured Party (each, for the purposes of this Section 2.17(k), a “Finance Party”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, such Finance Party shall promptly provide an appropriate VAT invoice to such party and, provided such an invoice has been provided, that party shall pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT.

(ii)    If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “VAT Recipient”) under a Loan Document, and any party other than the VAT Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier

(rather than being required to reimburse or indemnify the VAT Recipient in respect of that consideration):

(1)    (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The VAT Recipient must (where this paragraph (1) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and

(2)    (where the VAT Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)    Where a Loan Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)    In relation to any supply made by a Finance Party to any Party under a Loan Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

(v)    Any reference in this Section 2.17(k) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)).

(l)    The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

For purposes of this Section 2.17, the terms “applicable law” and “applicable Requirement of Law” include FATCA.

Section 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds. Each such payment shall be made without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower Representative by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars (or, in the case of Alternate Currency Loans, in the applicable Alternate Currency). Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)    Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, interest and fees then due from the Borrowers hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans of such Class and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase participations in the Term Loans of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders entitled thereto ratably in accordance with the principal amount of each such Lender’s respective Term Loans of such Class and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the applicable Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the applicable Borrowers in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06 or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.20, then such Lender shall, upon request, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.20, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Each applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.20, (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the prior written consent of the Administrative Agent to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from a notice given under Section 2.20, such assignment will result in such Borrower having access to Eurocurrency Loans denominated in Dollars. Nothing in this Section 2.19 shall be deemed to prejudice any rights that a Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the applicable Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the applicable Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

(c)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the applicable Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) at their sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the applicable Borrowers’ request) assign its Loans and its Commitments (or, at the applicable Borrowers’ option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver, discharge or termination) hereunder to one or more assignees reasonably acceptable to the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund); provided, that: (a) all Loan Obligations of the applicable Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or, at the option of the applicable Borrowers, the applicable Borrowers shall pay any amount required by Section 2.11(a), if applicable, and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the applicable Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the applicable Borrowers’ request, compliance with Section 9.04 shall not be required to effect such assignment.

Section 2.20    Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans denominated in Dollars, Euros or Pounds Sterling, then, on notice thereof by such Lender to the applicable Borrowers through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans denominated in Dollars, Euros or Pounds Sterling or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurocurrency Borrowings denominated in Dollars of such Lender to ABR Borrowings denominated in Dollars (or in the case of a Eurocurrency Borrowing denominated in an Alternate Currency, prepaid in full on the last day of the Interest Period applicable thereto and reborrowed as ABR Borrowings denominated in Dollars in the Dollar Equivalent amount thereof), in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the applicable Borrowers shall also pay accrued interest on the amount so converted.

Section 2.21    Incremental Commitments. (a) The Borrowers may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Amount available at the time such Incremental Commitments are established (or at the time any commitment relating thereto is entered into or, at the option of the Borrowers, at the time of incurrence of the Incremental Loans thereunder) from one or more Incremental Term Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans in their own discretion. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent) and the currency therefor (which may be Dollars, Euros or Pounds Sterling), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective, and (iii) whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans with terms identical to Term B Loans or (y) commitments to make term loans with currency, pricing, maturity, amortization, participation in mandatory prepayments and/or other terms different from the Term B Loans (“Other Term Loans”).

(b)    Each applicable Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans; provided, that:

(i)    any commitments to make additional Term B Loans shall have the same terms as the Term B Loans,

(ii)    the Other Term Loans incurred pursuant to clause (a) of this Section 2.21 shall rank pari passu or, at the option of the applicable Borrowers, junior in right of security with the Term B Loans (provided, that if such Other Term Loans rank junior in right of security with the Term B Loans, such Other Term Loans shall be subject to a Permitted Junior Intercreditor Agreement and, for the avoidance of doubt, shall not be subject to clause (v) below),

(iii)    the final maturity date of any such Other Term Loans (except for (x) any bridge loan that has no amortization payments and the terms of which provide for an automatic (subject to customary conditions) extension of the maturity date to a date that is not earlier than the Term B Facility Maturity Date then in effect or (y) up to $30,000,000 in aggregate principal amount of Other Term Loans as selected by the applicable Borrowers) shall be no earlier than the Term B Facility Maturity Date and, except as to pricing, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the applicable Borrowers and the Incremental Term Lenders in their sole discretion), shall have (x) substantially similar terms as the Term B Loans or (y) such other terms (including as to guarantees and collateral) as shall be reasonably satisfactory to the Administrative Agent,

(iv)    the Weighted Average Life to Maturity of any such Other Term Loans (except for (x) any bridge loan that has no amortization payments and the terms of which provide for an automatic (subject to customary conditions) extension of the maturity date to a date that is not earlier than the Term B Facility Maturity Date then in effect or (y) up to $30,000,000 in aggregate principal amount of Other Term Loans as selected by the applicable Borrowers) shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans,

(v)    with respect to any Other Term Loan incurred prior to the twelve month anniversary of the Closing Date pursuant to clause (a) of this Section 2.21 that ranks pari passu in right of security with the Term B Loans, the All-in Yield shall be the same as that applicable to the Term B Loans on the Closing Date, except that the All-in Yield in respect of any such Other Term Loan may exceed the All-in Yield in respect of such Term B Loans on the Closing Date by no more than 0.50%, or if it does so exceed such All-in Yield by more than 0.50% (such difference, the “Term Yield Differential”) then the Applicable Margin (or the “LIBOR floor” as provided in the following proviso) applicable to such Term B Loans shall be increased such that after giving effect to such increase, the Term Yield Differential shall not exceed 0.50%; provided that, to the extent any portion of the Term Yield Differential is attributable to a higher “LIBOR floor” being applicable to such Other Term Loans, such floor shall only be included in the calculation of the Term Yield Differential to the extent such floor is greater than the Adjusted LIBO Rate in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “LIBOR floor” applicable to the outstanding Term B Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Other Term Loans prior to any increase in the Applicable Margin applicable to such Term B Loans then outstanding; provided, further, that this clause (v) shall not be applicable to any Incremental Term Loan that (x) is incurred pursuant to clause (i) or (iii) of the definition of “Incremental Amount” or (y) has a maturity date that is at least two years after the Latest Maturity Date then in effect;

(vi)    such Other Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term B Loans in any mandatory prepayment hereunder; and

(vii)    (A) there shall be no obligor in respect of any Incremental Term Loan Commitments that is not a Loan Party and (B) the borrower of any Incremental Term Facility shall be the Lux Borrower and/or the US Borrower.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby as provided for in Section 9.08(e). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrower Representative’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)    Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, (A) to the extent required by the relevant Incremental Assumption Agreement, at the time of and immediately after such Borrowing, and subject to Section 7.04, no Event of Default or Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower Representative and (B) if such Incremental Term Loan Commitment is established for a purpose other than financing any Permitted Business Acquisition or any other acquisition that is permitted by this Agreement, no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred or be continuing or would result therefrom and (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.02 and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably request to assure that the Incremental Term Loans are secured by the Collateral ratably with (or, to the extent set forth in the applicable Incremental Assumption Agreement, junior to) one or more Classes of then-existing Term Loans.

(d)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans of a different Class), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis. The Borrowers agree that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

(e)    Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.21), pursuant to one or more offers made from time to time by the Borrowers to all Lenders of any Class of Term Loans, on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class) and on the same terms (“Pro Rata Extension Offers”), the applicable Borrowers are hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the applicable Borrowers and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”). Each Pro Rata Extension Offer shall specify the date on which the applicable Borrowers propose that the Extended Term Loan shall be made, which shall be a date not earlier than five Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(f)    The applicable Borrowers and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans of such Extending Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Term Loans; provided, that (i) except as to interest rates, fees and any other pricing terms (which interest rates, fees and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(v)), and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the applicable Borrowers and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as an existing Class of Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, and (iv) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term B Loans in any mandatory prepayment hereunder. Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower Representative’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(g)    Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan. For purposes of this Agreement and the other Loan Documents, such Extending Lender will be deemed to have an Incremental Term Loan having the terms of such Extended Term Loan.

(h)    Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including, without limitation, this Section 2.21), (i) the aggregate amount of Extended

Term Loans will not be included in the calculation of the Incremental Amount, (ii) no Extended Term Loan is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan implemented thereby, (v) all Extended Term Loans and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations relating to an existing Class of Term Loans of the relevant Loan Parties under this Agreement and the other Loan Documents, and (vi) there shall be no obligor in respect of any such Extended Term Loans that is not a Loan Party.

(i)    Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrowers shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

(j)    Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (j) through (o) of this Section 2.21), the Borrowers may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), the net cash proceeds of which are used to Refinance in whole or in part any Class of Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the applicable Borrowers propose that the Refinancing Term Loans shall be made, which shall be a date not earlier than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:

(i)    before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date, and subject to Section 7.04, no Event of Default or Default shall have occurred and be continuing, to the extent required by the relevant Incremental Assumption Agreement governing such Refinancing Term Loans;

(ii)    the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans;

(iii)    the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv)    the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v)    all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(v)) and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the applicable Borrowers and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially less favorable to Bidco and the Subsidiaries than, the terms, taken as a whole, applicable to the Term B Loans (except to the extent such covenants and other terms (I) apply solely to any period after the Term B Facility Maturity Date, (II) reflect market terms and conditions (as determined by the Borrower Representative in good faith) at the time of incurrence, or (III) are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrower Representative in good faith;

(vi)    with respect to Refinancing Term Loans secured by Liens on the Collateral that rank pari passu or junior in right of security to the Term B Loans, such Liens will be subject to a Permitted Pari Passu Intercreditor Agreement or Permitted Junior Intercreditor Agreement, as applicable; and

(vii)    (A) there shall be no obligor in respect of such Refinancing Term Loans that is not a Loan Party and (B) there shall be no borrowers in respect of any Refinancing Term Loans that are not the Lux Borrower or the US Borrower.

(k)    The Borrowers may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Incremental Assumption Agreement governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrowers.

(l)    [reserved].

(m)    [reserved].

(n)    [reserved].

(o)    For purposes of this Agreement and the other Loan Documents, such Lender will be deemed to have an Incremental Term Loan having the terms of such Refinancing Term Loan. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including, without limitation, this Section 2.21), (i) the aggregate amount of Refinancing Term Loans will not be included in the calculation of the Incremental Amount, (ii) no Refinancing Term Loan is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan at any time or from time to time other than those set forth in clauses (j) above, as applicable, and (iv) all Refinancing Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(p)    Notwithstanding anything in the foregoing to the contrary, (i) for the purpose of determining the number of outstanding Eurocurrency Borrowings upon the incurrence of any Incremental Loans, to the extent the last date of Interest Periods for multiple Eurocurrency Borrowings under the Term Facilities fall on the same day, such Eurocurrency Borrowings shall be considered a single Eurocurrency Borrowing, and (ii) the initial Interest Period with respect to any Eurocurrency Borrowing of Incremental Loans may, at the applicable Borrowers’ option, be of a duration of a number of Business Days that is less than one month, and the Adjusted LIBO Rate with respect to such initial Interest Period shall be the same as the Adjusted LIBO Rate applicable to any then-outstanding Eurocurrency Borrowing, as the applicable Borrowers may direct, so long as the last day of such initial Interest Period is the same as the last day of the Interest Period with respect to such outstanding Eurocurrency Borrowing.

Section 2.22    Defaulting Lender. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders.”

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, third, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.22 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE III

Representations and Warranties

On the date of each Credit Event, Bidco and each Borrower represents and warrants to each of the Lenders that:

Section 3.01    Organization; Powers. Except as set forth on Schedule 3.01 to the Original Credit Agreement, each of Holdings, Bidco, each Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company, corporation, company or other entity duly organized or incorporated, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority to own its material property and assets and to carry on its business in all material respects as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.

Section 3.02    Authorization. The execution, delivery and performance by Bidco and each of the Subsidiary Loan Parties and, in the case of Section 3.02(a) and 3.02(b)(i)(B), Holdings, of each of the Loan Documents to which it is a party and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, shareholder, partnership, limited liability company action or similar action required to be obtained by Holdings, Bidco and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to Holdings, Bidco or any such Subsidiary Loan Party, (B) the certificate or articles of incorporation, articles of association (statuten) or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of Holdings, Bidco or any such Subsidiary Loan Party, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to Bidco or any such Subsidiary Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Bidco or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to (x) any property or assets now owned or hereafter acquired by Bidco or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens, or (y) any Equity Interests of Bidco now owned or hereafter acquired by Holdings, other than Liens created by the Loan Documents or Liens permitted by Article VIA.

Section 3.03    Enforceability. This Agreement has been duly executed and delivered by Holdings, Bidco and each Borrower and constitutes, and each other Loan Document when executed and delivered by Bidco, each Borrower and each Subsidiary Loan Party that is party thereto and the Holdings Guarantee and Pledge Agreements when executed and delivered by Holdings will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party, as applicable, in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing, (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests of Subsidiaries organized outside of the United States that are not Loan Parties, registrations, filings, notices or other actions or steps required to be made under any foreign laws, rules and regulations in order to perfect security created by the Security Documents or in order to achieve the relevant priority for all Liens created by such Security Documents, in each case, in the Equity Interests of any Subsidiary organized outside of the United States that are not Loan Parties and (v) the Legal Reservations.

Section 3.04    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which Bidco or any Subsidiary Loan Party is a party, except for (a) the filing of Uniform Commercial Code financing statements (or an equivalent filing in foreign jurisdictions), (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) if applicable, approvals or advice from any works council having jurisdiction over the transactions contemplated by the Loan Documents, (e) such as have been made or obtained and are in full force and effect, (f) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (g) filings or other actions listed on Schedule 3.04 to the Original Credit Agreement and any other filings, stampings, registrations, notarizations or notifications required by the Security Documents, required to perfect security created by the Security Documents or required to achieve the relevant priority for all Liens created by such Security Documents.

Section 3.05    Financial Statements. Except as set forth on Schedule 3.05 to the Original Credit Agreement:

(a)    The audited consolidated balance sheet of the Target Group as at December 31, 2016, the audited consolidated profit and loss account for the year ended December 31, 2016 and the notes, statements or documents included in or annexed or attached thereto and directors’ reports relating thereto, have been prepared on a basis consistent in all material respects to the preparation of the previous two years’ statutory accounts and in accordance with GAAP and the Companies Act 2006 as at the date on which they were prepared, and give, in all material respects, a true and fair view of the state of affairs of the Target Group as at December 31, 2016 and of the profit or loss of the Target Group for the period ended December 31, 2016.

(b)    The unaudited consolidated management accounts of the Target Group for the period from December 31, 2016 and ending on May 31, 2017 have been prepared on a basis consistent in all material respects with those adopted in the preparation of management accounts for all equivalent periods ended during the previous 12 months and, taking into account the purpose for which they were prepared and, recognizing that they were not prepared or verified on a statutory basis or to audit standard, they show with reasonable accuracy the financial state of affairs of the Target Group for the period in respect of which they have been prepared in all material respects.

Section 3.06    No Material Adverse Effect. Since the Closing Date, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07    Title to Properties; Possession Under Leases. (a) Each of Bidco and the Subsidiaries, its general partner in its capacity as general partner of such limited partnership and in the name of the partnership) has valid title in fee simple or local equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, free and clear of Liens except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Equity Interests of (x) Bidco owned by Holdings and (y) the Company, the Lux Borrower and the US Borrower owned by Bidco are in each case free and clear of Liens, other than Liens permitted by Article VIA.

(b)    Bidco and each of the Subsidiaries have complied with all material obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(c)    As of the Closing Date and to the knowledge of Bidco, none of Bidco or the Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties identified on Schedule 1.01(E) to the Original Credit Agreement or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date, except as set forth on Schedule 3.07(c) to the Original Credit Agreement.

(d)    As of the Closing Date, none of Bidco or the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property identified on Schedule 1.01(E) to the Original Credit Agreement or any interest therein, except as permitted under Section 6.02 or 6.05 or as would not reasonably be expected to have a Material Adverse Effect.

(e)    Schedule 1.01(E) to the Original Credit Agreement lists each Material Real Property owned by any Loan Party as of the Closing Date.

Section 3.08    Subsidiaries. (a) Schedule 3.08(a) to the Original Credit Agreement sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by Holdings or any such Subsidiary.

(b)    As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of Bidco or any of the Subsidiaries, except as set forth on Schedule 3.08(b) to the Original Credit Agreement.

Section 3.09    Litigation; Compliance with Laws. Except as set forth on Schedule 3.09 to the Original Credit Agreement:

(a)    There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against Bidco or any of the Subsidiaries or any business, property or rights of any such person (including those that involve any Loan Document) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    None of Bidco, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10    Federal Reserve Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

Section 3.11    Investment Company Act. None of Holdings, Bidco or the Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12    Use of Proceeds. The Borrowers will use the proceeds of the Term B Loans made on the Closing Date to finance a portion of the Transactions and for the payment of Transaction Expenses.

Section 3.13    Taxes. (i) Except as set forth on Schedule 3.13 to the Original Credit Agreement:

(a)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Bidco and the Subsidiaries has filed or caused to be filed all federal, state, local and foreign Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;

(b)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Bidco and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Bidco or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(c)    Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to Bidco and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

(ii)    The Borrowers intend that no payments by the Lux Borrower under any Loan Document will be subject to any U.K. Tax Deduction.

Section 3.14    No Material Misstatements. (a) All written factual information (other than the Projections, forward looking information and information of a general economic nature or general industry nature) (the “Information”) concerning Bidco, the Borrowers, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b)    The Projections and other forward looking information and information of a general economic nature prepared by or on behalf of Bidco or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by Bidco to be reasonable as of the date thereof (it being understood that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized), as of the date such Projections and information were furnished to the Lenders.

Section 3.15    Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA

Event has occurred or is reasonably expected to occur; (ii) all Foreign Pension Plans, other than the German pension plans, have been maintained and funded in accordance with all applicable laws; and (iii) regarding German pension plans, benefits arising from direct pension promises (Direktzusagen) are shown on the balance sheet (book reserves) in accordance with GAAP.

Section 3.16    Environmental Matters. Except (i) as set forth on Schedule 3.16 to the Original Credit Agreement or (ii) in respect of any other acts, omissions, events or circumstances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by Bidco or any of the Subsidiaries, and, to Bidco’s knowledge, there are no judicial, administrative or other actions, suits or proceedings pending or threatened, which allege a violation of or liability under any Environmental Laws, in each case relating to Bidco or any of the Subsidiaries, (ii) each of Bidco and the Subsidiaries has all permits, licenses and any other approvals of any Governmental Authority necessary for its respective business, properties and operations to comply with all Environmental Laws (“Environmental Permits”) and is in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (iii) no Hazardous Material is located at, on or under any property currently or, to Bidco’s knowledge, formerly owned, operated or leased by the Bidco or any of the Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of Bidco or any of the Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of, controlled, or transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of Bidco or any of the Subsidiaries under any Environmental Laws or Environmental Permits, (iv) there are no agreements in which Bidco or any of the Subsidiaries has assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Closing Date, and (v) there has been no material written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of Bidco or any of the Subsidiaries of any property currently or, to Bidco’s knowledge, formerly owned, operated or leased by Bidco or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.

Section 3.17    Security Documents. (a) Each Collateral Agreement will be effective to create (to the extent described therein and subject, in the case of Collateral Agreements governed by the laws of a jurisdiction located outside of the United States of America, to the Legal Reservations, the Agreed Guaranty and Security Principles with respect to any foreign Loan Party, exceptions set forth in the Collateral and Guarantee Requirement and any perfection requirements set out in the Collateral Agreements) in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, a legal, valid and enforceable security interest which such Security Document purports to create in the Collateral described therein and proceeds thereof. As of the Closing Date, in the case of the Pledged Collateral described in the Collateral Agreements, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the terms set forth in the applicable Collateral Agreement are delivered to the Applicable Collateral Agent, and in the case of the other Collateral described in such applicable Collateral Agreement (other than the Intellectual Property), when financing statements and other filings are filed or registered, as applicable, in the applicable offices or system of registration and other actions described in the Collateral Agreements are taken in applicable foreign jurisdictions, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (to the extent intended to be created thereby and required to be perfected under the Loan Documents and, in each case, subject to the Legal Reservations, the Agreed Guaranty and Security Principles with respect to any foreign Loan Party, any exceptions set forth in the Collateral and Guarantee

Requirement and any perfection requirements set out in the Collateral Agreements) and, subject to Section 9-315 of the New York Uniform Commercial Code (or similar laws in applicable foreign jurisdictions), the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements (or similar financing statements or filings or other actions described in the Collateral Agreements in applicable foreign jurisdictions), in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

(b)    When the U.S. Collateral Agreements or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected (subject to exceptions arising from defects in the chain of title, which defects in the aggregate do not constitute a Material Adverse Effect hereunder) Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material United States Intellectual Property included in the Collateral (but, in the case of the United States registered copyrights included in the Collateral, only to the extent such United States registered copyrights are listed in such ancillary document filed with the United States Copyright Office) listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c)    The Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 shall be effective to create (to the extent described therein and subject, in the case of Mortgages governed by the laws of a jurisdiction located outside of the United States of America, to the Legal Reservations, the Agreed Guaranty and Security Principles with respect to any foreign Loan Party, exceptions set forth in the Collateral and Guarantee Requirement and any perfection requirements set out in the Mortgages) in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid and enforceable Liens on all of the Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record notice to third parties on, and security interests in, all rights, titles and interests of the Loan Parties in such Mortgaged Property (to the extent intended to be created thereby and required to be perfected under the Loan Documents and, in each case, subject to the Legal Reservations, the Agreed Guaranty and Security Principles with respect to any foreign Loan Party, any exceptions set forth in the Collateral and Guarantee Requirement and any perfection requirements set out in the Mortgages) and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code (or similar laws in applicable foreign jurisdictions), the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

(d)    Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law (other than laws of a Security Jurisdiction).

Section 3.18    Location of Real Property. The Perfection Certificate lists correctly, in all material respects, as of the Closing Date all Material Real Property owned by Bidco and the Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, Bidco and the Subsidiary Loan Parties own in fee simple (or local equivalent) all the Real Property set forth as being owned by them in the Perfection Certificate except to the extent set forth therein.

Section 3.19    Solvency. (a) As of the Closing Date, immediately after giving effect to the consummation of the Transactions on the Closing Date, (i) the fair value of the assets of Bidco and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Bidco and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of Bidco and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Bidco and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Bidco and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Bidco and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b)    As of the Closing Date, immediately after giving effect to the consummation of the Transactions on the Closing Date, Bidco does not intend to, and Bidco does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.20    Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes or other labor disputes pending against Bidco or any of the Subsidiaries; (b) the hours worked and payments made to employees of Bidco and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Bidco or any of the Subsidiaries or for which any claim may be made against Bidco or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Bidco or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Bidco or any of the Subsidiaries (or any predecessor) is a party or by which Bidco or any of the Subsidiaries (or any predecessor) is bound.

Section 3.21    Insurance. Schedule 3.21 to the Original Credit Agreement sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of Bidco or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.22    No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.23    Intellectual Property; Licenses, Etc. Except (i) as set forth in Schedule 3.23 to the Original Credit Agreement or (ii) in respect of any other acts, omissions, events or circumstances that would not reasonably be expected to have a Material Adverse Effect, (a) Bidco and the Subsidiaries own, or possess the right to use, all Intellectual Property necessary for Bidco and the Subsidiaries to conduct their respective businesses, (b) to the knowledge of Bidco, none of Bidco or the Subsidiaries are infringing upon, misappropriating or otherwise violating any Intellectual

Property of any person in any material respect, and (c) to the knowledge of Bidco, (i) no claim or litigation regarding any of the Intellectual Property owned by Bidco and the Subsidiaries is pending and (ii) no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending.

Section 3.24    Senior Debt. The Loan Obligations constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Material Indebtedness of any Loan Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Loan Obligations.

Section 3.25    USA PATRIOT Act; OFAC.

(a)    Each of Bidco and each Subsidiary Loan Party is in compliance in all material respects with the material provisions of the USA PATRIOT Act (to the extent applicable), and, at least three Business Days prior to the Closing Date, the Borrowers have provided to the Administrative Agent all information related to the Loan Parties (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent not less than ten (10) Business Days prior to the Closing Date and mutually agreed to be required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to be obtained by the Administrative Agent or any Lender.

(b)    None of Holdings or any of its Subsidiaries nor, to the knowledge of Bidco, any director, officer, agent or employee of Holdings or any of its Subsidiaries is (or is a majority owned or controlled by persons that are) (i) currently the target of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. State Department, the European Union or relevant member states of the European Union, the United Nations Security Council or Her Majesty’s Treasury (“Sanctions”) or (ii) located, organized or resident in a country or territory that is the target of Sanctions broadly prohibiting dealings with such country or territory (“Sanctioned Country”). The Borrowers will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person that is, at the time of such financing, the target of any Sanctions or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited for persons required to comply with Sanctions laws and regulations administered by the United States, including OFAC and the U.S. State Department, the United Nations Security Council, Her Majesty’s Treasury, the European Union or relevant member states of the European Union (collectively, the “Sanctions Laws”), or in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto. Holdings and its Subsidiaries and, to the knowledge of Bidco, the directors, officers, agents and employees of Holdings and its Subsidiaries, are in compliance with all applicable Sanctions Laws in all material respects.

(c)    (A) The statements contained in this Section 3.25 made by any Subsidiary resident in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz), (i) are only made to the extent such relevant representation and/or warranty does not result in a violation of or conflict with section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), and (ii) with respect to any such Subsidiary as to which Council Regulation (EC) 2271/1996 applies, are only made to the extent such relevant representation and/or warranty does not result in a violation of or conflict with any provision of Council Regulation (EC) 2271/1996, and (B) the representations and warranties contained in this Section 3.25 given by any Loan Party to any Lender resident in Germany (Inländer) within the meaning of section 2 para. 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) are made only to the extent that any Lender resident in Germany (Inländer) within the meaning of section 2 para. 15 of the German Foreign Trade Act

(Außenwirtschaftsgesetz) would be permitted to make such representation and warranties pursuant to section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung). In connection with any amendment, waiver, determination or direction relating to any part of this Section 3.25(c) of which a Lender does not have the benefit, the Commitments of that Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination or direction by the Majority Lenders has been made.

Section 3.26    Foreign Corrupt Practices Act. Holdings and its Subsidiaries and, to the knowledge of Bidco, the directors, officers, agents and employees of Holdings and its Subsidiaries, are in compliance with the U.S. Foreign Corrupt Practices Act of 1977 and similar laws of all jurisdictions in which Holdings or any of its Subsidiaries conduct their business and to which they are lawfully subject (“Anti-Corruption Laws”), in each case, in all material respects. No part of the proceeds of the Loans made hereunder will be used in violation of any Anti-Corruption Law, including to make any unlawful bribe, influence payment, kickback or other unlawful payment.

Section 3.27    Holding Companies. None of Holdings, Bidco or the Lux Borrower has carried on any business, traded or incurred any liabilities or commitments (actual or contingent, present or future) that would not be permitted by Article VIA.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans hereunder (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

Section 4.01    Closing Date Conditions. On the Closing Date:

(a)    The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03).

(b)    The Major Representations shall be true and correct in all material respects.

(c)    No Major Default shall have occurred and be continuing.

Section 4.02    [Reserved].

ARTICLE V

Affirmative Covenants

Each Borrower and Bidco and (with respect to Sections 5.01(a), 5.06 and 5.10(a), (f) and (g)) Holdings covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, each Borrower and (with respect to Sections 5.01(a), 5.06 and 5.10(a), (f) and (g)) Holdings will, and will cause Bidco and each of the Subsidiaries to:

Section 5.01    Existence; Business and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of Bidco (other than the Lux Borrower or the US Borrower), where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05 and Article VIA, and except for the liquidation or dissolution of

Subsidiaries (other than the Lux Borrower or the US Borrower) if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by Bidco or a Wholly Owned Subsidiary of Bidco in such liquidation or dissolution; provided, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties (except in each case as permitted under Section 6.05).

(b)    Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) to the extent required to ensure that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement), (A) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), and (B) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary.

Section 5.02    Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, cause the Applicable Collateral Agent to be listed as a co-loss payee on property and casualty policies with respect to Mortgaged Property located in the United States of America and use commercially reasonable efforts to cause the Collateral Agent to be listed as an additional insured on liability policies. Notwithstanding the foregoing, Bidco and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b)    Except as the Administrative Agent may agree in its reasonable discretion, cause all such property and casualty insurance policies with respect to the Mortgaged Property located in the United States of America to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, deliver a certificate of an insurance broker to the Collateral Agent; cause each such policy covered by this clause (b) to provide that it shall not be cancelled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent; deliver to the Collateral Agent, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with credit facilities of this nature.

(c)    If any portion of any Mortgaged Property located in the United States of America is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount not less than the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Reform Act of 1994 and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including a copy of the flood insurance policy and declaration page relating thereto.

(d)    In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)    the Administrative Agent, the Collateral Agent, the Lenders and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings, Bidco and the Borrowers, on behalf of itself and behalf of each of the Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders and their agents and employees;

(ii)    the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Bidco and the Subsidiaries or the protection of their properties; and

(iii)    the amount and type of insurance that Bidco and its Subsidiaries have in effect as of the Closing Date satisfies for all purposes the requirements of this Section 5.02.

Section 5.03    Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and Bidco or a Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment before delinquency or default could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04    Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)    within 120 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2017), a consolidated balance sheet and related statements of profit and loss showing the financial position of Bidco and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and, starting with the fiscal year ending December 31, 2018, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of profit and loss shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of Bidco or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from, (x) an upcoming maturity date under any series of Indebtedness occurring within one year from the time such opinion is delivered, (y) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (z) the activities, operations, financial results, assets or liabilities of Unrestricted Subsidiaries) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Bidco and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Bidco of annual reports on Form 10-K or Form 20-F (or any successor or comparable form) of Bidco and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b)    within (i) 75 days after the end of the fiscal quarter ending September 30, 2017, and (ii) 60 days after the end of each of the first three fiscal quarters of each fiscal year thereafter, a consolidated balance sheet and related statements of profit and loss showing the financial position of Bidco and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and, starting with the fiscal quarter ending September 30, 2018, setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of profit and loss shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of profit and loss shall be certified by a Financial Officer of Bidco on behalf of Bidco as fairly presenting, in all material respects, the financial position and results of operations of Bidco and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Bidco of quarterly reports on Form 10-Q or reports on Form 6-K (or any successor or comparable form) of Bidco and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c)    (x) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Bidco (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth the calculation and uses of the Cumulative Credit for the fiscal period then ended if Bidco shall have used the Cumulative Credit for any purpose during such fiscal period and (y) concurrently with any delivery of financial statements under clause (a) above, if the accounting firm is not restricted from providing such a certificate by its policies office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d)    promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, Bidco or any of the Subsidiaries with the SEC (or equivalent regulatory body in the relevant jurisdiction), or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower Representative (or Holdings or any Parent Entity referred to in Section 5.04(i)) or the website of the SEC (or equivalent regulatory body in the relevant jurisdiction) and written notice of such posting has been delivered to the Administrative Agent;

(e)    within 90 days (or such later date as the Administrative Agent may agree in its reasonable discretion) after the beginning of each fiscal year (commencing with the fiscal year ending December 31, 2018), a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of Bidco and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of Bidco to the effect that the Budget is based on assumptions believed by Bidco to be reasonable as of the date of delivery thereof;

(f)    upon the reasonable request of the Administrative Agent not more frequently than once a year, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (f) or Section 5.10(f);

(g)    promptly, from time to time, such other customary information regarding the operations, business affairs and financial condition of Holdings, Bidco or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender) and to the extent such information is reasonably available to Bidco;

(h)    no later than 10 Business Days after the delivery of the financial statements required pursuant to clauses (a) and (b) of this Section 5.04, commencing with the financial statements for the first full fiscal period ending after the Closing Date, upon request of the Administrative Agent, the Borrower Representative shall hold a customary conference call for the Lenders; and

(i)    in the event that Holdings or any Parent Entity reports on a consolidated basis, such consolidated reporting at Holdings or such Parent Entity’s level in a manner consistent with that described in clauses (a) and (b) of this Section 5.04 for Bidco will satisfy the requirements of such paragraphs.

Bidco hereby acknowledges and agrees that all financial statements furnished pursuant to clauses (a), (b) and (d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless Bidco otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Section 5.05    Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower Representative obtains actual knowledge thereof:

(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)    the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, Bidco or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)    any other development specific to Holdings, Bidco or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d)    the occurrence of any ERISA Event or with respect to a Foreign Pension Plan, a termination, withdrawal or noncompliance with applicable law or plan terms that, together with all other ERISA Events or terminations, withdrawals or non-compliance with applicable laws or plan terms with respect to Foreign Pension Plans that have occurred, would reasonably be expected to have a Material Adverse Effect.

Section 5.06    Compliance with Laws.

(a)    Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

(b)    Subject to 3.25(c), comply with the USA PATRIOT Act (as applicable), applicable Sanctions Laws, and Anti-Corruption Laws in all material respects.

Section 5.07    Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP (it being understood and agreed that each Borrower and each Subsidiary may maintain financial records in conformity with generally accepted accounting principles that are applicable in its jurisdiction of organization) and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings or any of its Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower Representative, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower Representative to discuss the affairs, finances and condition of Holdings or any of its Subsidiaries with the officers thereof and independent accountants therefor (so long as the Borrower Representative has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

Section 5.08    Use of Proceeds. Use the proceeds of the Loans made in the manner contemplated by Section 3.12.

Section 5.09    Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10    Further Assurances; Additional Security.

(a)    Subject to the Agreed Guaranty and Security Principles with respect to any foreign Loan Party, the Omnibus Intercreditor Agreement and any other Permitted Senior Intercreditor Agreement, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request by the Collateral Agent, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)    Subject to the Agreed Guaranty and Security Principles with respect to any foreign Loan Party, the Omnibus Intercreditor Agreement and any other Permitted Senior Intercreditor Agreement, if any asset (other than Real Property) that has an individual fair market value (as determined in good faith by the Borrower Representative) greater than $2,500,000 is acquired by Bidco or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets constituting Excluded Property), Bidco or such Subsidiary Loan Party, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations, and take, and cause the applicable Loan Parties to take, such actions as shall be reasonably requested by the Applicable Collateral Agent to grant and perfect such Liens, including actions described in clause (a) of this Section 5.10, all at the expense of the applicable Loan Parties, subject to clause (g) below.

(c)    Subject to the Agreed Guaranty and Security Principles with respect to any foreign Loan Party, the Omnibus Intercreditor Agreement and any other Permitted Senior Intercreditor Agreement, (i) grant and cause each of Bidco and the Subsidiary Loan Parties to grant to the Collateral Agent (for the benefit of the Secured Parties) security interests in, and Mortgages on, any Material Real Property of Bidco or such Subsidiary Loan Parties, as applicable, that is acquired after the Closing Date, within 150 days after the acquisition thereof (or such later date as the Applicable Collateral Agent may agree in its reasonable discretion), which security interest and Mortgages shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens, (ii) record or file, and cause each such Loan Party to record or file, the Mortgage or instruments related thereto in such manner and in the filing or recording offices in the jurisdiction where the applicable Mortgaged Property is located in order to create, in favor of the Collateral Agent (for the benefit of the Secured Parties), a valid and enforceable Lien on such Mortgaged Property subject to no other Liens except Permitted Liens, and pay, and cause each such Loan Party to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording or filing, in each case subject to clause (g) below, and (iii) deliver to the Collateral Agent an updated Schedule 1.01(E) to the Original Credit Agreement reflecting such Mortgaged Properties. Unless otherwise waived by the Applicable Collateral Agent, with respect to each such Mortgage, the applicable Loan Party shall cause the requirements set forth in clause (f) of the definition of “Collateral and Guarantee Requirement” (to the extent applicable to such Mortgaged Property) to be satisfied, in all material respects, with respect to such Material Real Property.

(d)    Subject to the Agreed Guaranty and Security Principles with respect to any foreign Loan Party, the Omnibus Intercreditor Agreement and any other Permitted Senior Intercreditor Agreement, if any additional direct or indirect Subsidiary of Bidco is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Subsidiary Loan Party pursuant to the definition thereof and subject to the Agreed Guaranty and Security Principles with respect to any foreign Loan Party, within 20 Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Applicable Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and of any Material Real Property owned by such Subsidiary and, within 30 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Applicable Collateral Agent may agree in its reasonable discretion (or, with respect to clauses (f) and (g) of the definition of “Collateral and Guarantee Requirement,” within 150 days after such formation or acquisition or such longer period as set forth therein or as the Applicable Collateral Agent may agree in its reasonable discretion, as applicable), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to clause (g) below.

(e)    [reserved].

(f)    Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number, if applicable or (D) in any Loan Party’s jurisdiction of organization or incorporation; provided, that, subject to the Agreed Guaranty and Security Principles with respect to any foreign Loan Party, the Borrower Representative shall not effect or permit any such change unless all filings, to the extent applicable and required, have been made, or will have been made within 60 days following such change (or such longer period as the Applicable Collateral Agent may agree in its reasonable discretion), under the Uniform Commercial Code or its equivalent that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(g)    The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral, to the extent provided by any Subsidiary Loan Party organized in the United States, need not be satisfied with respect to any of the following (collectively, the “Excluded U.S. Property”): (i) any Real Property other than Material Real Property, (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing a UCC-1 that is otherwise required to be filed for the benefit of the Secured Parties under the terms of the U.S. Collateral Agreements) and commercial tort claims, (iii) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is permitted under Section 6.09(c) and such restriction is binding on such assets (1) on the Closing Date or (2) on the date of the acquisition thereof and not entered into in contemplation thereof (other than in connection with the incurrence of Indebtedness of the type contemplated by Section 6.01(i))) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received), (iv) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse Tax consequences as determined in good faith by the Borrower Representative (provided that assets of Subsidiaries that are organized under the laws of any Security Jurisdiction on the Closing Date may not be excluded pursuant to this clause (iv)), (v) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (vi) those assets as to which the Applicable Collateral Agent and the Borrower Representative reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (vii) any governmental licenses or state or local licenses, franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (viii) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has been filed, or if filed, has not been deemed in conformance with Section 1(a) of the Lanham Act or examined and accepted by the United States Patent and Trademark Office, (ix) [reserved], (x) Securitization Assets sold to any Special Purpose Securitization Subsidiary or otherwise pledged, factored, transferred or sold in connection with any Permitted Securitization Financing, and any other assets subject to Liens securing Permitted Securitization Financings, (xi) any Excluded Securities, (xii) any Third Party Funds, (xiii) any equipment or other asset that is subject to a

Lien permitted by any of clauses (c), (i), (j), (aa) or (mm) of Section 6.02 or is otherwise subject to a purchase money debt or a Capitalized Lease Obligation, in each case, as permitted by Section 6.01, if the contract or other agreement providing for such debt or Capitalized Lease Obligation prohibits or requires the consent of any person (other than any Loan Party) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted hereunder (after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or other applicable law), (xiv) all assets of Holdings other than Equity Interests of Bidco and intercompany receivables directly held by Holdings and pledged pursuant to the Holdings Pledge Agreement, and (xv) any other exceptions mutually agreed upon between the Borrower Representative and the Applicable Collateral Agent; provided, that the Borrower Representative may in its sole discretion elect to exclude any property from the definition of Excluded U.S. Property. Notwithstanding anything herein to the contrary, (A) the Applicable Collateral Agent may grant extensions of time or waiver of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower Representative, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (B) no control agreement or control, lockbox or similar arrangement shall be required with respect to any deposit accounts, securities accounts or commodities accounts, (C) no landlord, mortgagee or bailee waivers (including any estoppel, collateral access letters or similar types of waiver) shall be required, (D) no security documents governed by, or perfection actions under, the law of a jurisdiction other than a Security Jurisdiction shall be required, (E) no periodic filing shall be required to be made (other than as expressly required pursuant to a Security Document governed by the laws of a jurisdiction located in the United States of America, any state thereof or the District of Columbia) and no notice shall be required to be sent to insurers, third-party account debtors or other contractual third parties prior to an Event of Default, (F) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to (x) the Agreed Guaranty and Security Principles with respect to any foreign Loan Party, the Omnibus Intercreditor Agreement and any other Permitted Senior Intercreditor Agreement, (y) exceptions and limitations set forth in the Security Documents, and (z) exceptions to the extent a second-priority Lien with respect to particular types of assets may not be available in an applicable local jurisdiction (and in such case Bidco will use its commercially reasonable efforts to effect the lien priorities consistent with customary practice in the applicable jurisdiction) and (G) to the extent that the Collateral Agent and the Borrower Representative reasonably agree that a valid and enforceable security interest having the requisite priority can be taken on substantially all of the intended Collateral in any Security Jurisdiction on a generic basis without listing any individual assets, no specific listing of such Collateral shall be required, and (H) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as determined in good faith by the Borrower Representative (subject to any applicable laws in the relevant jurisdiction or such lesser amount agreed to by the Applicable Collateral Agent). In addition, prior to the Discharge of First-Priority Obligations, the representations and covenants made in this Agreement and the other Loan Documents with respect to delivery of any Collateral, the security interest in which may be perfected by possession or control, shall be deemed satisfied by the delivery and possession or control of such Collateral to the Applicable Collateral Agent.

Section 5.11    Rating. Exercise commercially reasonable efforts to obtain and to maintain (a) public ratings (but not to obtain a specific rating) from Moody’s and S&P for the Term B Loans and (b) public corporate credit ratings and corporate family ratings (but, in each case, not to obtain a specific rating) from Moody’s and S&P in respect of the Borrowers.

Section 5.12    Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.12 to the Original Credit Agreement within the applicable period of time specified in such Schedule (or such longer period as the Applicable Collateral Agent may agree in its reasonable discretion).

ARTICLE VI

Negative Covenants

Each of the Borrowers and Bidco (and with respect to Section 6.12, Holdings) covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, none of (in the case of Section 6.12) Holdings or Bidco or the Borrowers will, nor will they permit any of the Subsidiaries to:

Section 6.01    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)    (i) Indebtedness existing or committed on the Closing Date (provided, that any such Indebtedness that is (x) not intercompany Indebtedness and (y) in excess of $2,500,000 shall be set forth on Schedule 6.01 to the Original Credit Agreement) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a person not affiliated with Bidco or any Subsidiary);

(b)    (i) Indebtedness created hereunder (including pursuant to Section 2.21) and under the other Loan Documents and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c)    Indebtedness of Bidco or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d)    Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Bidco or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e)    Indebtedness of any Subsidiary of Holdings to Holdings or any other Subsidiary of Holdings; provided, that Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties incurred pursuant to this Section 6.01(e) shall be subject to Section 6.04;

(f)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h)    (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with Bidco or any Subsidiary after the Closing Date and Indebtedness otherwise incurred or assumed by Bidco or any Subsidiary in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger or consolidation is not prohibited by this Agreement; provided, that, (w) in the case of any such Indebtedness secured by Liens on Collateral that are Senior Liens, the Net First Lien Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (I) not greater than 4.35 to 1.00 or (II) no greater than the Net First Lien Leverage Ratio in effect immediately prior thereto, (x) in the case of any such Indebtedness secured by Liens on Collateral that are Other Second Liens or Junior Liens and by Liens on the non-Collateral assets of Bidco and the Subsidiaries, the Net Secured Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (I) not greater than 5.75 to 1.00 or (II) no greater than the Net Secured Leverage Ratio in effect immediately prior thereto, (y) in the case of any other such Indebtedness, the Net Total Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (I) not greater than 5.75 to 1.00 or (II) no greater than the Net Total Leverage Ratio in effect immediately prior thereto and (z) in the case of any such Indebtedness incurred under this clause (h) by a Subsidiary other than a Subsidiary Loan Party that is incurred in contemplation of such acquisition, merger or consolidation, the aggregate outstanding principal amount of such Indebtedness immediately after giving effect to such acquisition, merger or consolidation, the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding at such time pursuant to Section 6.01(q)(i), Section 6.01(r)(i), Section 6.01(s)(i) and Section 6.01(z)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $42,000,000 and 0.36 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; provided, further, that the incurrence of any Indebtedness for borrowed money pursuant to subclause (x) or (y) of this clause (h)(i) incurred in contemplation of such acquisition, merger or consolidation shall be subject to the last paragraph of this Section 6.01 and the incurrence (but not assumption) of any such term loan Indebtedness that is secured by Other Second Liens shall be subject to the last paragraph of Section 6.02; and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i)    (i) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by Bidco or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i)(i), would not exceed the greater of $42,000,000 and 0.36 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, (ii) Capitalized Lease Obligations Incurred by Bidco or any Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of computer equipment (including servers), storage equipment, networking equipment and other equipment and similar assets related to the business of Bidco and the Subsidiaries and any finance lease obligations not prohibited hereunder and (iii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(j)    (i) Capitalized Lease Obligations and any other Indebtedness incurred by Bidco or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 6.03, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other

Indebtedness outstanding pursuant to this Section 6.01(j)(i), would not exceed $24,000,000, (ii) Capitalized Lease Obligations or other obligations or deferrals attributable to capital spending and (iii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(k)    (i) other Indebtedness of Bidco or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $36,000,000 and 0.31 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(l)    Indebtedness of Bidco or any Subsidiary in an aggregate outstanding principal amount up to the aggregate amount of net cash proceeds received after the Closing Date by Bidco from (x) the issuance or sale of its Qualified Equity Interests (or shareholder loans on terms reasonably acceptable to the Administrative Agent) or (y) a cash contribution to its common equity with the net cash proceeds from the issuance and sale by Holdings or a Parent Entity of its Qualified Equity Interests (or shareholder loans on terms reasonably acceptable to the Administrative Agent) or a cash contribution to its common equity (in each case of (x) and (y), other than proceeds from the sale of Equity Interests to, or contributions from, Bidco or any of its Subsidiaries), to the extent such net cash proceeds do not constitute Excluded Contributions or Permitted Cure Securities;

(m)    Guarantees (i) by Holdings, Bidco or any Subsidiary Loan Party of any Indebtedness of Bidco or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by Bidco or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)) and (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party; provided, that Guarantees by Bidco or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated;

(n)    Indebtedness arising from agreements of Bidco or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs, which shall include, for the avoidance of doubt and to the extent constituting Indebtedness, any earn-outs pursuant to the terms of the Acquisition Agreement), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o)    Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade-related letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practices;

(p)    Indebtedness in respect of bank guarantees, sureties (Bürgschaften) or any other instruments issued by a bank or financial institution upon request of Bidco or any Subsidiary in order to comply with the requirements of section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or section 7e of Book IV of the German Social Security Code (Sozialgesetzbuch IV);

(q)    (i) Indebtedness secured by Liens on Collateral that are Senior Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 4.35 to 1.00; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (q)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(h)(i) (to the extent set forth therein), this Section 6.01(q)(i), Section 6.01(r)(i), Section 6.01(s)(i) and Section 6.01(z)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $42,000,000 and 0.36 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(r)    (i) Indebtedness secured by Liens on Collateral that are Other Second Liens or Junior Liens and by Liens on the non-Collateral assets of Bidco and the Subsidiaries so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 5.75 to 1.00; provided, that (x) the aggregate principal amount of Indebtedness outstanding under this clause (r)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(h)(i) (to the extent set forth therein), Section 6.01(q)(i), this Section 6.01(r)(i), Section 6.01(s)(i) and Section 6.01(z)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $42,000,000 and 0.36 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (y) the incurrence of any Indebtedness for borrowed money pursuant to this clause (r)(i) shall be subject to the last paragraph of this Section 6.01 and the incurrence of any Indebtedness for borrowed money pursuant to this clause (r)(i) in the form of term loans that are secured by Other Second Liens shall be subject to the last paragraph of Section 6.02, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(s)    (i) unsecured Indebtedness so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net Total Leverage Ratio on a Pro Forma Basis is not greater than 5.75 to 1.00; provided, that (x) the aggregate principal amount of Indebtedness outstanding under this clause (s)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(h)(i) (to the extent set forth therein), Section 6.01(q)(i), Section 6.01(r)(i), this Section 6.01(s)(i) and Section 6.01(z)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $42,000,000 and 0.36 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (y) the incurrence of any Indebtedness for borrowed money pursuant to this clause (s)(i) shall be subject to the last paragraph of this Section 6.01, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(t)    (i) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the greater of $42,000,000 and 0.36 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(u)    Indebtedness incurred in the ordinary course of business in respect of obligations of Bidco or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(v)    Indebtedness representing deferred compensation to employees, consultants or independent contractors of Bidco or any Subsidiary (or, to the extent such work is done for Bidco or the Subsidiaries, any direct or indirect parent thereof) incurred in the ordinary course of business;

(w)    Indebtedness in connection with Permitted Securitization Financings in an aggregate outstanding amount not to exceed the greater of $36,000,000 and 0.31 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(x)    obligations in respect of Cash Management Agreements;

(y)    (i) Refinancing Notes and (ii) any Permitted Refinancing Indebtedness incurred in respect thereof;

(z)    (i) Indebtedness in an aggregate principal amount outstanding not to exceed at the time of incurrence the Incremental Amount available at such time; provided that (A) the aggregate principal amount of Indebtedness outstanding under this clause (z)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(h)(i) (to the extent set forth therein), Section 6.01(q)(i), Section 6.01(r)(i) and Section 6.01(s)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $42,000,000 and 0.36 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, (B) the incurrence of any Indebtedness for borrowed money pursuant to this clause (z)(i) shall be subject to the last paragraph of Section 6.01, and (C) the incurrence of any Indebtedness for borrowed money secured by Liens on Collateral that are Other Second Liens pursuant to this clause (z)(i) in the form of term loans shall be subject to the last paragraph of Section 6.02, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(aa)    [reserved];

(bb)    (i) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(bb), would not exceed the greater of $30,000,000 and 0.26 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(cc)    Indebtedness issued by Bidco or any Subsidiary to current or former officers, directors and employees thereof or of Holdings or any Parent Entity, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Bidco, Holdings or any Parent Entity permitted by Section 6.06;

(dd)    Indebtedness consisting of obligations of Bidco or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(ee)    Indebtedness of Bidco or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of Bidco and the Subsidiaries;

(ff)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(gg)    Indebtedness supported by a letter of credit issued under any revolving credit or letter of credit facility permitted by Section 6.01;

(hh)    (i) (x) Indebtedness incurred under the First Lien Credit Agreement, in an aggregate principal amount outstanding pursuant to this Section 6.01(hh)(i)(x) not to exceed (A) $550,000,000, plus (B) the amount of any Excluded Transaction Debt incurred under the First Lien Credit Agreement, and (y) Indebtedness incurred utilizing the definition of “Incremental Amount” as defined in the First Lien Credit Agreement as in effect on the date hereof, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(ii)    [reserved];

(jj)    Indebtedness expressly contemplated by the Tax Memorandum; and

(kk)    all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (jj) above or refinancings thereof.

Notwithstanding any other term of this Agreement, (a) no Indebtedness may be incurred by Holdings, Bidco or the Lux Borrower pursuant to this Section 6.01 unless such Indebtedness is also permitted under Article VIA, (b) with respect to any unsecured Indebtedness in an aggregate principal amount in excess of $30,000,000 incurred under Sections 6.01(h) (only with respect to Indebtedness that is incurred in connection with the acquisition of assets or Equity Interests), 6.01(l), 6.01(s) or 6.01(z), (i) such Indebtedness shall be incurred as primary obligor only by Bidco, the Lux Borrower and/or the US Borrower, (ii) such Indebtedness shall provide for the automatic release of any borrower (in the case such Indebtedness is incurred as primary obligor by the US Borrower), guarantor or guarantee in respect of such Indebtedness and/or the sale, transfer or novation of any such Indebtedness (in the case such Indebtedness is incurred as primary obligor by the US Borrower) and/or any guarantee of such Indebtedness, in each case on terms substantially equivalent in all material respects to those set out in paragraph 2 of Schedule II of the Omnibus Intercreditor Agreement regulating the facilitation of Distressed Disposals and Appropriation (or on terms better for the Lenders) or on terms customarily included in intercreditor arrangements in the European leveraged finance market in relation to subordinated Indebtedness (as determined by the Administrative Agent and the Borrower Representative in the exercise of reasonable judgment), (iii) the terms of such Indebtedness shall provide for restrictions on the acceleration and enforcement of the obligations thereunder and the turnover of any receipts in contravention of such provisions on terms customarily included in intercreditor arrangements in the European leveraged finance market in relation to subordinated Indebtedness (as determined by the Administrative Agent and the Borrower Representative in the exercise of reasonable judgment) and (iv) the terms of such Indebtedness shall provide for the Secured Parties hereunder to be the third party beneficiaries of the terms in the foregoing clauses (ii) and (iii) and prohibit the amendment or other modification of such terms without the prior written consent of the Secured Parties if such amendment or other modification would cause such terms to fail to comply with the foregoing clauses (ii) and (iii) and (c) Indebtedness (i) between Holdings, Bidco and any Subsidiary or (ii) incurred by Holdings, Bidco or any Subsidiary in connection with the Equity Contribution and owed to any direct or indirect holding company of Holdings, shall only be permitted to be incurred pursuant to this Section 6.01 to the extent subordinated to the Loan Obligations under this Agreement pursuant to the Subordination Agreement (provided that, any Subsidiary which is not a Loan Party shall only be required to accede to the Subordination Agreement if it makes any loan, credit or other Indebtedness available to one or more other Subsidiaries in an aggregate principal amount in excess of $30,000,000).

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the

Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), accrued interest, defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01:

(A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (kk) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount”) but may be permitted in part under any combination thereof,

(B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (kk) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount”), the Borrower Representative may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and at the time of incurrence, classification or reclassification will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred, classified or reclassified pursuant to any other clause (or portion thereof) at such time; provided, that (x) all Indebtedness outstanding on the Closing Date under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01 and (y) all Indebtedness under the First Lien Credit Agreement outstanding on the Closing Date shall at all times be deemed to have been incurred pursuant to clause (hh)(i)(x) of this Section 6.01,

(C) in connection with (1) the incurrence of revolving loan Indebtedness under this Section 6.01 or (2) any commitment relating to the incurrence of Indebtedness under this Section 6.01 and the granting of any Lien to secure such Indebtedness, in each case, in connection with a Permitted Business Acquisition or similar Investment whose consummation is not conditioned on the availability of third-party financing, the Borrower Representative may designate the incurrence of such Indebtedness and the granting of such Lien therefor as having occurred on the date of first incurrence of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual incurrence and the granting of such Lien therefor will be deemed for purposes of this Section 6.01 and Section 6.02 of this Agreement to have been incurred or granted on such Deemed Date, including, without limitation, for purposes of calculating usage of any baskets hereunder (if applicable), the Net Total Leverage Ratio, the Net Secured Leverage Ratio, the Net First Lien Leverage Ratio and EBITDA (and all such calculations, without duplication, on the Deemed Date and on any subsequent date until such commitment is funded or terminated or such election is rescinded without the incurrence thereby shall be made on a Pro Forma Basis after giving effect to the deemed incurrence, the granting of any Lien therefor and related transactions in connection therewith) and

(D) for purposes of calculating the Net Secured Leverage Ratio, the Net First Lien Leverage Ratio and the Net Total Leverage Ratio under Section 6.01(h), (q), (r), (s) and/or (z) on any date of incurrence of Indebtedness pursuant to such Section 6.01(h), (q), (r), (s) and/or (z), the net cash proceeds funded by financing sources upon the incurrence of such Indebtedness incurred at such time shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the Net Secured Leverage Ratio, the Net First Lien Leverage Ratio or the Net Total Leverage Ratio, as applicable, at such time. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

With respect to any Indebtedness for borrowed money incurred under Section 6.01(h)(i) (solely to the extent set forth therein), 6.01(r)(i), 6.01(s)(i) and 6.01(z)(i), (1) the stated maturity date of any such Indebtedness shall be no earlier than the Term B Facility Maturity Date as in effect at the time such Indebtedness is incurred and (2) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans in effect at the time such Indebtedness is incurred.

Section 6.02    Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of Bidco or any Subsidiary at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)    (i) Liens on property or assets of Bidco and the Subsidiaries existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens) and, to the extent securing Indebtedness in an aggregate principal amount in excess of $2,500,000, set forth on Schedule 6.02(a) to the Original Credit Agreement and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of Bidco or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof; and (ii) prior to the date that is 90 days after the Closing Date, Liens securing any Existing Debt Agreement solely for the period prior to the prompt execution, delivery and filing of instruments, documents or agreements necessary in the applicable local jurisdictions to evidence and confirm the release of such Liens;

(b)    any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c)    any Lien on any property or asset of Bidco or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) in the case of Liens that do not extend to the Collateral, such Lien does not apply to any other property or assets of Bidco or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property required to be subjected to such Lien pursuant to the terms of such Indebtedness

(and refinancings thereof)), (ii) in the case of Liens on the Collateral that are (or are intended to be) junior in priority to the Liens securing the Term B Loans, such Liens shall be subject to a Permitted Junior Intercreditor Agreement, (iii) in the case of Liens on the Collateral that are (or are intended to be) senior in priority to the Liens on the Collateral securing the Term B Loans, such Liens shall be subject to a Permitted Senior Intercreditor Agreement and (iv) in the case of Liens on the Collateral that are (or are intended to be) pari passu with the Liens on the Collateral securing the Term B Loans, (x) such Liens shall be subject to a Permitted Pari Passu Intercreditor Agreement and (y) any Indebtedness for borrowed money in the form of term loans secured by such Liens shall be subject to the last paragraph of Section 6.02;

(d)    Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03;

(e)    Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Bidco or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)    (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act (or any similar act or legislation in other jurisdictions) or any other workers’ compensation, unemployment insurance and other social security laws or regulations (including, but not limited to, section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or section 7e of Book IV of the German Social Security Code (Sozialgesetzbuch IV)) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Bidco or any Subsidiary;

(g)    deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)    (i) zoning restrictions (including, without limitation, building codes and other land use laws regulating the use or occupancy of Real Property imposed by any Governmental Authority), easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property (including, for the avoidance of doubt, any rights registered in section II (Abteilung II) of a German land register extract), servicing agreements, development agreements, site plan agreements and other similar encumbrances imposed by law or arising in the ordinary course of business and (ii) title defects or irregularities or encroachments or survey defects, in each case that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Bidco or any Subsidiary;

(i)    Liens securing Indebtedness permitted by Section 6.01(i) or (j); provided, that such Liens do not apply to any property or assets of Bidco or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the

Indebtedness Refinanced thereby) or sold in the applicable Sale and Lease-Back Transaction, and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j)    Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(k)    Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)    Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to the Collateral and Guarantee Requirement, Section 5.10 or Schedule 5.12 to the Original Credit Agreement and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m)    any interest or title of a lessor or sublessor under any leases or subleases entered into by Bidco or any Subsidiary in the ordinary course of business;

(n)    Liens that are contractual rights of set-off (and related pledges) (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of Bidco or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Bidco or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Bidco or any Subsidiary in the ordinary course of business;

(o)    Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights or pursuant to the general conditions of banks drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbound) or any other general conditions used by, or agreement or arrangement with a bank operating in the Netherlands, Germany (including general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen)) or any other applicable jurisdiction to the same effect as banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;

(p)    Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances or similar obligations permitted under Section 6.01(f), (k) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and the proceeds and products thereof;

(q)    leases or subleases, licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business not adversely interfering in any material respect with the business of Bidco and the Subsidiaries, taken as a whole;

(r)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)    Liens solely on any cash earnest money deposits made by Bidco or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t)    (i) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01(t) and (ii) Liens with respect to property or assets of the applicable joint venture or the Equity Interests of such joint venture securing Indebtedness permitted under Section 6.01(bb) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (t)(ii) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (t)(ii) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(u)    Liens on any amounts held by a trustee or agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(v)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w)    agreements to subordinate any interest of Bidco or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by Bidco or any of the Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x)    Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(y)    Liens (i) on Equity Interests of, or loans to, joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests of, or loans to, Unrestricted Subsidiaries;

(z)    Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(aa)    Liens in respect of (i) Permitted Securitization Financings that extend only to the assets subject thereto or bank accounts related thereto and (ii) Equity Interests of, or any assets held by, Special Purpose Securitization Subsidiaries;

(bb)    Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc)    in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(dd)    Liens securing Indebtedness or other obligation (i) of Bidco or a Subsidiary in favor of Bidco or any Subsidiary Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(ee)    Liens (i) on not more than $12,000,000 of deposits securing Hedging Agreements entered into for non-speculative purposes and (ii) on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ff)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a commercial letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of Bidco or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of Bidco or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(gg)    Liens on Collateral that are Other Second Liens or Junior Liens and Liens on the non-Collateral assets of Bidco and the Subsidiaries, so long as immediately after giving effect to the incurrence of the Indebtedness secured by such Liens and the use of proceeds thereof, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 5.75 to 1.00; provided that any Indebtedness for borrowed money in the form of term loans secured by such Other Second Liens under this clause (gg) shall be subject to the last paragraph of this Section 6.02;

(hh)    Liens on Collateral that are Senior Liens, so long as immediately after giving effect to the incurrence of the Indebtedness secured by such Senior Liens and the use of proceeds thereof, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 5.75 to 1.00;

(ii)    (i) Liens on Collateral that are Other Second Liens or Junior Liens, so long as such Other First Liens secure Indebtedness permitted by Section 6.01(b), 6.01(h)(i)(x), 6.01(r), 6.01(y) or 6.01(z) (and, in each case, Permitted Refinancing Indebtedness in respect thereof) and (ii) Liens on Collateral that are Senior Liens, so long as such Senior Liens secure Indebtedness permitted by Section 6.01(h)(i)(w), 6.01(q) or 6.01(hh) (and any Hedging Agreements and Cash Management Agreements that are secured by Liens governed by the same collateral agreements that govern any other Liens permitted by this Section 6.02(ii)(ii)) (and, in each case, Permitted Refinancing Indebtedness in respect thereof);

(jj)    Liens arising out of conditional sale, title retention (including extended retention of title (verlängerter Eigentumsvorbehalt)) or similar arrangements for the sale or purchase of goods by Bidco or any of the Subsidiaries in the ordinary course of business;

(kk)    Liens to secure any Indebtedness issued or incurred to Refinance (or successive Indebtedness issued or incurred for subsequent Refinancings) as a whole, or in part, any Indebtedness secured by any Lien permitted by this Section 6.02 (but without reloading any dollar- or asset-based basket); provided, however, that (u) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then such Liens on such Collateral being incurred under this clause (kk) shall also be Junior Liens, (v) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Other Second Liens, then such Liens on such Collateral being incurred under this clause (kk) may also be Other Second Liens or Junior Liens, (w) with respect to any Liens on Collateral being incurred under this clause (kk), if Liens on the

Collateral securing the Indebtedness being Refinanced (if any) were Senior Liens, then such Liens on such Collateral being incurred under this clause (kk) may also be Senior Liens, Other Second Liens or Junior Liens, (x) (other than Liens contemplated by the foregoing clauses (u), (v) and (w)) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being Refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, (B) unpaid accrued interest and premium (including tender premiums) and (C) an amount necessary to pay any associated underwriting discounts, defeasance costs, fees, commissions and expenses, and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall be no different from the grantors of the Liens securing the Indebtedness being Refinanced or grantors that would have been obligated to secure such Indebtedness or a Loan Party;

(ll)    other Liens with respect to property or assets of Bidco or any Subsidiary securing obligations in an aggregate outstanding principal amount that, immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $36,000,000 and 0.31 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(mm)    Liens on property of, or on Equity Interests or Indebtedness of, any person existing at the time (A) such person becomes a Subsidiary or (B) such person or property is acquired by Bidco or any Subsidiary; provided that (i) such Liens do not extend to any other assets of Bidco or any Subsidiary (other than accessions and additions thereto and proceeds or products thereof and other than after-acquired property) and (ii) such Liens secure only those obligations which they secure on the date such person becomes a Subsidiary or the date of such acquisition (and any extensions, renewals, replacements or refinancings thereof);

(nn)    [reserved];

(oo)    [reserved]; and

(pp)    Senior Liens on any property or asset of Holdings or any of its Subsidiaries to secure any Indebtedness permitted by Section 6.01(hh).

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (pp) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (pp), the Borrower Representative may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and at the time of incurrence, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses (or any portion thereof) and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred, classified or reclassified pursuant to any other clause (or any portion thereof) at such time. In addition, with respect to any revolving loan Indebtedness or commitment to incur Indebtedness that is designated to be incurred on any Deemed Date pursuant to clause (C) of the third paragraph of Section 6.01, any Lien that does or that shall secure such Indebtedness may also be designated by the Borrower Representative or any Subsidiary to be incurred on such Deemed Date and, in such event, any related subsequent actual incurrence of such Lien shall be deemed for purposes of Section 6.01 and 6.02 of this Agreement, without duplication, to be incurred on such prior date (and on any subsequent date until such commitment is funded or terminated or such election is rescinded), including for purposes of calculating usage of any Permitted Lien. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

With respect to (x) Indebtedness for borrowed money incurred prior to the twelve month anniversary of the Closing Date in the form of term loans that are secured by Liens on the Collateral that are Other Second Liens incurred under Section 6.02(gg) or (y) any Indebtedness for borrowed money incurred (but not assumed) in the form of term loans pursuant to Section 6.01(h)(i)(x) or any Indebtedness for borrowed money in the form of term loans incurred pursuant to Section 6.01(r)(i) or Section 6.01(z)(i), in each case, prior to the twelve month anniversary of the Closing Date that is secured by Liens on the Collateral that are Other Second Liens (any such Indebtedness, “Pari Term Loans”), if the All-in Yield in respect of such Pari Term Loans exceeds the All-in Yield in respect of the Term B Loans on the Closing Date by more than 0.50% (such difference, the “Pari Yield Differential”), then the Applicable Margin (or “LIBOR floor” as provided in the following proviso) applicable to such Term B Loans on the Closing Date shall be increased such that after giving effect to such increase, the Pari Yield Differential shall not exceed 0.50%; provided that, to the extent any portion of the Pari Yield Differential is attributable to a higher “LIBOR floor” being applicable to such Pari Term Loans, such floor shall only be included in the calculation of the Pari Yield Differential to the extent such floor is greater than the Adjusted LIBO Rate in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “LIBOR floor” applicable to such outstanding Term B Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Pari Term Loans prior to any increase in the Applicable Margin applicable to such Term B Loans.

Section 6.03    Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to (i) Excluded Property, or (ii) property owned by any Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) with respect to any other property owned by Bidco or any Subsidiary Loan Party, (x) if such Sale and Lease-Back Transaction is of property owned by Bidco or any Subsidiary Loan Party, the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b) and (y) with respect to any Sale and Lease-Back Transaction pursuant to this clause (b) with Net Proceeds in excess of $3,000,000 individually or $12,000,000 in the aggregate in any fiscal year, the requirements of the last paragraph of Section 6.05 shall apply to such Sale and Lease-Back Transaction to the extent provided therein.

Section 6.04    Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person (other than in respect of (A) intercompany liabilities incurred in connection with the cash management, Tax and accounting operations of Bidco and its Subsidiaries and (B) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business or consistent with industry practices), or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a)    the Transactions;

(b)     (i) Investments by Bidco or any Subsidiary in the Equity Interests of Bidco or any Subsidiary; (ii) intercompany loans from Bidco or any Subsidiary to Bidco or any Subsidiary; and (iii) Guarantees by Bidco or any Subsidiary of Indebtedness otherwise permitted hereunder of Bidco or any Subsidiary; provided, that as at any date of determination, the aggregate outstanding amount (valued at the time of the making thereof and without giving effect to any subsequent change in value) of (A) Investments made after the Closing Date by the Loan Parties pursuant to subclause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) net outstanding intercompany loans made after the Closing Date by the Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to subclause (ii), plus (C) outstanding Guarantees by the Loan Parties of Indebtedness after the Closing Date of Subsidiaries that are not Subsidiary Loan Parties pursuant to subclause (iii) (excluding for purposes of the calculation in this proviso any Investment made at a time when, immediately after giving effect thereto, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 5.50 to 1.00, which Investment shall be permitted under this Section 6.04(b) without regard to such calculation), shall not exceed the sum of (X) the greater of $30,000,000 and 0.26 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment;

(c)    Permitted Investments and Investments that were Permitted Investments when made;

(d)    Investments arising out of the receipt by Bidco or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e)    loans and advances to officers, directors, employees or consultants of Bidco or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed $6,000,000, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any Parent Entity) solely to the extent that the amount of such loans and advances shall be contributed to Bidco in cash as common equity;

(f)    accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)    Hedging Agreements entered into for non-speculative purposes;

(h)    Investments existing on, or contractually committed as of, the Closing Date and, to the extent such Investment is in an amount in excess of $2,500,000, set forth on Schedule 6.04 to the Original Credit Agreement and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);

(i)    Investments resulting from pledges and deposits under Sections 6.02(f), (g), (o), (r), (s), (ee) and (ll);

(j)    other Investments by Bidco or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed the sum of (X) the greater of $60,000,000 and 0.52 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus (Y) any portion of the Cumulative Credit on the date of such election that the Borrower Representative elects to apply to this Section 6.04(j)(Y), which such election shall (unless such Investment is made pursuant to clause (a) of the definition of “Cumulative Credit”) be set forth in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied, and plus (Z) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment pursuant to clause (X); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower Representative, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(j);

(k)    Investments constituting Permitted Business Acquisitions;

(l)    intercompany loans between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01(m);

(m)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by Bidco or a Subsidiary as a result of a foreclosure by Bidco or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n)    Investments of a Subsidiary acquired after the Closing Date or of a person merged into or consolidated with Bidco or a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o)    acquisitions by Bidco of obligations of one or more officers or other employees of Holdings, any Parent Entity, Bidco or any Subsidiary in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by Bidco or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p)    Guarantees by Bidco or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Bidco or any Subsidiary in the ordinary course of business;

(q)    Investments to the extent that payment for such Investments is made with Equity Interests of Holdings or any direct or indirect holding company of Holdings; provided, that the issuance of such Equity Interests are not included in any determination of the Cumulative Credit;

(r)    Investments in the Equity Interests of one or more newly formed persons that are received in consideration of the contribution by Holdings, Bidco or the applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided, that (i) the fair market value of such assets, determined in good faith by the Borrower Representative, so contributed pursuant to this clause (r) shall not in the aggregate exceed $12,000,000 and (ii) in respect of each such contribution, a Responsible Officer of the Borrower Representative shall certify, in a form to be agreed upon by the Borrower Representative and the Administrative Agent (x) immediately after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) the fair market value (as determined in good faith by the Borrower Representative) of the assets so contributed and (z) that the requirements of clause (i) of this proviso remain satisfied;

(s)    Investments consisting of Restricted Payments permitted under Section 6.06;

(t)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(u)    Guarantees by Bidco or any Subsidiary given in order to comply with the requirements of section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or section 7e of Book IV of the German Social Security Code (Sozialgesetzbuch IV);

(v)    Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(w)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Bidco or any Subsidiary;

(x)    Investments by Bidco and the Subsidiaries, including loans to any direct or indirect parent of Bidco, if Bidco or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided, that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(y)    Investments consisting of Securitization Assets or arising as a result of Permitted Securitization Financings;

(z)    [reserved];

(aa)    to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(bb)    [reserved];

(cc)    Investments in joint ventures; provided that the aggregate outstanding amount (valued at the time of the making thereof and without giving effect to any subsequent changes in value) of Investments made after the Closing Date pursuant to this Section 6.04(cc) (excluding for purposes of the calculation in this proviso any Investment made at a time when, immediately after giving effect thereto, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 5.50 to 1.00, which Investment shall be permitted under this Section 6.04(cc) without regard to such calculation) shall not exceed the sum of (X) the greater of $18,000,000 and 0.16 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus (Y) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(cc) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower Representative, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(cc);

(dd)    Investments in Similar Businesses in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent changes in value) not to exceed the sum of (X) the greater of $18,000,000 and 0.16 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(dd) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower Representative, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(dd);

(ee)    Investments in any Unrestricted Subsidiaries after giving effect to the applicable Investments, in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed the sum of (X) the greater of $12,000,000 and 0.10 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(ee) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower Representative, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(ee);

(ff)    other Investments so long as, immediately after giving effect to such Investment, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 5.50 to 1.00; and

(gg)    Investments made pursuant to the Acquisition Agreement and Investments expressly contemplated by the Tax Memorandum.

Notwithstanding anything to the contrary contained in this Section 6.04, no Investment by Holdings, Bidco or the Lux Borrower shall be permitted pursuant to this Section 6.04 unless such Investment is also permitted under Article VIA.

The amount of Investments that may be made at any time pursuant to Section 6.04(b), 6.04(j) or 6.04(dd) (such Sections, the “Related Sections”) may, at the election of the Borrower Representative, be increased by the amount of Investments that could be made at such time under the other Related Section; provided, that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

Any Investment in any person other than Bidco or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Borrower Representative in good faith) valued at the time of the making thereof, and without giving effect to any subsequent change in value.

For purposes of determining compliance with this covenant, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in the above clauses, the Borrower Representative may, in its sole discretion, classify such permitted Investment (or any portion thereof) in any manner that complies with this covenant and at the time of classification will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the categories of permitted Investments (or any portion thereof) described in the above clauses.

Section 6.05    Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a)    (i) the purchase and Disposition of inventory, or the sale of receivables pursuant to non-recourse factoring arrangements, in each case in the ordinary course of business by Bidco or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by Bidco or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Borrower Representative), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property by Bidco or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm or determined in good faith by the Borrower Representative to be no longer used or useful or necessary in the operation of the business of Bidco or any Subsidiary, (iv) assignments by Bidco and any Subsidiary in connection with insurance arrangements of their rights and remedies under, and with respect to, the Acquisition Agreement in respect of any breach by the Sellers or the Company or their management of their representations and warranties set forth therein or (v) the Disposition of Permitted Investments in the ordinary course of business;

(b)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger or consolidation of any Subsidiary of the Company (other than the US Borrower) with or into the Company in a transaction in which the Company is the survivor, (ii) the merger or consolidation of any Subsidiary of the Company with or into any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party (or, in the case of any merger or consolidation involving the US Borrower, the US Borrower) and, in the case of each of clauses (i) and (ii), no person other than Bidco or a Subsidiary Loan Party receives any consideration (unless otherwise permitted by Section 6.04),

(iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party with or into any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary of the Company (other than the US Borrower) if the Borrower Representative determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Subsidiary of the Company may merge or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary of the Company (unless otherwise permitted by Section 6.04), which shall be (x) a Loan Party if the merging or consolidating Subsidiary of the Company was a Loan Party and (y) the US Borrower if such merger or consolidation involves the US Borrower (in each case, unless otherwise permitted by Section 6.04) and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or (vi) any Subsidiary of the Company (other than the US Borrower) may merge or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c)    Dispositions to a Subsidiary (upon voluntary liquidation or otherwise); provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.04;

(d)    Sale and Lease-Back Transactions permitted by Section 6.03;

(e)    (i) Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06 and (ii) any Disposition made pursuant to the Acquisition Agreement or in connection with the Transactions or expressly contemplated by the Tax Memorandum;

(f)    Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)    other Dispositions of assets; provided, that the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby;

(h)    Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving Bidco or a Borrower, such person is the surviving entity or the requirements of Section 6.05(o) are otherwise complied with;

(i)    leases, licenses or subleases or sublicenses of any real or personal property or Intellectual Property or assignments of the same in the ordinary course of business;

(j)    Dispositions of inventory or Dispositions or abandonment of Intellectual Property of Bidco and the Subsidiaries determined in good faith by the management of the Borrower Representative to be no longer useful, necessary or otherwise not material in the operation of the business of Bidco or any of the Subsidiaries;

(k)    [reserved];

(l)    the purchase and Disposition (including by capital contribution) of (i) Securitization Assets pursuant to Permitted Securitization Financings and (ii) any other Securitization Assets subject to Liens securing Permitted Securitization Financing;

(m)    to the extent constituting a Disposition, any termination, settlement or extinguishment of obligations in respect of any Hedging Agreement;

(n)    any exchange of assets for services and/or other assets used or useful in a Similar Business of comparable or greater value; provided, that (i) to the extent the consideration received consists of assets, at least 90% of the consideration received by the transferor consists of assets or services that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value (as determined in good faith by the Borrower Representative) in excess of $12,000,000, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower Representative with respect to such fair market value and (iii) in the event of a swap with a fair market value (as determined in good faith by the Borrower Representative) in excess of $18,000,000, such exchange shall have been approved by at least a majority of the Board of Directors of Holdings or the Borrower; provided, further, that (A) no Default or Event of Default exists or would result therefrom, and (B) the Net Proceeds, if any, thereof are applied in accordance with Section 2.11(b) to the extent required thereby;

(o)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary of the Company or any other person (other than Holdings, Bidco, the Lux Borrower and the US Borrower) may be merged, amalgamated or consolidated with or into the Company, provided that (A) the Company shall be the surviving entity or (B) if the surviving entity is not the Company (such other person, the “Successor Company”), (1) the Successor Company shall be an entity organized or existing under the laws of England and Wales and (2) the Successor Company shall expressly assume all the obligations of the Company under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent (or, at the option of the Successor Company, new Loan Documents in substantially similar form or such other form reasonably satisfactory to the Administrative Agent); and

(p)    Dispositions of assets in order to comply with the requirements of section 7f of Book IV of the German Social Security Code (Sozialgesetzbuch IV) or the German Company Pension Act (Gesetz zur Verbesserung der betrieblichen Altersversorgung).

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) or, solely with respect to Sale and Lease-Back Transactions referred to in clause (b)(y) of Section 6.03, under Section 6.05(d), shall be permitted unless (i) such Disposition is for fair market value (as determined in good faith by the Borrower Representative), or if not for fair market value, the shortfall is permitted as an Investment under Section 6.04, and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value (as determined in good faith by the Borrower Representative) of less than $6,000,000 or to other transactions involving assets with a fair market value (as determined in good faith by the Borrower Representative) of not more than the greater of $18,000,000 and 0.16 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on Bidco’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by Bidco or such Subsidiary from the transferee that are converted by Bidco or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received), (c) any Designated Non-Cash Consideration received by Bidco or any of its Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower Representative), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $42,000,000 and 0.36 times the EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), (d) the amount of Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that Holdings, Bidco and each other Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale and (e) consideration consisting of Indebtedness of Bidco or a Subsidiary (other than Indebtedness that is subordinated in right of payment to the Loan Obligations) received from persons who are not Holdings, Bidco or a Subsidiary in connection with the Asset Sale and that is cancelled. For purposes of this Section 6.05, the fair market value of any assets Disposed of by Bidco or any Subsidiary shall be determined in good faith by the Borrower Representative and may be determined either, at the option of the Borrower Representative, at the time of such Disposition or as of the date of the definitive agreement with respect to such Disposition.

Section 6.06    Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of Bidco’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a)    Restricted Payments may be made to Bidco or any Wholly Owned Subsidiary of Bidco (or, in the case of non-Wholly Owned Subsidiaries, to Bidco or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of Bidco or such Subsidiary) based on their relative ownership interests);

(b)    Restricted Payments may be made in respect of (i) general corporate operating and overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of Equity Interests or Indebtedness of Holdings or any Parent Entity whether or not consummated, (iii) franchise and similar Taxes and other fees and expenses in connection with the maintenance of its (or any Parent Entity’s) existence and its (or any Parent Entity’s indirect) ownership of Bidco, (iv) payments permitted by Section 6.07(b) (other than Section 6.07(b)(vii)), (v) (a) in respect of any taxable period for which Bidco and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar Tax group for U.S. federal and/or applicable state, local or foreign Tax purposes of which a direct or indirect parent of Bidco is the common parent, or for which Bidco is a disregarded entity for U.S. federal income Tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state, local or foreign Tax purposes, Restricted Payments to any direct or indirect parent of Bidco in an amount not to exceed the amount of any U.S. federal, state, local and/or foreign income Taxes that Bidco and/or its Subsidiaries, as applicable, would have paid for such taxable period had Bidco and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group and (b) in respect of any taxable period for which Bidco is a partnership or disregarded entity for U.S. federal and/or applicable state, local or foreign Tax purposes (other than a partnership or disregarded entity described in clause (a)), Restricted Payments to any direct or indirect parent of Bidco in an amount necessary to permit such direct or indirect parent of Bidco to pay or to make a pro rata distribution to its owners such that each direct or indirect owner of Bidco receives an amount from such pro rata distribution sufficient to enable such owner to pay its U.S. federal, state, local and/or foreign income Taxes (as applicable) attributable to its direct or indirect ownership of Bidco and its Subsidiaries with respect to such taxable period (assuming that each owner is subject to Tax at the highest combined marginal federal, state, local and/or foreign income Tax rate applicable to any owner for such taxable period and taking into account the deductibility of state and local income Taxes for U.S. federal income Tax purposes (and any limitations thereon)), and (vi) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors, employees and consultants of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that in the case of subclauses (i) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such subclauses (i) and (iii) that are allocable to Bidco and the Subsidiaries (which (x) shall be 100% at any time that, as the case may be, (1) Holdings owns no material assets other than the Equity Interests of Bidco and assets incidental to such equity ownership or (2) any Parent Entity owns directly or indirectly no material assets other than Equity Interests of Holdings and any other Parent Entity and assets incidental to such equity ownership and (y) in all other cases shall be as determined in good faith by the Borrower Representative);

(c)    Restricted Payments may be made to Holdings, the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of any Parent Entity, Holdings, Bidco or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (c) shall not exceed in any fiscal year $7,200,000 (which shall increase to $14,400,000 subsequent to a Qualified IPO) (plus (x) the amount of net proceeds contributed to Bidco that were received by Holdings or any Parent Entity during such calendar year from sales of Equity Interests of Holdings or any Parent Entity to directors, consultants, officers or employees of Holdings, any Parent Entity, Bidco or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, that such proceeds are not included in any determination of the Cumulative Credit, (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, and (z) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of Holdings, any Parent Entity, Bidco or the Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests), which, if not used in any year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to Bidco or any Subsidiary from members of management of Holdings, any Parent Entity, Bidco or the Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d)    any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e)    Restricted Payments may be made in an aggregate amount equal to a portion of the Cumulative Credit on the date of such election that the Borrower Representative elects to apply to this Section 6.06(e), which such election shall (unless such Restricted Payment is made pursuant to clause (a) of the definition of Cumulative Credit) be set forth in a written notice of a Responsible Officer of the Borrower Representative, which notice shall set forth calculations in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that no Default or Event of Default shall have occurred and be continuing;

(f)    Restricted Payments may be made in connection with the consummation of the Transactions, including payments and distributions to dissenting stockholders or stockholders exercising appraisal rights pursuant to applicable law and as expressly contemplated by the Tax Memorandum;

(g)    Restricted Payments may be made to pay, or to allow Holdings or any Parent Entity to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h)    after a Qualified IPO, Restricted Payments may be made to pay, or to allow Holding or any Parent Entity to pay, dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount per annum no greater than 6.0% of the Market Capitalization; provided, that no Event of Default shall have occurred and be continuing;

(i)    Restricted Payments may be made to Holdings or any Parent Entity to finance any Investment that if made by Bidco or any Subsidiary directly would be permitted to be made pursuant to Section 6.04; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to Bidco or a Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into Bidco or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10 and (C) such Investment shall not be included in the calculation of Cumulative Credit;

(j)    other Restricted Payments may be made in an aggregate amount not to exceed the greater of $25,000,000 and 0.22 times the EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the date of such Restricted Payment; provided, that no Event of Default shall have occurred and be continuing;

(k)    Restricted Payments may be made under the Acquisition Agreement (including to fund the payment of any earn-outs pursuant to the terms thereof);

(l)    Restricted Payments may be made in an amount equal to Excluded Contributions;

(m)    other Restricted Payments may be made; provided that, no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such Restricted Payment, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 5.20 to 1.00;

(n)    any consideration, payment, dividend, distribution or other transfer in connection with a Permitted Securitization Financing; and

(o)    prior to the first anniversary of the Closing Date, Restricted Payments may be made with the proceeds of Sale and Lease-Back Transactions in an aggregate amount not to exceed the greater of $120,000,000 and 1.03 times the EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the date of such Restricted Payment; provided that, after giving effect to such Restricted Payment, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 6.40 to 1.00.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

For purposes of determining compliance with this covenant, (A) a Restricted Payment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses, the Borrower Representative may, in its sole discretion, classify such permitted Restricted Payment (or any portion thereof) in any manner that complies with this covenant and at the time of classification will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses.

Section 6.07    Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than Holdings, Bidco and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $12,000,000, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms that are substantially no less favorable to Bidco or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of Bidco or such Subsidiary in good faith.

(b)    The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings (or any Parent Entity) or of Bidco,

(ii)    loans or advances to employees or consultants of Holdings (or any Parent Entity), Bidco or any of the Subsidiaries in accordance with Section 6.04(e),

(iii)    transactions among Bidco or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which Bidco or a Subsidiary is the surviving entity),

(iv)    the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, Bidco and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to Bidco and the Subsidiaries (which (x) shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests of Bidco, Holdings or any Parent Entity and assets incidental to the ownership of Bidco and the Subsidiaries and (y) in all other cases shall be as determined in good faith by management of Holdings (or any Parent Entity) or of Bidco)),

(v)    subject to the limitations set forth in Section 6.07(b)(xiv), if applicable, the Transactions, the Post-Closing Transactions and any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $2,500,000, set forth on Schedule 6.07 to the Original Credit Agreement or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by the Borrower Representative in good faith),

(vi)    (A) any employment agreements entered into by Bidco or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii)    Restricted Payments permitted under Section 6.06, including payments to Holdings (and any Parent Entity), and Investments permitted under Section 6.04,

(viii)    any purchase by Holdings of the Equity Interests of Bidco; provided, that any Equity Interests of Bidco purchased by Holdings (prior to a Qualified IPO of Bidco) shall be pledged to the Collateral Agent (and deliver the relevant certificates or other instruments (if any) representing such Equity Interests to the Applicable Collateral Agent) on behalf of the Lenders to the extent required by the Holdings Pledge Agreement,

(ix)    payments by Bidco or any of the Subsidiaries to any Co-Investor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of Holdings (or any Parent Entity) or of Bidco in good faith,

(x)    transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xi)    any transaction in respect of which the Borrower Representative delivers to the Administrative Agent a letter addressed to the Board of Directors of Holdings (or any Parent Entity) or of Bidco from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of Holdings (or any Parent Entity) or of Bidco, as applicable, qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to Bidco or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to Bidco or such Subsidiary, as applicable, from a financial point of view,

(xii)    subject to subclause (xiv) below, if applicable, the payment of all fees, expenses, bonuses and awards related to the Transactions, including fees to any Co-Investor,

(xiii)    transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or consistent with past practice or industry norm,

(xiv)    any agreement to pay, and the payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to any Co-Investor (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of $1,600,000 and 1.5% of EBITDA for any such fiscal year, plus reasonable out of pocket costs and expenses and indemnities in connection therewith in any fiscal year and unpaid amounts for any prior periods from and including the fiscal year in which the Closing Date occurs; plus (2) any deferred, accrued or other fees in respect of any fiscal years from and including the fiscal year in which the Closing Date occurs (to the extent such fees in the aggregate do not exceed the amounts described in clause (A)(1) above in respect of such fiscal years), plus (B) 1.0% of the value of transactions with respect to any Co-Investor provides any transaction, advisory or other services (including in connection with the Transactions), plus (C) so long as no Event of Default has occurred and is continuing, the present value of all future amounts payable pursuant to any agreement referred to in clause (A)(1) above in connection with the termination of such agreement with a Co-Investor; provided, that if any such payment pursuant to clause (C) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom,

(xv)    the issuance, sale or transfer of Equity Interests of Bidco to Holdings and capital contributions by Holdings to Bidco,

(xvi)    the issuance of Equity Interests of Holdings or any Parent Entity to the management of Holdings, any Parent Entity, Bidco or any Subsidiary in connection with the Transactions,

(xvii)    payments by Holdings (or any Parent Entity), Bidco and the Subsidiaries pursuant to a Tax sharing agreement or arrangement (whether written or as a matter of practice) that complies with clause (v) of Section 6.06(b),

(xviii)    transactions pursuant to any Permitted Securitization Financing,

(xix)    payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of Holdings (or any Parent Entity) or of Bidco in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,

(xx)    transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice or industry norm otherwise in compliance with the terms of this Agreement that are fair to Bidco or the Subsidiaries (in the good faith determination of Holdings (or any Parent Entity) or of Bidco),

(xxi)    transactions between Bidco or any of the Subsidiaries and any person, a director of which is also a director of Bidco or any direct or indirect parent company of Bidco; provided, however, that (A) such director abstains from voting as a director of Bidco or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of any Borrower for any reason other than such director’s acting in such capacity,

(xxii)    transactions permitted by, and complying with, the provisions of Section 6.05,

(xxiii)    (i) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower Representative) for the purpose of improving the consolidated Tax efficiency of Bidco and its Subsidiaries and not for the purpose of circumventing any covenant set forth herein and (ii) transactions expressly contemplated by the Acquisition Agreement (including earn-outs pursuant to the terms thereof) or the Tax Memorandum, and

(xxiv)    Investments by any Co-Investor in securities of Bidco or any of the Subsidiaries so long as (A) the Investment is being offered generally to other investors on the same or more favorable terms and (B) the Investment constitutes less than 5.0% of the outstanding issue amount of such class of securities.

Section 6.08    Business of Bidco and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time to any material extent in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business, other than Permitted Securitization Financings.

Section 6.09    Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower Representative), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower Representative)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational or constitutive documents of Bidco or any of the Subsidiary Loan Parties.

(b)    (i) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of, or in respect of, principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing, except for:

(A)    Refinancings with any Indebtedness permitted to be incurred under Section 6.01;

(B)    payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing (or within twelve months thereof);

(C)    payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to Bidco by Holdings from the issuance, sale or exchange by Holdings (or any Parent Entity) of Equity Interests that are not Disqualified Stock made within eighteen months prior thereto; provided, that such proceeds are not included in any determination of the Cumulative Credit;

(D)    the conversion of any Junior Financing to Equity Interests of Holdings or any direct or indirect holding company of Holdings;

(E)    so long as no Event of Default has occurred and is continuing, payments or distributions in respect of Junior Financings prior to any scheduled maturity made, in an aggregate amount, not to exceed a portion of the Cumulative Credit on the date of such election that the Borrower Representative elects to apply to this Section 6.09(b)(i)(E), which such election shall (unless such payment or distribution is made pursuant to clause (a) of the definition of Cumulative Credit) be set forth in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail of the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(F)    other payments and distributions in an aggregate amount (valued at the time of the making thereof and without giving effect to any subsequent change in value) not to exceed the greater of $25,000,000 and 0.22 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; provided, that no Default or Event of Default has occurred and is continuing; and

(G)    other payments and distributions in respect of Junior Financing; provided that no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving effect to such payment or distribution, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 5.20 to 1.00; or

(ii)    Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing that constitutes Material Indebtedness, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not materially adverse to Lenders when taken as a whole (as determined in good faith by the Borrower) and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c)    Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to Bidco or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by Bidco or such Material Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)    restrictions imposed by applicable law;

(B)    contractual encumbrances or restrictions in effect on the Closing Date, including under Indebtedness existing on the Closing Date and set forth on Schedule 6.01 to the Original Credit Agreement, any Ancillary Documents, any First Lien Loan Documents, any Refinancing Notes or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness and, in each case, any similar contractual encumbrances or restrictions and any amendment, modification, supplement, replacement or refinancing of such agreements or instruments that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower Representative);

(C)    any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E)    any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F)    any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case as determined in good faith by the Borrower Representative);

(G)    customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(H)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J)    customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K)    customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L)    customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower Representative has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Bidco and the Subsidiaries to meet their ongoing obligations;

(M)    any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N)    restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Subsidiary Loan Party;

(O)    customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P)    restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q)    restrictions contained in any Permitted Securitization Document;

(R)    customary restrictions imposed under any general conditions of a bank operating in the Netherlands with respect to receivables against an account bank; and

(S)    any encumbrances or restrictions of the type referred to in Section 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (A) through (R) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrower Representative, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.10    Fiscal Year. In the case of Bidco, permit any change to its fiscal year without prior notice to the Administrative Agent, in which case, the Borrower Representative and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.11    [Reserved].

Section 6.12    Centre of Main Interest. In the case of Holdings, Bidco and each Subsidiary Loan Party whose centre of main interest is located in any member state of the European Union as of the Closing Date, knowingly or intentionally take the steps required to change the “centre of main interest” (as such term is used in Article 3(1) of the Regulation (EU) 2015/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings (recast)) of such Loan Party unless: (a) such person is changing its centre of main interest to a centre of main interest located in the same country as its original centre of main interest, (b) the change of such person’s centre of main interest would not be materially adverse to the interests of the Lenders in respect of the Loan Documents, or (c) in the case of any Subsidiary Loan Parties (other than the Company or the Lux Borrower), such steps are not taken with the principal intention of achieving the purpose of changing its centre of main interest.

ARTICLE VIA

Holdings Negative Covenants

Notwithstanding any other provision of this Agreement, each of Holdings, Bidco and the Lux Borrower hereby covenants and agrees with each Lender that, from and after the Closing Date and until the Termination Date, unless the Required Lenders shall otherwise consent in writing:

(a)    subject to paragraph (b) below, it shall not own or acquire any material assets (other than cash and cash equivalents) or engage in any material business or activity other than (i) (x) in the case of Holdings, the ownership of all the outstanding Equity Interests in Bidco, (y) in the case of Bidco, the ownership of (A) all the outstanding Equity Interests in the Company and the Lux Borrower and (B) all or a portion of the Equity Interests in the US Borrower, and (z) in the case of the Lux Borrower, incurring Indebtedness and on-lending the proceeds in respect thereof, including pursuant to the Bidco Loan Notes, in each case in accordance with paragraph (b) below, and activities incidental thereto, (ii) the maintenance of its corporate existence and activities incidental thereto, including general and corporate overhead, provided that so long as no Default has occurred and is continuing or would result therefrom, it may change its jurisdiction of incorporation subject to compliance with Section 6.12 and provided that its Guarantee of the Obligations and the Lien on all Collateral held by it under the Loan Documents shall remain in effect to the same extent as immediately prior to such change of its jurisdiction of incorporation, (iii) activities required to comply with applicable laws, (iv) the receipt of, or the making of, Restricted Payments, in each case, to the extent not prohibited by Section 6.06 and not inconsistent with paragraph (b) below, (v) the obtainment of, and the payment of, any fees and expenses for management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement, (vi) compliance with its obligations under the Loan Documents or any credit agreement, indenture or other agreement in respect of Indebtedness not prohibited under Section 6.01, (vii) substantially concurrently with any issuance of IPO Equity, the redemption, purchase or retirement of any Equity Interests of Holdings or Bidco using the proceeds of, or conversion or exchange of any Equity Interests of Holdings or Bidco for, such IPO Equity, (viii) in connection with, and following the completion of, a Qualified IPO, activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings’ or Bidco’s common stock and the continued existence of Holdings or Bidco as a public company, (ix) activities incidental to legal, tax and accounting matters in connection with any of the foregoing activities, including without limitation the provision of management services to the Target Group, entering into confidentiality agreements, and maintaining insurance, (x) activities expressly contemplated by the Tax Memorandum and (xi) the creation, incurrence, assumption or existence of any Indebtedness or other liabilities not prohibited by paragraph (b) or (c) below;

(b)    (i) (x) the only Equity Interests which Holdings shall hold shall be the Equity Interests in Bidco, (y) the only Equity Interests which Bidco shall hold shall be the Equity Interests in the Company, the Lux Borrower and the US Borrower and (z) the Lux Borrower shall not hold any Equity Interests and (ii) (x) the only Indebtedness in respect of which Holdings shall be the creditor shall be loans or other Indebtedness to Bidco which is not prohibited under this Agreement, (y) the only Indebtedness in respect of which Bidco shall be the creditor shall be loans or other Indebtedness (A) to the Company, (B) to any Subsidiary Loan Party incorporated in Germany (provided that such Indebtedness is (I) expressly contemplated by the Tax Memorandum and (II) documented under a loan agreement or instrument governed by English law), (C) to Rose Midco Limited (provided that such Indebtedness is (I) expressly contemplated by the Tax Memorandum and (II) documented under hedging documentation governed by English or New York law) or (D) to a third party hedge provider (provided that such Indebtedness is (I) expressly contemplated by the Tax Memorandum and (II) documented under hedging documentation governed by New York law) or (z) the only Indebtedness in respect of which the Lux Borrower shall be the creditor shall be loans or other Indebtedness to Bidco (including the Bidco Loan Notes); provided that, all such Indebtedness shall be subordinated to the Loan Obligations under this Agreement pursuant to the Subordination Agreement and subject to security in favor of the Collateral Agent (for the benefit of the Secured Parties);

(c)    it shall not create, incur, assume or permit to exist any Indebtedness or other liabilities except (i) Indebtedness created under the Loan Documents, (ii) in the case of Bidco and the Lux Borrower, any Indebtedness permitted by Section 6.01 and (iii) in the case of Holdings, any Guarantee of Indebtedness permitted under Section 6.01; and

(d)    it shall not create, incur, assume or permit to exist any Lien other than (i) Liens created under the Loan Documents and (ii) Liens permitted by Section 6.02 on (x) any of the Equity Interests issued by Bidco or intercompany receivables held by Holdings, (y) any of the Equity Interests issued by the Company, the Lux Borrower or the US Borrower, or intercompany receivables held by Bidco or (z) any intercompany receivables held by the Lux Borrower.

ARTICLE VII

Events of Default

Section 7.01    Events of Default. Subject to Section 7.04, in case any of the following events (each, an “Event of Default”):

(a)    any representation or warranty made or deemed made by Bidco or any Subsidiary Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made and such false or misleading representation or warranty (if curable) shall remain false or misleading for a period of 30 days after notice thereof from the Administrative Agent to the Borrower Representative;

(b)    default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)    default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)    default shall be made in the due observance or performance by Holdings, Bidco or any Borrower of any covenant, condition or agreement contained in, Section 5.01(a), 5.05(a) or 5.08, Article VI or Article VIA;

(e)    default shall be made in the due observance or performance by Holdings, Bidco or any of the Subsidiary Loan Parties of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from the failure of a Subsidiary that is not a Loan Party to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower Representative;

(f)    (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity (other than, for the avoidance of doubt, Material Indebtedness with respect to Permitted Securitization Financings) or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness, as applicable, to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) Bidco or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that, with respect to the occurrence of any event or condition under any agreement governing Material First Lien Indebtedness, such event or condition shall only constitute a Default and an Event of Default under this Agreement if (I) such failure results from the failure to pay principal, interest, fees or other amounts due under such Material First Lien Indebtedness or (II) the holders of such Material First Lien Indebtedness have caused the same to become due and payable prior to its scheduled maturity;

(g)    there shall have occurred a Change in Control;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Bidco, the Lux Borrower, the US Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Bidco, the Lux Borrower, the US Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, moratorium, judicial management, receivership or similar law, (ii) the appointment of a receiver, liquidator, administrative receiver, compulsory manager, receiver and manager, administrator, judicial manager, provisional liquidator, trustee, custodian, sequestrator, conservator or similar officer or official for Bidco, the Lux Borrower, the US Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Bidco, the Lux Borrower, the US Borrower or any of the Material Subsidiaries or (iii) the winding-up or liquidation of Bidco, the Lux Borrower, the US Borrower or any Material Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days (or, in respect of any foreign entities only, 14 days) or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    Bidco, the Lux Borrower, the US Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, insolvency practitioner, judicial manager, trustee, custodian, sequestrator, conservator or similar official for Bidco, the Lux Borrower, the US Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Bidco, the Lux Borrower, the US Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) commence any legal proceedings or court procedure in relation to an insolvency or in relation to any restructuring by way of a scheme of arrangement (for the avoidance of doubt, this shall not include any solvent reorganization), (vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due or in particular if a Material Subsidiary incorporated or established in Germany is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or is over-indebted (überschuldet) in the meaning of section 19 of the German Insolvency Code (Insolvenzordnung), or any application is made for the opening of insolvency proceedings for the reasons set out in sections 17 to 19 of the German Insolvency Code (Insolvenzordnung) (Antrag auf Eröffnung eines Insolvenzverfahrens) (in case of an application by a third party only if it was not a fraudulent or frivolous application which is dismissed within 15 days of the respective application) or the taking of actions pursuant to section 21 of the German Insolvency Code (Insolvenzordnung) (Anordnung von Sicherungsmaßnahmen)) or a court order for the rejection of insolvency proceedings due to lack of funds (Abweisungsbeschluss mangels Masse) is made in respect of a Loan Party incorporated or established in Germany, or (ix) become the subject of a Luxembourg Insolvency Event;

(j)    the failure by Bidco, the Lux Borrower, the US Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $42,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Bidco, the Lux Borrower, the US Borrower or any Material Subsidiary to enforce any such judgment;

(k)    (i) an ERISA Event or with respect to a Foreign Pension Plan, a termination, withdrawal, wind-up or noncompliance with applicable law or plan terms shall have occurred or (ii) Bidco or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) and (ii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l)    (i) any Loan Document shall for any reason be asserted in writing by Holdings, Bidco or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any party thereto (other than in accordance with its terms), (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by any Borrower or any other Loan Party not to be (other than, in each case, in accordance with its terms), a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations or the application thereof (other than as a result of deliberate actions by Bidco or any Subsidiary Loan Party in violation thereof), or from the failure of the Applicable Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Collateral Agreement or to file Uniform Commercial Code continuation statements (or similar statements under similar laws in any foreign jurisdiction) or take the actions described on Schedule 3.04 to the Original Credit Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (iii) a material portion of the Guarantees pursuant to the Security Documents by Holdings, Bidco or the Subsidiary Loan Parties guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings, Bidco or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof);

then, and in every such event (other than an event with respect to the Borrowers under the U.S. Bankruptcy Code described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (in any event with respect to the Borrowers under the U.S. Bankruptcy Code described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable.

For purposes of clauses (h), (i) and (j) of this Section 7.01, “Material Subsidiary” (1) shall mean any Subsidiary that would not be an Immaterial Subsidiary under clause (a) of the definition thereof and (2) shall exclude any Special Purpose Securitization Subsidiary.

Section 7.02    Treatment of Certain Payments. Subject to the terms of any applicable Intercreditor Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Loan Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrowers under Section 7.01(h) or (i), in each case that is continuing, shall be applied: (i) first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or the Collateral Agent from the Borrowers, (ii) second, towards payment of interest and fees then due from the Borrowers hereunder ratably among the parties entitled thereto in accordance with the amounts of interest, fees and payments then due to such parties, (iii) third, towards payment of other Obligations then due from the Borrowers or any Loan Party hereunder or thereunder, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties and (iv) last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Requirements of Law.

Section 7.03    [Reserved].

Section 7.04    Clean-Up Period. For the purpose of this Agreement, for the period from the Closing Date or, as appropriate, the date of completion of a permitted acquisition of a person who, pursuant to such permitted acquisition, becomes a Subsidiary (such person, a “Subsequent Target”) and/or of a business unit, division or line of business (a “Subsequent Target Asset”) until the date falling 90 days after the Closing Date or, as appropriate, the date of completion of a permitted acquisition of a Subsequent Target and/or Subsequent Target Asset (the “Clean-Up Period”), no Default or Event of Default (or failure of a condition to borrowing) would be deemed to arise from a breach of representation or warranty or a breach of covenant or other circumstance that would have been a Default or Event of Default (but for this provision) only by reason of circumstances relating exclusively to (A) in the case of the Acquisition, the Target Group (or any obligation to procure compliance by the Target Group) or (B) in the case of a permitted acquisition of a Subsequent Target and/or Subsequent Target Asset, such Subsequent Target or any of its Subsidiaries as at the date of completion of such permitted acquisition and (if applicable) such Subsequent Target Asset of such permitted acquisition (or any obligation to procure compliance by the Subsequent Target and its Subsidiaries), provided that (in each case) such Default or Event of Default: (i) is capable of being remedied within the Clean-Up Period and Holdings and Bidco or, in the case of a permitted acquisition of a Subsequent Target and/or Subsequent Target Assets, the relevant acquiring party, are taking appropriate steps to remedy such Default or Event of Default; (ii) does not have a Material Adverse Effect; and (iii) was not procured or approved by the Sponsor, Holdings or Bidco or, in the case of a permitted acquisition of a Subsequent Target and/or Subsequent Target Assets, any of the Sponsor, Holdings or any of its Subsidiaries. Notwithstanding the above, if the relevant circumstances are continuing after the expiry of the Clean-Up Period, there shall be a Default or Event of Default, as applicable (and without prejudice to any rights and remedies of the Lenders).

ARTICLE VIII

The Agents

Section 8.01    Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents (to the extent required under local law, via a parallel debt structure), and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to the Administrative Agent and the Collateral Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent and the Collateral Agent.

(b)    In furtherance of the foregoing, each Lender hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c)    The Collateral Agent shall (i) hold and administer any Collateral governed by German law which is security assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred under a non-accessory security right (nicht-akzessorische Sicherheit) to it as trustee (treuhänderisch) but not as a common law trustee for the benefit of the Secured Parties; and (ii) administer any Collateral governed by German law which is pledged (Verpfändung) or otherwise transferred to any Secured Party under an accessory security right (akzessorische Sicherheit) as agent.

Each Secured Party hereby authorizes the Collateral Agent (whether or not by or through employees or agents): (i) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent under the Security Documents, together with such powers and discretions as are reasonably incidental thereto; (ii) to take such action on its behalf as may from time to time be authorized under or in accordance with the Security Documents; and (iii) to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with any Security Document or Loan Document under German law and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any Security Document governed by German law which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such Collateral.

Section 8.02    Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the Borrower Representative or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower Representative shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.

Section 8.03    Exculpatory Provisions. None of the Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower Representative or a Lender. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to Holdings or Bidco), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05    Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Holdings or the Borrower Representative referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.07    Indemnification. The Lenders agree to indemnify each Agent (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so) in the amount of its pro rata share (based on outstanding Term Loans and unused Commitments hereunder) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09    Successor Agents. The Administrative Agent may resign as Administrative Agent and Collateral Agent upon 10 days’ notice to the Lenders and the Borrower Representative. If the Administrative Agent shall resign as Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents, then the Borrower Representative shall have the right, subject to the reasonable consent of the Required Lenders (so long as no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing, in which case the Required Lenders shall have the right), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and Collateral Agent, and the term “Administrative Agent” and “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent and Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent and Collateral Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Borrower Representative (or the Required Lenders) appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent and Collateral Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents.

Section 8.10    Arrangers and Bookrunners . Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Joint Bookrunner or Arranger is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Sections 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).

Section 8.11    Security Documents, Collateral Agent and Intercreditor Agreement. The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify the Omnibus Intercreditor Agreement, any other Permitted Junior Intercreditor Agreement, any other Permitted Pari Passu Intercreditor Agreement, any Permitted Senior Intercreditor Agreement or any other intercreditor agreement with the collateral agent or other representatives of the holders of

Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited (including with respect to priority) under this Agreement and to subject the Obligations and the Liens on the Collateral securing the Obligations to the provisions thereof (any of the foregoing, an “Intercreditor Agreement”). The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower Representative as to whether any such other Liens are not prohibited and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions. Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c), (i), (j), (aa) or (ll) of Section 6.02 or Section 6.02(a) (if the Liens thereunder are of a type that is contemplated by any of the foregoing clauses) in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Borrower Representative; provided, that prior to any such request, the Borrower Representative shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower Representative certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.09(c).

Section 8.12    Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower Representative, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

Section 8.13    Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13.

Section 8.14    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.15    Release of Restrictions on Self-Dealing. Each of the Lenders and each of the Secured Parties hereby exempts the Administrative Agent and the Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 German Civil Code (Bürgerliches Gesetzbuch), in each case to the extent legally possible for such Lender or Secured Party, to make use of any authorization granted under this Agreement and to perform its duties and obligations as Administrative Agent or as Collateral Agent, hereunder and under the Intercreditor Agreements and the Security Documents, as the case may be. A Lender or a Secured Party which is barred by its constitutional documents or by-laws from granting such exemptions shall notify the Administrative Agent and/or the Collateral Agent accordingly.

Section 8.16    Electronic Communications.

(a)    Notices and other communications to any Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b)    Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c)    The Platform and any Approved Electronic Communications are provided “as is” and “as available”. Neither the Administrative Agent nor any of their Related Parties warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agents or any of their respective Related Parties in connection with the Platform or the Approved Electronic Communications. In no event shall the Agents or any of their respective Related Parties have any liability to Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.

(d)    Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(e)    Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

ARTICLE IX

Miscellaneous

Section 9.01    Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to any Loan Party, the Administrative Agent or the Collateral Agent as of the Closing Date, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01 to the Original Credit Agreement; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower Representative may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

(c)    Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e)    Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Representative posts such documents, or provides a link thereto on the Borrower Representative’s website on the Internet at the website address listed on Schedule 9.01 to the Original Credit Agreement, or (ii) on which such documents are posted on the Borrower Representative’s behalf on an Internet or intranet website, if any, to which each Lender entitled to access thereto and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that the Borrower Representative shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower Representative with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02    Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17 and 9.05) shall survive the Termination Date.

Section 9.03    Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, Bidco, the Lux Borrower, the US Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, Bidco, the Lux Borrower, the US Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as permitted by Section 6.05, a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)    (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Borrower Representative, which consent will be deemed to have been given if the Borrower Representative has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no consent of the Borrower Representative shall be required for an assignment of a Term B Loan to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or in the case of assignments during the primary syndication of the Commitments and Loans to persons identified to and agreed by the Borrower Representative in writing prior to the Closing Date, or, in each case, if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person; and

(B)    the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund, a Borrower or an Affiliate of a Borrower made in accordance with Section 9.04(i) or Section 9.21.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, provided, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment);

(B)    the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the reasonable discretion of the Administrative Agent (and which the Administrative Agent agrees to waive for all parties to the Fee Letter));

(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any Tax forms and information required to be delivered pursuant to Section 2.17; and

(D)    the Assignee shall not be a Borrower or any of the Borrowers’ Affiliates or Subsidiaries except in accordance with Section 9.04(i) or Section 9.21.

For the purposes of this Section 9.04, “Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Ineligible Institution,

(B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), or (C) a natural person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine, monitor or enforce whether any Lender or potential Lender is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any assignment made to an Ineligible Institution. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower Representative a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing.

(iii)    Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections)); provided, that an Assignee shall not be entitled to receive any greater payment pursuant to Section 2.17 than the applicable Assignor would have been entitled to receive had no such assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 9.04 (except to the extent such participation is not permitted by such clause (d) of this Section 9.04, in which case such assignment or transfer shall be null and void).

(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided, that no Lender shall, in such capacity, have access to, or be otherwise permitted to review any information in the Register other than information with respect to such Lender.

(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04 and any applicable Tax forms, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(vi)    In the event that a transfer by any Lender of its rights and/or obligations under this Agreement (and any relevant Loan Documents) occurred or was deemed to occur by way of novation, the parties hereto explicitly agree that all securities and guarantees created under or in connection with any Loan Documents shall be preserved for the benefit of the new Lender, new Secured Party, participant or their successors or assignees in accordance with the provisions of article 1278 of the Luxembourg Civil Code.

(c)    [Reserved].

(d)    (i) Any Lender may, without the consent of the Borrower Representative or the Administrative Agent, sell participations in Loans to one or more banks or other entities other than (I) any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to all Lenders; provided, that regardless of whether the list of Ineligible Institutions has been made available to all Lenders, no Lender may sell participations in Loans or Commitments to an Ineligible Institution without the consent of the Borrower Representative if the list of Ineligible Institutions has been made available to such Lender), (II) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (II) or (III) any natural person (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to clauses (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (2) directly adversely affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (d)(iii) of this Section 9.04, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Participant or potential Participant is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any participation made to an Ineligible Institution.

(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(d), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form for U.S. federal income Tax purposes or is otherwise required by applicable law. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)    A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent, which consent shall state that it is being given pursuant to this Section 9.04(d)(iii); provided, that each potential Participant shall provide such information as is reasonably requested by the Borrower Representative in order for the Borrower Representative to determine whether to provide its consent.

(e)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f)    Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (e) above.

(g)    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower Representative or the Administrative Agent. Each of Holdings, the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h)    If a Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by such Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to

Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached as Exhibit A to the Original Credit Agreement, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i)    Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (i) or (j) of this Section 9.04), any of Holdings or its Subsidiaries, including the Borrowers, may purchase by way of assignment and become an Assignee with respect to Term Loans at any time and from time to time from Lenders in accordance with Section 9.04(b) hereof (each, a “Permitted Loan Purchase”); provided that, in respect of any Permitted Loan Purchase, (A) no Permitted Loan Purchase shall be made from the proceeds of any extensions of credit under the Revolving Facility, (B) upon consummation of any such Permitted Loan Purchase, the Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.04(j), (C) in connection with any such Permitted Loan Purchase, any of Holdings or its Subsidiaries, including the Borrowers and such Lender that is the assignor (an “Assignor”) shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Permitted Loan Purchase Assignment and Acceptance and (y) shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.04(b)(ii)(B)) and shall otherwise comply with the conditions to assignments under this Section 9.04 and (D) no Default or Event of Default would exist immediately after giving effect on a Pro Forma Basis to such Permitted Loan Purchase.

(j)    Each Permitted Loan Purchase shall, for purposes of this Agreement be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Borrower Representative shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans.

(k)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.05    Expenses; Indemnity. (a) Each Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or the Collateral Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent or the Collateral Agent in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent, the Collateral Agent and the Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Agents or any Lender in connection with the enforcement of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person).

(b)    Each Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Joint Bookrunners, each Lender, each of their respective Affiliates, successors and assignors, and each of their respective directors, officers, employees, agents, trustees, advisors and members (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in-house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions or the Post-Closing Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans, (iii) any violation of or liability under Environmental Laws by Bidco or any Subsidiary, (iv) any actual or alleged presence, Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by Bidco or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, Bidco, or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) arose from a material breach of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of any Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent or Arranger in its capacity as such). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Sponsor, Holdings, Bidco or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions or the Post-Closing Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)    Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.15.

(d)    To the fullest extent permitted by applicable law, Holdings, Bidco and the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of Holdings, Bidco or any Subsidiary against any of and all the obligations of Holdings, Bidco or the Borrowers now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.07    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 9.08    Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, Bidco, the Borrowers and the Required Lenders (or, in respect of any waiver, amendment or modification of Section 2.11(b) or (c), the Required Prepayment Lenders, rather than the Required Lenders), and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)    decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii)    increase or extend the Commitment of any Lender, or decrease any Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii),

(iii)    extend or waive any date on which payment of interest on any Loan or any Fee is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(iv)    amend the provisions of Section 7.02 with respect to the pro rata application of payments required thereby in a manner that by its terms modifies the application of such payments required thereby to be on a less than pro rata basis, without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(v)    amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders,” “or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby, in each case except, for the avoidance of doubt, as otherwise provided in Section 9.08(d) and (e) (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi)    release all or substantially all of the Collateral or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Guarantee Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender other than a Defaulting Lender,

(vii)    effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility except, for the avoidance of doubt, as otherwise provided in Section 9.08(d) and (e) (it being agreed that the Required Lenders (or the Required Prepayment Lenders, as applicable) may waive, in whole or in part, any prepayment required by Section 2.11 so long as the application of any prepayment reduction still required to be made is not changed);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent, acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)    Without the consent of any Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other Second Liens in the benefit of the Security Documents in connection with the incurrence of any Other Second Lien Debt, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law (subject to the Agreed Guaranty and Security Principles) or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings, Bidco and the Borrowers (a) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees and other obligations in respect thereof and (b) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders and Required Prepayment Lenders.

(e)    Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower Representative and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Incremental Term Loan Commitments in a manner consistent with Section 2.21, including, with respect to Other Term Loans, as may be necessary to establish such Incremental Term Loan Commitments as a separate Class or tranche from the existing Term Loan Commitments and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately, (B) to integrate any Other Second Lien Debt, or (C) to cure any ambiguity, omission, defect or inconsistency.

(f)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.21 after the Closing Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

(g)    With respect to the incurrence of any secured or unsecured Indebtedness (including any Intercreditor Agreement relating thereto), the Borrower Representative may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree in its reasonable discretion), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Borrower Representative’s election, (x) state that the Borrower Representative has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Sections 6.01 and 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof, or (y) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, in its reasonable judgment, such requirements have been satisfied (in which case it shall deliver to the Borrower Representative a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Lenders hereby authorize the Administrative Agent to make such determinations.

Section 9.09    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10    Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13    Counterparts; Electronic Execution of Assignments and Certain Other Documents.

(a)    This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

(b)    The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the

Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.14    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15    Jurisdiction; Consent to Service of Process. (a) The Borrowers and each other Loan Party and each other party hereto (including all Secured Parties other than the Administrative Agent and the Collateral Agent) irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law. All Loan Parties that are organized or incorporated under the laws other than those of a state of the United States hereby consent to service of process for them being given to the US Borrower and appoint the US Borrower as their agent for such service. Further, each non-U.S. Loan Party waives any immunity it may have under any non-U.S. law or otherwise in relation to the jurisdiction or ruling of any aforementioned New York State or federal courts.

Section 9.16    Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, any Parent Entity, Bidco and any Subsidiary furnished to it by or on behalf of Holdings, any Parent Entity, Bidco or any

Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, any Parent Entity, Bidco or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc. or their equivalent in any jurisdiction, (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to any direct or indirect contractual counterparty in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16); provided that, in the case of clauses (E) and (F), no information may be provided to any Ineligible Institution or person who is known to be acting on behalf of or fronting an Ineligible Institution, (G) with the written consent of the Borrower Representative and (H) to any rating agency when required by such rating agency in connection with rating such Lender, provided that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Holdings, any Parent Entity, Bidco and any Subsidiary received by such rating agency from the Agent or any Lender.

Section 9.17    Platform; Borrower Materials. Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information (or, if Holdings is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Holdings was a public reporting company) with respect to Holdings, Bidco or the Subsidiaries or any of their respective securities) (each, a “Public Lender”). Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to Holdings, Bidco or the Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 9.18    Release of Liens and Guarantees.

(a)    The Lenders and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released or terminated, as applicable: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Holdings Guarantee Agreement, the Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as provided in Section 8.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vii) pursuant to the terms of any applicable Intercreditor Agreement, (viii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (ix) any property upon such property becoming Excluded Property. Any such release (other than pursuant to clause (i) above) shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b)    In addition, the Lenders and the other Secured Parties hereby irrevocably agree that a Subsidiary Loan Party shall be automatically released from its Guarantee (and, if such Guarantor is also a Borrower, from its obligations under this Agreement) upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary Loan Party or otherwise becoming an Excluded Subsidiary (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry). In addition, the Lenders and the other Secured Parties hereby irrevocably agree that a Loan Party shall be automatically released from its Guarantee upon the release of the guarantee by such Loan Party of: (i) the Indebtedness under the First Lien Credit Agreement or (ii) the other Indebtedness that resulted in such Loan Party’s obligation to provide a Guarantee of the Obligations; provided, that any such released Guarantee of a Loan Party shall be reinstated and such Loan Party shall comply with Section 5.10(d) if such Loan Party is required to subsequently guarantee the Indebtedness under the First Lien Credit Agreement or such other Indebtedness.

(c)    The Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18 and to return to Holdings or the Borrower Representative all possessory collateral (including share certificates (if any)) held by it in respect of any

Collateral so released, all without the further consent or joinder of any Lender or any other Secured Party. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower Representative and at the Borrowers’ expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower Representative containing such certifications as the Administrative Agent shall reasonably request and any such release should be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d)    Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, all Liens granted to the Collateral Agent by the Loan Parties on any Collateral and all obligations of the Borrowers and the other Loan Parties under any Loan Documents (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof) shall, in each case, be automatically released and, upon request of the Borrower Representative, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to evidence the release its security interest in all Collateral (including returning to Holdings or the Borrower Representative all possessory collateral (including all share certificates (if any)) held by it in respect of any Collateral), and to evidence the release of all obligations under any Loan Document (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof), whether or not on the date of such release there may be any contingent indemnification obligations or expense reimburse claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower Representative containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. Each Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

Section 9.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from a Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other person who may be entitled thereto under applicable law).

Section 9.20    USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower Representative that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.21    Affiliate Lenders.

(a)    Each Lender who is an Affiliate of the Borrower, excluding Holdings, Bidco and their respective Subsidiaries (each, an “Affiliate Lender”; it being understood that (x) neither Holdings, Bidco nor any of their Subsidiaries may be Affiliate Lenders and (y) Affiliate Lenders may be Lenders hereunder in accordance with Section 9.04, subject in the case of Affiliate Lenders, to this Section 9.21), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action (1) described in clauses (i), (ii), (iii) or (iv) of the first proviso of Section 9.08(b) or (2) that adversely affects such Affiliate Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders. Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b)    Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (1) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower Representative are not then present, (2) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower Representative or its representatives, (3) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents, or (4) purchase any Term Loan if, immediately after giving effect to such purchase, Affiliate Lenders in the aggregate would own Term Loans with an aggregate principal amount in excess of 25% of the aggregate principal amount of all Term Loans then outstanding. It shall be a condition precedent to each assignment to an Affiliate Lender that such Affiliate Lender shall have (x) represented to the assigning Lender in the applicable Assignment and Acceptance, and notified the Administrative Agent, that it is (or will be, following the consummation of such assignment) an Affiliate Lender and that the aggregate amount of Term Loans held by it giving effect to such assignments shall not exceed the amount permitted by clause (4) of the preceding sentence and (y) represented in the applicable Assignment and Acceptance that it is not in possession of material non-public information (within the meaning of United States federal and state securities laws) with respect to Holdings, Bidco, the Subsidiaries or their respective securities (or, if Holdings is not at the time a public reporting company, material information of a type that would not be reasonably expected to be publicly available if Holdings were a public reporting company) that (A) has not been disclosed to the assigning Lender or the Lenders generally (other than because any such Lender does not wish to receive material non-public information with respect to Holdings, Bidco or the Subsidiaries) and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, the assigning Lender’s decision make such assignment.

Section 9.22    Agency of the Borrower Representative for the Loan Parties. Each of the other Loan Parties hereby appoints the Borrower Representative as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and consents hereunder or thereunder, the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto, and taking all other actions (including in respect of compliance with covenants and certifications) on behalf of any Loan Party hereunder or thereunder. The Borrower Representative hereby accepts such appointment. Each Loan Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party. Each Loan Party hereby relieves the Borrower Representative from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible for such Loan Party.

Section 9.23    [Reserved].

Section 9.24    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.25    German Real Estate Security. Notwithstanding any other provisions of this Agreement or any Loan Document to the contrary, each of the parties to this Agreement, and each Secured Party by its acceptance of the benefits hereof, hereby agrees and acknowledges that each Secured Party which is a non-German resident and is not a Secured Party which has its applicable lending office in Germany or is entitled to a complete exemption from German income taxes pursuant to the “interest” (or any other) article of a tax treaty between Germany and the country of residence or organization of such Secured Party shall not at any time take the benefit, directly or indirectly, of any security interest in any real estate located in Germany over which a security interest is granted to any Collateral Agent for the benefit of the Secured Parties (or any of them) or in any proceeds of enforcement in respect thereof (the “German Real Estate Security”), in respect of its participation in the Obligations.

Section 9.26    Parallel Debt.

(a)    For the purpose of this Section 9.26, “Corresponding Obligations” means each Loan Party’s Obligations other than the Parallel Debt.

(b)    Each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent, acting on its own behalf and not as agent for any person, an amount equal to the Corresponding Obligations (such payment undertakings by each Loan Party to the Collateral Agent, hereinafter referred to as the “Parallel Debt”).

(c)    The Parallel Debt will become due and payable in the currency or currencies of the Corresponding Obligations as and when one or more of the Corresponding Obligations become due and payable.

(d)    Each of the parties to this Agreement hereby acknowledges that: (i) the Parallel Debt constitutes an undertaking, obligation and liability of each Loan Party to the Collateral Agent which is transferable and separate and independent from, and without prejudice to, the Corresponding Obligations; (ii) the Parallel Debt represents the Collateral Agent’s own separate and independent claim to receive payment of the Parallel Debt from each Loan Party and (iii) the Liens granted under the Loan Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held in trust, it being understood, that the amount which may become payable by each Loan Party under or pursuant to the Parallel Debt from time to time shall never exceed the aggregate amount which is payable under the relevant Corresponding Obligations from time to time.

(e)    For the purpose of this Section 9.26 the Collateral Agent acts in its own name and on behalf of itself (for the benefit of the Secured Parties and each subsequent maker of any Loan by its making thereof) and not as agent or representative of any of the Secured Parties and each subsequent maker of any Loan by its making thereof.

(f)    To the extent the Collateral Agent irrevocably receives any amount in payment of the Parallel Debt (the “Received Amount”), the Corresponding Obligations shall be reduced by an aggregate amount (the “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Corresponding Obligations. For the avoidance of doubt, to the extent the Collateral Agent irrevocably receives any amount in payment of the Corresponding Obligations, the Parallel Debt shall be reduced accordingly as if such payment was received as a payment of the Parallel Debt. All amounts received or recovered by the Collateral Agent from or by the enforcement of any security interest granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.

Without limiting or affecting the Collateral Agent’s rights against the Loan Parties (whether under this Section 9.26 or under any other provisions of the Loan Documents) each Loan Party acknowledges that (i) nothing in this Section 9.26 shall impose any obligation on the Collateral Agent to advance any sum to any Loan Party or otherwise under any Loan Document, except in its capacity as Lender and (ii) for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

Section 9.27    No Advisory or Fiduciary Responsibility.

(a)    In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Holdings and its Subsidiaries, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising any Borrower or any of its Affiliates on other matters) and none of the Agents, the Arrangers or the Lenders has any obligation to any Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrowers and their Affiliates, and none of the Agents, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

(b)    Each Loan Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrowers, Holdings, any Co-Investor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender, Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, Arranger, Holdings, any Borrower, any Co-Investor or any Affiliate of the foregoing. Each Lender, Arranger and any Affiliate thereof may accept fees and other consideration from Holdings, any Borrower, any

Co-Investor or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, Arranger, Holdings, any Borrower, any Co-Investor or any Affiliate of the foregoing. Some or all of the Lenders and Arrangers may have directly or indirectly acquired certain equity interests (including warrants) in Holdings, any Borrower, a Co-Investor or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to Holdings, any Borrower, a Co-Investor or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its Affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, Arranger or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, Arranger or any Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by Holdings, any Borrower, a Co-Investor or an Affiliate thereof.

Section 9.28    Co-Borrower Obligations.

(a)    Joint and Several Liability. In consideration of the establishment of the Commitments and the making of the Loans hereunder, and of the benefits to Holdings, Bidco and the Co-Borrowers that are anticipated to result therefrom, each of the Co-Borrowers agrees that, notwithstanding any other provision contained herein or in any other Loan Document, the Co-Borrowers will be co-borrowers hereunder and shall be fully liable for all of the Loan Obligations, both severally and jointly, regardless of which Co-Borrower actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which any Co-Borrower, the Administrative Agent or the Lenders account therefor in their respective books and records. Accordingly, each of the Co-Borrowers irrevocably agrees with each Lender and the Administrative Agent and their respective successors and assigns that they will make prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the Secured Obligations, strictly in accordance with the terms thereof. Each of the Co-Borrowers hereby further agrees that if any Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Loan Obligations, then they will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Secured Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b)    Obligations Unconditional. The obligations of each Co-Borrower under paragraph (a) above are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any other Loan Party under this Agreement or any other Loan Document, or any substitution, release or exchange of any other guarantee of or security for any of the Secured Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.28 that the joint and several obligations of the Co-Borrowers hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the joint and several liability of the Co-Borrowers hereunder:

(i)    at any time or from time to time, without notice to any Co-Borrower, the time for any performance of or compliance with any of the Loan Obligations shall be extended, or such performance or compliance shall be waived;

(ii)    any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted; or

(iii)    the maturity of any of the Loan Obligations shall be accelerated or delayed, or any of the Loan Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Loan Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

(c)    Certain Waivers. Each of the Co-Borrowers hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against it under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Loan Obligations.

(d)    Reinstatement. The obligations of the Co-Borrowers under this Section 9.28 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Co-Borrower in respect of the Loan Obligations is rescinded or must be otherwise restored by any holder of any of the Loan Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

(e)    Continuing Obligations. Each of the agreements of each Co-Borrower in this Section 9.28 is a continuing agreement and undertaking, and shall apply to all Loan Obligations whenever arising.

(f)    Notices, Elections, Approvals, etc. Notwithstanding anything to the contrary set forth in this Agreement or other Loan Documents, each Co-Borrower hereby agrees that any and all notices, elections, approvals or similar actions under the Loan Documents may be taken by the other Co-Borrower on behalf of itself and/or the other Co-Borrower.

Section 9.29    Original Credit Agreement; Effectiveness of Amendment and Restatement. On and after the 2018 Amendment Effective Date, all obligations of the Loan Parties under the Original Credit Agreement shall become obligations of the Loan Parties hereunder and the provisions of the Original Credit Agreement shall be superseded by the provisions hereof except for provisions under the Original Credit Agreement that expressly survive the termination thereof. The parties hereto acknowledge and agree that (a) the amendment and restatement of the Original Credit Agreement pursuant to this Agreement and all other Loan Documents executed and delivered in connection herewith shall not constitute a novation of the Original Credit Agreement and the other Loan Documents as in effect prior to the 2018 Amendment Effective Date and (b) all references in the other Loan Documents to the Original Credit Agreement shall be deemed to refer without further amendment to this Agreement.

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